As filed with the Securities and Exchange Commission on August 20, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

BioMed Realty, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1320636
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
17190 Bernardo Center Drive
San Diego, California 92128
(858) 485-9840
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Common Units of Partnership Interest
(Title of Class)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

i

Item 1. Business.
General
          BioMed Realty, L.P., a Maryland limited partnership of which BioMed Realty Trust, Inc. is the parent company and general partner, is the entity through which BioMed Realty Trust, Inc. conducts its business and holds substantially all of its assets. Unless otherwise indicated or unless the context requires otherwise, all references in this registration statement to “we,” “us,” “our” or “the operating partnership” refer to BioMed Realty, L.P. together with its consolidated subsidiaries. We refer to BioMed Realty Trust, Inc. as our “general partner.” We refer to our general partner together with its consolidated subsidiaries (including us) as “our company.”
          Our general partner operates as a real estate investment trust, or REIT, for federal income tax purposes. We are focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
          We were organized in the state of Maryland on April 30, 2004. Our general partner was incorporated in Maryland on April 30, 2004 and commenced operations on August 11, 2004, after completing its initial public offering. At June 30, 2010, our portfolio consisted of 73 properties, representing 120 buildings with an aggregate of approximately 11.0 million rentable square feet.
          Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. Our company operates as a fully integrated, self-administered and self-managed REIT, providing property management, leasing, development and administrative services to our properties. As of June 30, 2010, our company had 139 employees.
Recent Developments
          On July 15, 2010, we acquired a property located at 4775 and 4785 Executive Drive in San Diego, California for approximately $27.2 million, including a laboratory/office building currently under construction totaling approximately 57,000 square feet and an undeveloped land parcel with permits in place for a second building totaling approximately 102,000 square feet.
          On July 20, 2010, we acquired a property located at 3500 Paramount Parkway in Morrisville, North Carolina for approximately $17.5 million, comprising a fully-leased laboratory/office building totaling approximately 61,600 square feet.
Growth Strategy
          Our success and future growth potential are based upon the specialized real estate opportunities within the life science industry. Our growth strategy is designed to meet the sizable demand and specialized requirements of life science tenants by leveraging the knowledge and expertise of a management team focused on serving this large and growing industry.
          Our internal growth strategy includes:
•	negotiating leases with contractual rental rate increases in order to provide predictable and consistent earnings growth,

•	creating strong relationships with our tenants to enable us to identify and capitalize on opportunities to renew or extend existing leases or to provide expansion space,

•	redeveloping currently owned non-laboratory space into higher yielding laboratory facilities, and

•	developing new laboratory and office space on land we have acquired for development.

          Our external growth strategy includes:
•	acquiring well-located properties leased to high-quality life science tenants with attractive in-place yields and long-term growth potential,

•	investing in properties with leasing opportunities, capitalizing on our industry relationships to enter into new leases, and

•	investing in redevelopment and development projects, capitalizing on our development platform that we believe will serve as an additional catalyst for future growth.
Target Markets
          Our target markets — Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York/New Jersey and research parks near or adjacent to universities — have emerged as the primary hubs for research, development and production in the life science industry. Each of these markets benefits from the presence of mature life science companies, which provide scale and stability to the market, as well as academic and university environments and government entities to contribute innovation, research, personnel and capital to the private sector. In addition, the clustered research environments within these target markets typically provide a high quality of life for the research professionals and a fertile ground for new life science ideas and ventures.
Positive Life Science Industry Trends
          We expect continued long-term growth in the life science industry due to several factors:
•	the aging of the U.S. population resulting from the transition of baby boomers to senior citizens, which has increased the demand for new drugs and health care treatment alternatives to extend, improve and enhance their quality of life,

•	the high level of research and development expenditures, as represented by a Pharmaceutical Research and Manufacturers of America (PhRMA) survey indicating that research and development spending by U.S. pharmaceutical research and biotechnology companies climbed to a record $65.3 billion in 2009, and

•	escalating health care costs, which drive the demand for better drugs, less expensive treatments and more services in an attempt to manage such costs.
          We are uniquely positioned to benefit from these favorable long-term dynamics through the demand for space for research, development and production by our life science industry tenants.
Experienced Management
          We have created and continue to develop a premier life science real estate-oriented management team, dedicated to maximizing current and long-term returns for our stockholders. Our executive officers have acquired, developed, financed, owned, leased or managed in excess of $4.6 billion in life science real estate. Through this experience, our management team has established extensive industry relationships among life science tenants, property owners and real estate brokers. In addition, our general partner’s experienced independent board members provide management with a broad range of knowledge in real estate, the sciences, life science company operations, and large public company finance and management.

Regulation
          General
          Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that we have the necessary permits and approvals to operate each of our properties.
          Americans with Disabilities Act
          Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. The tenants are generally responsible for any additional amounts required to conform their construction projects to the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.
          Environmental Matters
          Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remediate releases or threats of releases of hazardous or toxic substances or petroleum products at such property, and may be held liable for property damage, personal injury damages and investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment in that property.
          Federal asbestos regulations and certain state laws and regulations require building owners and those exercising control over a building’s management to identify and warn, via signs, labels or other notices, of potential hazards posed by the actual or potential presence of asbestos-containing materials, or ACMs, in their building. The regulations also set forth employee training, record-keeping and due diligence requirements pertaining to ACMs and potential ACMs. Significant fines can be assessed for violating these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs as a result of these regulations. The regulations may affect the value of a building containing ACMs and potential ACMs in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of ACMs and potential ACMs and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACMs and potential ACMs. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to governmental regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties, and our ability to make distributions to our unitholders.”
          Federal, state and local environmental laws and regulations also require removing or upgrading certain underground storage tanks and regulate the discharge of storm water, wastewater and other pollutants; the emission of air pollutants; the generation, management and disposal of hazardous or toxic chemicals, substances or wastes; and workplace health and safety. Life science industry tenants, including certain of our tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals, biological and radioactive compounds. Although we believe that the tenants’ activities involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result, and any such liability could exceed our resources and our environmental remediation insurance coverage. Licensing requirements governing use of radioactive materials by tenants may also restrict the use of or ability to transfer space in buildings we own. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to our unitholders.”
          In addition, our leases generally provide that (1) the tenant is responsible for all environmental liabilities relating to the tenant’s operations, (2) we are indemnified for such liabilities and (3) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant’s operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities (or other injured parties) for such violation and could be required to correct the violation and pay related fines. In certain situations, we have agreed to indemnify tenants for conditions preceding their lease term, or that do not result from their operations.
          Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicate possible contamination or where our consultants recommend such procedures.
          While we may purchase our properties on an “as is” basis, most of our purchase contracts contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property. We receive environmental reports on all prospective properties.
          We believe that our properties comply in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.
Insurance
          We carry comprehensive general liability, fire and extended coverage, terrorism and loss of rental income insurance covering all of our properties under a blanket portfolio policy, with the exception of property insurance on our McKellar Court and Science Center Drive properties in San Diego and 9911 Belward Campus Drive and Shady Grove Road properties in Maryland, which is carried directly by the tenants in accordance with the terms of their respective leases, and builders’ risk policies for any projects under construction. In addition, we carry workers’ compensation coverage for injury to our employees. We believe the policy specifications and insured limits are adequate given the relative risk of loss, cost of the coverage and standard industry practice. We also carry environmental remediation insurance for our properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances, as well as third-party bodily injury and property damage claims related to the release of hazardous substances. We intend to carry similar insurance with respect to future acquisitions as appropriate. A substantial portion of our properties are located in areas subject to earthquake loss, such as San Diego and San Francisco, California and Seattle, Washington. Although we presently carry earthquake insurance on our properties, the amount of earthquake insurance coverage we carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of the premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. See “Risk Factors — Risks Related to the Real Estate Industry — Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our unitholders.”

Competition
          Our company faces competition from various entities for investment opportunities in properties for life science tenants, including other REITs, such as health care REITs and suburban office property REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Because properties designed for life science tenants typically contain improvements that are specific to tenants operating in the life science industry, we believe that we will be able to maximize returns on investments as a result of:
•	our expertise in understanding the real estate needs of life science industry tenants,

•	our ability to identify, acquire and develop properties with generic laboratory infrastructure that appeal to a wide range of life science industry tenants, and

•	our expertise in identifying and evaluating life science industry tenants.
          However, some of our competitors have greater financial resources than we do and may be able to accept more risks, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. These concessions could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. Additionally, our ability to compete depends upon, among other factors, trends of the national and local economies, investment alternatives, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.
Foreign Operations
          We do not engage in any foreign operations or derive any revenue from foreign sources.
Offices
          Our principal offices are located at 17190 Bernardo Center Drive, San Diego, California 92128. Our telephone number at that location is (858) 485-9840.
Reports to Security Holders
          BioMed Realty Trust, Inc. is required to send an annual report to its securityholders and to our unitholders.
How to Obtain Our SEC Filings
          All reports we will file with the Securities and Exchange Commission, or the SEC, will be available free of charge via EDGAR through the SEC’s website at http://www.sec.gov. In addition, the public may read and copy materials we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. We make available through our company’s website at www.biomedrealty.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on, or otherwise accessible through, our company’s website is not incorporated by reference into, nor does it form a part of, this registration statement, or any other documents that we file with the SEC.

Item 1A. Risk Factors.
          Set forth below are the risks that we believe are material to our unitholders. You should carefully consider the risks described below in evaluating the operating partnership, our properties and our business. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our unitholders and cause them to lose all or a part of their investment. Some statements in this registration statement, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”
Risks Related to Our Properties, Our Business and Our Growth Strategy
          Because we lease our properties to a limited number of tenants, and to the extent we depend on a limited number of tenants in the future, the inability of any single tenant to make its lease payments could adversely affect our business and our ability to make distributions to our unitholders.
          As of June 30, 2010, we had 123 tenants in 73 total properties. Two of our tenants, Human Genome Sciences and Vertex Pharmaceuticals, represented 13.7% and 9.3%, respectively, of our annualized base rent as of June 30, 2010, and 10.9% and 8.1%, respectively, of our total leased rentable square footage. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If a tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.
          In addition, certain of our life science tenants are development stage companies, which have a history of recurring losses from operations as they have devoted substantially all of their efforts to developing and completing clinical trials for various drug candidates. The development and approval process for these drug candidates is uncertain and lengthy, and often requires significant external access to capital. The sources of this capital have historically included the capital markets; funding through private and public agencies; and partnering, licensing and other arrangements with larger pharmaceutical, healthcare and biotechnology companies. The current economic environment has significantly impacted the ability of these companies to access the capital markets, including both equity financing through public offerings and debt financing. The pace of venture capital funding has also declined from previous levels, further restricting access to capital for these companies. In addition, state and federal government budgets have been negatively impacted by the current economic environment and, as a result certain programs, including grants related to biotechnology research and development, may be at risk of being eliminated or cut back significantly. Furthermore, partnering opportunities with more established companies, as well as governmental agency and university grants, have become more limited in the current economic environment. If funding sources for these companies remain significantly constrained, these companies may be forced to curtail or suspend their operations, and may default on their obligations to third parties, including their obligations to pay rent or pay for tenant improvements relating to space they lease.
          Our revenue and cash flow, and consequently our ability to satisfy our debt service obligations and make distributions to our unitholders, could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, suffer a downturn in their business, curtail or suspend their operations, or fail to renew their leases at all or renew on terms less favorable to us than their current terms.
          Tenants in the life science industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to pay us rent and consequently adversely affect our business.
          Life science entities comprise the vast majority of our tenant base. Because of our dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business, and thus our ability to make distributions to our unitholders, than if our business strategy included a more diverse tenant base. Life science industry tenants, particularly those involved in developing and marketing drugs and drug delivery technologies, fail from time to time as a result of various factors. Many of these factors are particular to the life science industry. For example:

•	As discussed above, our tenants require significant outlays of funds for the research and development and clinical testing of their products and technologies. If private investors, the government, public markets or other sources of funding are unavailable to support such development, a tenant’s business may fail.

•	The research and development, clinical testing, manufacture and marketing of some of our tenants’ products require federal, state and foreign regulatory approvals. The approval process is typically long, expensive and uncertain. Even if our tenants have sufficient funds to seek approvals, one or all of their products may fail to obtain the required regulatory approvals on a timely basis or at all. Furthermore, our tenants may only have a small number of products under development. If one product fails to receive the required approvals at any stage of development, it could significantly adversely affect our tenant’s entire business and its ability to pay rent.

•	Our tenants with marketable products may be adversely affected by health care reform efforts and the reimbursement policies of government or private health care payers.

•	Our tenants may be unable to adequately protect their intellectual property under patent, copyright or trade secret laws. Failure to do so could jeopardize their ability to profit from their efforts and to protect their products from competition.

•	Collaborative relationships with other life science entities may be crucial to the development, manufacturing, distribution or marketing of our tenants’ products. If these other entities fail to fulfill their obligations under these collaborative arrangements, our tenants’ businesses will suffer.
          In the United States, at both the federal and state levels, the government regularly considers legislation to reform health care and its cost, and such proposals have received increasing political attention. Congress has passed legislation to reform the U.S. health care system by expanding health insurance coverage, reducing health care costs and making other changes. While health care reform may increase the number of patients who have insurance coverage for many of our tenants’ marketable products, it may also include government intervention in product pricing and other changes that adversely affect reimbursement for those products. Sales of many of our tenants’ marketable products are dependent, in large part, on the availability and extent of reimbursement from government health administration authorities, private health insurers and other organizations. Changes in government regulations, price controls or third-party payors’ reimbursement policies may reduce reimbursement for our tenants’ marketable products and adversely impact our tenants’ businesses.
          We cannot assure you that our tenants in the life science industry will be successful in their businesses. If our tenants’ businesses are adversely affected, they may have difficulty paying us rent or paying for tenant improvements relating to space they lease.
          The bankruptcy of a tenant may adversely affect the income produced by and the value of our properties.
          The bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. The bankruptcy court also might authorize the tenant to reject and terminate its lease with us, which would generally result in any unpaid, pre-bankruptcy rent being treated as an unsecured claim. An unsecured claim may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. In addition, our claim against the tenant for unpaid, future rent would be subject to a statutory cap equal to the greater of (1) one year of rent or (2) 15% of the remaining rent on the lease (not to exceed three years of rent). This cap might be substantially less than the remaining rent actually owed under the lease. Additionally, a bankruptcy court may require us to turn over to the estate all or a portion of any deposits, amounts in escrow, or prepaid rents. Our claim for unpaid, pre-bankruptcy rent, our lease termination damages and claims relating to damages for which we hold deposits or other amounts that we were forced to repay would likely not be paid in full.

          We may be unable to acquire, develop or operate new properties successfully, which could harm our financial condition and ability to make distributions to our unitholders.
          We continue to evaluate the market for available properties and may acquire office, laboratory and other properties when opportunities exist. We also may develop or substantially renovate office and other properties. Acquisition, development and renovation activities are subject to significant risks, including:
•	we may be unable to obtain financing on favorable terms (or at all), including continued access to our unsecured line of credit,

•	changing market conditions, including competition from others, may diminish our opportunities for acquiring a desired property on favorable terms or at all. Even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction,

•	we may spend more time or money than we budget to improve or renovate acquired properties or to develop new properties,

•	we may be unable to quickly and efficiently integrate new properties, particularly if we acquire portfolios of properties, into our existing operations,

•	we may fail to obtain the financial results expected from the properties we acquire or develop, making them unprofitable or less profitable than we had expected,

•	market and economic conditions may result in higher than expected vacancy rates and lower than expected rental rates,

•	we may fail to retain tenants that have pre-leased our properties under development if we do not complete the construction of these properties in a timely manner or to the tenants’ specifications,

•	we have a limited history in conducting ground-up construction activities,

•	if we develop properties, we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations,

•	acquired and developed properties may have defects we do not discover through our inspection processes, including latent defects that may not reveal themselves until many years after we put a property in service, and

•	we may acquire land, properties or entities owning properties, which are subject to liabilities and for which, in the case of unknown liabilities, we may have limited or no recourse.
          The realization of any of the above risks could significantly and adversely affect our financial condition, results of operations, cash flow, per share trading price of our securities, ability to satisfy our debt service obligations and our ability to pay distributions to our unitholders.
          Because particular upgrades are required for life science tenants, improvements to our properties involve greater expenditures than traditional office space, which costs may not be covered by the rents our tenants pay.
          The improvements generally required for our properties’ infrastructure are more costly than for other property types. Typical infrastructural improvements include the following:
•	reinforced concrete floors,

•	upgraded roof structures for greater load capacity,

•	increased floor-to-ceiling clear heights,

•	heavy-duty HVAC systems,

•	enhanced environmental control technology,

•	significantly upgraded electrical, gas and plumbing infrastructure, and

•	laboratory benchwork.

          Our tenants generally pay higher rent on our properties than tenants in traditional office space. However, we cannot assure you that our tenants will continue to do so in the future or that the rents paid will cover the additional costs of upgrading the properties.
          Because of the unique and specific improvements required for our life science tenants, we may be required to incur substantial renovation costs to make our properties suitable for other life science tenants or other office tenants, which could adversely affect our operating performance.
          We acquire or develop properties that include laboratory space and other features that we believe are generally desirable for life science industry tenants. However, different life science industry tenants may require different features in their properties, depending on each tenant’s particular focus within the life science industry. If a current tenant is unable to pay rent and vacates a property, we may incur substantial expenditures to modify the property before we are able to re-lease the space to another life science industry tenant. This could hurt our operating performance and the value of your investment. Also, if the property needs to be renovated to accommodate multiple tenants, we may incur substantial expenditures before we are able to re-lease the space.
          Additionally, our properties may not be suitable for lease to traditional office tenants without significant expenditures or renovations. Accordingly, any downturn in the life science industry may have a substantial negative impact on our properties’ values.
          Our success depends on key personnel with extensive experience dealing with the real estate needs of life science tenants, and the loss of these key personnel could threaten our ability to operate our business successfully.
          Our future success depends, to a significant extent, on the continued services of our company’s management team. In particular, we depend on the efforts of Alan D. Gold, our company’s Chief Executive Officer and Chairman, R. Kent Griffin, Jr., our company’s President and Chief Operating Officer, Greg N. Lubushkin, our company’s Chief Financial Officer, Gary A. Kreitzer, our company’s Executive Vice President and General Counsel, and Matthew G. McDevitt, our company’s Executive Vice President, Real Estate. Among the reasons that Messrs. Gold, Griffin, Lubushkin, Kreitzer and McDevitt are important to our success are that they have extensive real estate and finance experience, and strong reputations within the life science industry. Our company’s management team has developed informal relationships through past business dealings with numerous members of the scientific community, life science investors, current and prospective life science industry tenants, and real estate brokers. We expect that their reputations will continue to attract business and investment opportunities before the active marketing of properties and will assist us in negotiations with lenders, existing and potential tenants, and industry personnel. If we lost their services, our relationships with such lenders, existing and prospective tenants, and industry personnel could suffer. Our company has entered into employment agreements with each of Messrs. Gold, Griffin, Kreitzer and McDevitt, but we cannot guarantee that they will not terminate their employment prior to the end of the term.
          We face risks associated with property acquisitions.
          In addition to the 13 properties we acquired in connection with our initial public offering in August 2004, as of June 30, 2010, we had acquired or had acquired an interest in an additional 60 properties (net of property dispositions). We continue to evaluate the market of available properties and may acquire properties when strategic opportunities exist. We may not be able to quickly and efficiently integrate any properties that we acquire into our organization and manage and lease the new properties in a way that allows us to realize the financial returns that we expect. In addition, we may incur unanticipated costs to make necessary improvements or renovations to acquired properties. Furthermore, our efforts to integrate new property acquisitions may divert management’s attention away from or cause disruptions to the operations at our existing properties. If we fail to successfully operate new acquisitions or integrate them into our portfolio, or if newly acquired properties fail to perform as we expect, our results of operations, financial condition and ability to service our debt obligations or to pay distributions could suffer.

          The geographic concentration of our properties in Boston, Maryland and California makes our business particularly vulnerable to adverse conditions affecting these markets.
          Eighteen of our properties are located in the Boston area. As of June 30, 2010, these properties represented 38.8% of our annualized base rent and 27.3% of our total leased square footage. Eight of our properties are located in Maryland. As of June 30, 2010, these properties represented 17.4% of our annualized base rent and 17.8% of our total leased square footage. In addition, 28 of our properties are located in California, with 17 in San Diego and eleven in San Francisco. As of June 30, 2010, these properties represented 22.7% of our annualized base rent and 29.5% of our total leased square footage. Because of this concentration in three geographic regions, we are particularly vulnerable to adverse conditions affecting Boston, Maryland and California, including general economic conditions, increased competition, a downturn in the local life science industry, real estate conditions, terrorist attacks, earthquakes and wildfires and other natural disasters occurring in these regions. In addition, we cannot assure you that these markets will continue to grow or remain favorable to the life science industry. The performance of the life science industry and the economy in general in these geographic markets may affect occupancy, market rental rates and expenses, and thus may affect our performance and the value of our properties. We are also subject to greater risk of loss from earthquakes or wildfires because of our properties’ concentration in California. The close proximity of our eleven properties in San Francisco to a fault line makes them more vulnerable to earthquakes than properties in many other parts of the country. Likewise, the wildfires occurring in the San Diego area, most recently in 2003 and in 2007, may make the 16 properties we own in the San Diego area more vulnerable to fire damage or destruction than properties in many other parts of the country.
          Our tax indemnification and debt maintenance obligations require us to make payments if we sell certain properties or repay certain debt, which could limit our operating flexibility.
          In our formation transactions, certain of our company’s executive officers, Messrs. Gold, Kreitzer and McDevitt, and certain other individuals contributed six properties to us. If we were to dispose of these contributed assets in a taxable transaction, Messrs. Gold, Kreitzer and McDevitt and the other contributors of those assets would suffer adverse tax consequences. In connection with these contribution transactions, we agreed to indemnify those contributors against such adverse tax consequences for a period of ten years. This indemnification will help those contributors to preserve their tax positions after their contributions. The tax indemnification provisions were not negotiated in an arm’s length transaction but were determined by our management team. We have also agreed to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, that the contributors can guarantee in order to defer any taxable gain they may incur if we repay existing debt. These tax indemnification and debt maintenance obligations may affect the way in which we conduct our business. During the indemnification period, these obligations may impact the timing and circumstances under which we sell the contributed properties or interests in entities holding the properties. For example, these tax indemnification payments could effectively reduce or eliminate any gain we might otherwise realize upon the sale or other disposition of the related properties. Accordingly, even if market conditions might otherwise dictate that it would be desirable to dispose of these properties, the existence of the tax indemnification obligations could result in a decision to retain the properties in our portfolio to avoid having to pay the tax indemnity payments. The existence of the debt maintenance obligations could require us to maintain debt at a higher level than we might otherwise choose. Higher debt levels could adversely affect our ability to make distributions to our unitholders.
          While we may seek to enter into tax-efficient joint ventures with third-party investors, we currently have no intention of disposing of these properties or interests in entities holding the properties in transactions that would trigger our tax indemnification obligations. The involuntary condemnation of one or more of these properties during the indemnification period could, however, trigger the tax indemnification obligations described above. The tax indemnity would equal the amount of the federal and state income tax liability the contributor would incur with respect to the gain allocated to the contributor. The calculation of the indemnity payment would not be reduced due to the time value of money or the time remaining within the indemnification period. The terms of the contribution agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. Messrs. Gold, Kreitzer and McDevitt are potential recipients of these indemnification payments. Because of these potential payments, their personal interests may diverge from those of our unitholders.

          Future acts of terrorism or war or the risk of war may have a negative impact on our business.
          The continued threat of terrorism and the potential for military action and heightened security measures in response to this threat may cause significant disruption to commerce. There can be no assurance that the armed hostilities will not escalate or that these terrorist attacks, or the United States’ responses to them, will not lead to further acts of terrorism and civil disturbances, which may further contribute to economic instability. Any armed conflict, civil unrest or additional terrorist activities, and the attendant political instability and societal disruption, may adversely affect our results of operations, financial condition and future growth.
          Risks Related to the Real Estate Industry
          Our performance and value are subject to risks associated with the ownership and operation of real estate assets and with factors affecting the real estate industry.
          Our ability to make distributions to our unitholders depends on our ability to generate revenues in excess of expenses, our scheduled principal payments on debt and our capital expenditure requirements. Events and conditions that are beyond our control may decrease our cash available for distribution and payment with respect to our debt obligations and the value of our properties. These events include:
•	local oversupply, increased competition or reduced demand for life science office and laboratory space,

•	inability to collect rent from tenants,

•	vacancies or our inability to rent space on favorable terms,

•	increased operating costs, including insurance premiums, utilities and real estate taxes,

•	the ongoing need for capital improvements, particularly in older structures,

•	unanticipated delays in the completion of our development or redevelopment projects,

•	costs of complying with changes in governmental regulations, including usage, zoning, environmental and tax laws,

•	the relative illiquidity of real estate investments,

•	changing submarket demographics, and

•	civil unrest, acts of war and natural disasters, including earthquakes, floods and fires, which may result in uninsured and underinsured losses.
          In addition, we could experience a general decline in rents or an increased incidence of defaults under existing leases if any of the following occur:
•	the continuation or worsening of the current economic environment,

•	future periods of economic slowdown or recession,

•	rising interest rates,

•	declining demand for real estate, or

•	the public perception that any of these events may occur.

          Any of these events could adversely affect our financial condition, results of operations, cash flow, value of our operating partnership units, ability to satisfy our debt service obligations and ability to pay distributions to our unitholders.
          Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and could harm our financial condition and ability to make distributions.
          Equity real estate investments are relatively illiquid and therefore will tend to limit our ability to vary our portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple-net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, our income and funds available for distribution could be adversely affected. If any of the parking leases or licenses associated with our Cambridge portfolio were to expire, or if we were unable to assign these leases to a buyer, it would be more difficult for us to sell these properties and would adversely affect our ability to retain current tenants or attract new tenants at these properties. In addition, as a REIT, our general partner may be subject to a 100% tax on net income derived from the sale of property considered to be held primarily for sale to customers in the ordinary course of our business. We may seek to avoid this tax by complying with certain safe harbor rules that generally limit the number of properties we may sell in a given year, the aggregate expenditures made on such properties prior to their disposition, and how long we retain such properties before disposing of them. However, we can provide no assurance that we will always be able to comply with these safe harbors. If compliance is possible, the safe harbor rules may restrict our ability to sell assets in the future and achieve liquidity that may be necessary to fund distributions.
          We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business and our ability to make distributions to our unitholders.
          If we cannot renew leases, we may be unable to re-lease our properties at rates equal to or above the current rate. Even if we can renew leases, tenants may be able to negotiate lower rates as a result of market conditions. Market conditions may also hinder our ability to lease vacant space in newly developed or redeveloped properties. In addition, we may enter into or acquire leases for properties that are specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease them to other tenants if the initial leases terminate. Any of these factors could adversely impact our financial condition, results of operations, cash flow, value of our operating partnership units, our ability to satisfy our debt service obligations and our ability to pay distributions to our unitholders.
          Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.
          Our company faces competition from various entities for investment opportunities in properties for life science tenants, including other REITs, such as health care REITs and suburban office property REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. This could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. As a result, our financial condition, results of operations, cash flow, value of our operating partnership units, ability to satisfy our debt service obligations and ability to pay distributions to our unitholders may be adversely affected.

          Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our unitholders.
          We carry comprehensive general liability, fire and extended coverage, terrorism and loss of rental income insurance covering all of our properties under a blanket portfolio policy, with the exception of property insurance on our McKellar Court, Science Center Drive, 9911 Belward Campus Drive and Shady Grove Road locations, which is carried directly by the tenants in accordance with the terms of their respective leases, and builders’ risk policies for any projects under construction. In addition, we carry workers’ compensation coverage for injury to our employees. We believe the policy specifications and insured limits are adequate given the relative risk of loss, cost of the coverage and standard industry practice. We also carry environmental remediation insurance for our properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances, as well as third-party bodily injury and property damage claims related to the release of hazardous substances. We intend to carry similar insurance with respect to future acquisitions as appropriate. A substantial portion of our properties are located in areas subject to earthquake loss, such as San Diego and San Francisco, California and Seattle, Washington. Although we presently carry earthquake insurance on our properties, the amount of earthquake insurance coverage we carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of the premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.
          If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.
          While we evaluate the credit ratings of each of our insurance companies at the time we enter into or renew our policies, the financial condition of one or more of these insurance companies could significantly deteriorate to the point that they may be unable to pay future insurance claims. This risk has increased as a result of the current economic environment and ongoing disruptions in the financial markets. The inability of any of these insurance companies to pay future claims under our policies may adversely affect our financial condition and results of operations.
          We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to our unitholders.
          Our properties may be subject to environmental liabilities. Under various federal, state and local laws, a current or previous owner, operator or tenant of real estate can face liability for environmental contamination created by the presence, discharge or threat of discharge of hazardous or toxic substances. Liabilities can include the cost to investigate, clean up and monitor the actual or threatened contamination and damages caused by the contamination (or threatened contamination). Environmental laws typically impose such liability on the current owner regardless of:
•	the owner’s knowledge of the contamination,

•	the timing of the contamination,

•	the cause of the contamination, or

•	the party responsible for the contamination.

          The liability under such laws may be strict, joint and several, meaning that we may be liable regardless of whether we knew of, or were responsible for, the presence of the contaminants, and the government entity or private party may seek recovery of the entire amount from us even if there are other responsible parties. Liabilities associated with environmental conditions may be significant and can sometimes exceed the value of the affected property. The presence of hazardous substances on a property may adversely affect our ability to sell or rent that property or to borrow using that property as collateral.
          Some of our properties have had contamination in the past that required cleanup. In most cases, we believe the contamination has been effectively remediated, and that any remaining contamination either does not require remediation or that the costs associated with such remediation will not be material to us. However, we cannot guarantee that additional contamination will not be discovered in the future or any identified contamination will not continue to pose a threat to the environment or that we will not have continued liability in connection with such prior contamination. Our Kendall Square properties, in Cambridge, Massachusetts, are located on the site of a former manufactured gas plant. Various remedial actions were performed on these properties, including soil stabilization to control the spread of oil and hazardous materials in the soil. Another of our properties, Elliott Avenue, has known soil contamination beneath a portion of the building located on the property. Based on environmental consultant reports, management does not believe any remediation of the Elliott Avenue property would be required unless major structural changes were made to the building that resulted in the soil becoming exposed. In addition, the remediation of certain environmental conditions at off-site parcels located in Cambridge, Massachusetts, which was an assumed obligation of our joint venture, PREI II LLC, has been substantially completed as of December 31, 2009. We do not expect these matters to materially adversely affect such properties’ value or the cash flows related to such properties, but we can provide no assurances to that effect.
          Environmental laws also:
•	may require the removal or upgrade of underground storage tanks,

•	regulate the discharge of storm water, wastewater and other pollutants,

•	regulate air pollutant emissions,

•	regulate hazardous materials generation, management and disposal, and

•	regulate workplace health and safety.
          Life science industry tenants, our primary tenant industry focus, frequently use hazardous materials, chemicals, heavy metals, and biological and radioactive compounds. Our tenants’ controlled use of these materials subjects us and our tenants to laws that govern using, manufacturing, storing, handling and disposing of such materials and certain byproducts of those materials. We are unaware of any of our existing tenants violating applicable laws and regulations, but we and our tenants cannot completely eliminate the risk of contamination or injury from these materials. If our properties become contaminated, or if a party is injured, we could be held liable for any damages that result. Such liability could exceed our resources and any environmental remediation insurance coverage we have, which could adversely affect our operations, the value of our properties, and our ability to make distributions to our unitholders. Licensing requirements governing use of radioactive materials by tenants may also restrict the use of or ability to transfer space in buildings we own.
          We could incur significant costs related to governmental regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties and our ability to make distributions to our unitholders.
          Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials, or ACMs, and may impose fines and penalties, including orders prohibiting the use of the affected property by us or our tenants, if we fail to comply with these requirements. Failure to comply with these laws, or even the presence of ACMs, may expose us to third-party liability. Some of our properties contain ACMs, and we could be liable for such fines or penalties, as described above in “Business — Regulation — Environmental Matters.”

          Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to our unitholders.
          When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.
          Compliance with the Americans with Disabilities Act and similar laws may require us to make significant unanticipated expenditures.
          All of our properties are required to comply with the ADA. The ADA requires that all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit of all of such properties to determine compliance. If one or more properties are not in compliance with the ADA, then we would be required to bring the non-compliant properties into compliance. Compliance with the ADA could require removing access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, value of our operating partnership units or preferred stock, our ability to satisfy our debt service obligations and our ability to pay distributions to our unitholders could be adversely affected.
          We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions to our unitholders.
          Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. Failure to comply with these requirements could subject us to governmental fines or private litigant damage awards. We believe that our properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements, including any requirements that may emerge from pending or future climate change legislation, will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the value of our operating partnership units, our ability to satisfy our debt service obligations and our ability to pay distributions to our unitholders.
Risks Related to Our Capital Structure
          A downgrade in our investment grade credit rating could materially adversely affect our business and financial condition.
          In April 2010, our company received investment grade corporate credit ratings from two ratings agencies. We plan to manage our operations to maintain investment grade status with a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our company’s current credit ratings. Any downgrades in terms of ratings or outlook by either or both of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our financial condition, results of operations and liquidity and a material adverse effect on the value of our operating partnership units.

          Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions.
          We have used and will continue to use debt to finance property acquisitions. Our use of debt may have adverse consequences, including the following:
•	We may not be able to refinance or extend our existing debt. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

•	Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.

•	One or more lenders under our $720.0 million unsecured line of credit could refuse to fund their financing commitment to us or could fail, and we may not be able to replace the financing commitment of any such lenders on favorable terms, or at all.

•	Required payments of principal and interest may be greater than our cash flow from operations.

•	We may be forced to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt.

•	If we default on our debt obligations, the lenders or mortgagees may foreclose on our properties that secure those loans. Further, if we default under a mortgage loan, we will automatically be in default on any other loan that has cross-default provisions, and we may lose the properties securing all of these loans.

•	A foreclosure on one of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the secured debt. If the outstanding balance of the secured debt exceeds our tax basis in the property, our unitholders would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax (or, with respect to our general partner, to make distributions based on REIT taxable income).
          As of June 30, 2010, we had outstanding mortgage indebtedness of $658.8 million, excluding $6.0 million of debt premium; $21.9 million of outstanding aggregate principal amount of 4.50% exchangeable senior notes due 2026 (the Notes due 2026), excluding $504,000 of debt discount; $180.0 million of outstanding aggregate principal amount of 3.75% exchangeable senior notes due 2030 (the Notes due 2030 and, together with the Notes due 2026, the Exchangeable Notes); $250.0 million outstanding principal amount of 6.125% Senior Notes due 2020 (the Notes due 2020); $170.5 million in outstanding borrowings under our $720.0 million unsecured line of credit; and $40.7 million and $39.4 million of borrowings under a secured loan facility and a secured construction loan, respectively, representing our proportionate share of indebtedness in our unconsolidated partnerships. We expect to incur additional debt in connection with future acquisitions and development. Our organizational documents do not limit the amount or percentage of debt that we may incur. As of June 30, 2010, the principal payments due for our consolidated indebtedness were $3.8 million in 2010, $200.4 million in 2011 and $45.4 million in 2012. In addition, as of June 30, 2010, our portion of the principal payments due for our unconsolidated indebtedness relating to our joint ventures with institutional investors advised by Prudential Real Estate Investors, or PREI, was $39.4 million in 2010 and $40.7 million in 2011. Given current economic conditions including, but not limited to, the credit crisis and related turmoil in the global financial system, we may be unable to refinance these obligations when due, which may negatively affect our ability to conduct operations.

          Ongoing disruptions in the financial markets and the downturn of the broader U.S. economy could affect our ability to obtain debt financing on reasonable terms, or at all, and have other adverse effects on us.
          The U.S. credit markets in particular continue to experience significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on reasonable terms (or at all), which may negatively affect our ability to conduct operations, make acquisitions and fund current and future development and redevelopment projects. In addition, the financial position of the lenders under our unsecured line of credit may worsen to the point that they default on their obligations to make available to us the funds under that facility. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States and globally, including the stock markets, which may make it more difficult or costly for our company to raise capital through the issuance of common stock, preferred stock or other equity securities of our general partner.
          This reduced access to liquidity has had a negative impact on the U.S. economy, affecting consumer confidence and spending and negatively impacting the volume and pricing of real estate transactions. If this downturn in the national economy were to continue or worsen, the value of our properties, as well as the income we receive from our properties, could be adversely affected.
          These disruptions in the financial markets may also have other adverse effects on us or the economy generally, which could adversely affect our ability to service our debt obligations and ability to pay distributions to our unitholders.
          We have and may continue to engage in hedging transactions, which can limit our gains and increase exposure to losses.
          We have and may continue to enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, or other interest rate exchange contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:
•	Available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection.

•	The duration or the amount of the hedge may not match the duration or amount of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair-value. Downward adjustments, or “mark-to-market losses,” would reduce our company’s equity in our general partner.

          Hedging involves risk and typically involves costs, including transaction costs, that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions. The REIT qualification rules may limit our company’s ability to enter into hedging transactions by requiring our company to limit our income from hedges. If our company is unable to hedge effectively because of the REIT rules, our company will face greater interest rate exposure than may be commercially prudent.
          As of June 30, 2010, we had two interest rate swaps with an aggregate notional amount of $150.0 million under which, at each monthly settlement date, we either (1) receive the difference between a fixed interest rate (the Strike Rate) and one-month LIBOR if the Strike Rate is less than LIBOR or (2) pay such difference if the Strike Rate is greater than LIBOR.
          For further detail regarding our interest rate swaps, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
          The terms governing our unsecured line of credit and the Notes due 2020 include restrictive covenants relating to our operations, which could limit our ability to respond to changing market conditions and our ability to make distributions to our unitholders.
          The terms of our unsecured line of credit impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. For example, we are subject to a maximum leverage ratio requirement (as defined) during the term of the loan, which could reduce our ability to incur additional debt and consequently reduce our ability to pay distributions to our unitholders. The terms of our unsecured line of credit also contain limitations on our ability to make distributions to our general partner that would then be distributed to its stockholders in excess of those required to maintain our general partner’s REIT status. Specifically, the terms of our unsecured line of credit limit distributions to 95% of funds from operations, but not less than the minimum necessary to enable our general partner to meet its REIT income distribution requirements. In addition, the terms of our unsecured line of credit contain covenants that, among other things, limit our ability to further mortgage our properties or reduce insurance coverage, and that require us to maintain specified levels of net worth. The indenture governing our Notes due 2020 also contains financial and operating covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to (1) consummate a merger, consolidation or sale of all or substantially all of our assets and (2) incur additional secured and unsecured indebtedness.
          The covenants relating to our unsecured line of credit and our Notes due 2020 may adversely affect our flexibility and our ability to achieve our operating plans. Our ability to comply with these covenants and other provisions relating to our credit agreement and the Notes due 2020 may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting us. The breach of any of these covenants could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it, pursue our business plan or make distributions to our unitholders.
          If we fail to obtain external sources of capital, which is outside of our control, we may be unable to make distributions to our unitholders or fund growth.
          In order for our general partner to maintain its qualification as a REIT and to avoid incurring a nondeductible excise tax, our general partner is required, among other things, to distribute annually at least 90% of its REIT taxable income, excluding any net capital gain. In addition, our general partner will be subject to income tax at regular corporate rates to the extent that it distributes less than 100% of its net taxable income, including any net capital gains. We are required to make distributions to our general partner that will enable it to satisfy these distribution requirements and avoid tax liability. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain financings on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

•	general market conditions,

•	the market’s perception of our growth potential,

•	with respect to acquisition financing, the market’s perception of the value of the properties to be acquired,

•	our current debt levels,

•	our current and expected future earnings,

•	our cash flow and cash distributions, and

•	the market price per share of our general partner’s common stock or preferred stock.
          Our inability to obtain capital from third-party sources will adversely affect our business and limit our growth. Without sufficient capital, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our general partner necessary for it to maintain its qualification as a REIT. For distributions with respect to the taxable years ending on or before December 31, 2011, recent Internal Revenue Service, or IRS, guidance allows our general partner to satisfy up to 90% of its distribution requirements through the distribution of shares of its common stock, provided certain conditions are met.
          Increases in interest rates could increase the amount of our debt payments, adversely affecting our ability to service our debt obligations and pay distributions to our unitholders.
          Interest we pay could reduce cash available for payments with respect to our debt obligations and distributions. Additionally, if we incur variable rate debt, including borrowings under our $720.0 million unsecured line of credit, to the extent not adequately hedged, increases in interest rates would increase our interest costs. These increased interest costs would reduce our cash flows and our ability to make debt payments and distributions to our unitholders. In addition, if we need to repay existing debt during a period of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.
Risks Related to Our Organizational Structure
          Our general partner’s duty to its stockholders may conflict with the interests of our unitholders.
          Conflicts of interest may exist or could arise in the future as a result of the relationships between us or any of our partners, on the one hand, and our general partner, and its stockholders or affiliates, on the other. Our general partner’s directors and officers have duties to our general partner and its stockholders under Maryland law in connection with their management of our general partner. At the same time, our general partner has fiduciary duties under Maryland law to us and to our limited partners in connection with its management of us. Our general partner’s duties as general partner to us and our limited partners may come into conflict with the duties of its directors and officers to it and its stockholders. Under Maryland law, a general partner of a Maryland limited partnership owes its limited partners the duties of good faith, fairness and loyalty, unless the partnership agreement provides otherwise. Our partnership agreement provides that for so long as our general partner owns a controlling interest in us, any conflict that cannot be resolved in a manner not adverse to either the stockholders of our general partner or our limited partners will be resolved in favor of our general partner’s stockholders.
          The provisions of Maryland law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our general partner’s fiduciary duties.

          Our partnership agreement, our general partner’s charter and Maryland law contain provisions that may delay, defer or prevent a change of control of our general partner that may be beneficial to our unitholders.
          Our partnership agreement contains provisions that may delay, defer or prevent a change of control transaction. Our partnership agreement provides that our general partner may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or recapitalization or change in our outstanding equity interests, each a termination transaction, unless in connection with a termination transaction either:
(1)	all limited partners will receive, or have the right to elect to receive, for each operating partnership unit an amount of cash, securities or other property equal to the product of:
•	the number of shares of our general partner’s common stock into which each operating partnership unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our general partner’s common stock in consideration of one share of our general partner’s common stock in the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our general partner’s common stock, each holder of operating partnership units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our general partner’s common stock in exchange for its operating partnership units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer, or
(2)	the following conditions are met:
•	substantially all of the assets of the surviving entity are held directly or indirectly by us or another limited partnership or limited liability company that is the surviving entity of a merger, consolidation or combination of assets with us,

•	the holders of our operating partnership units own a percentage interest of the surviving entity based on the relative fair market value of our net assets and the other net assets of the surviving entity immediately prior to the consummation of the transaction,

•	the rights, preferences and privileges of our unitholders in the surviving entity are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving entity, and

•	our limited partners may redeem their interests in the surviving entity for either the consideration available to our common limited partners pursuant to paragraph 1 above, or if the ultimate controlling person of the surviving entity has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our general partner’s common stock.
          Our general partner’s charter, including the articles supplementary with respect to its preferred stock, contains ownership limits that may delay, defer or prevent a change of control transaction. Our general partner’s charter, with certain exceptions, authorizes its directors to take such actions as are necessary and desirable to preserve its qualification as a REIT. Unless exempted by its board of directors, no person may own more than 9.8% of the value of its outstanding shares of capital stock or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of its common stock or Series A preferred stock. Our general partner’s board of directors may not grant such an exemption to a person whose ownership in excess of 9.8% of its outstanding shares would result in its failure to qualify as a REIT. These restrictions on transferability and ownership will not apply if our general partner’s board of directors determines that it is no longer in our general partner’s best interests to attempt to qualify as a REIT. The ownership limit may delay or impede a transaction or a change of control that might be beneficial to our unitholders.

          Our general partner could authorize and issue stock without stockholder approval that may delay, defer or prevent a change of control transaction. Our general partner’s charter authorizes it to issue additional authorized but unissued shares of its common stock or preferred stock. In addition, our general partner’s board of directors may classify or reclassify any unissued shares of its common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Our general partner’s board may also, without stockholder approval, amend its charter to increase the authorized number of shares of its common stock or its preferred stock that it may issue. Our general partner’s board of directors could establish a class or series of common stock or preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might be beneficial to our unitholders.
          Certain provisions of Maryland law could delay, defer or prevent a change of control transaction. Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire our general partner or of impeding a change of control. In some cases, such an acquisition or change of control could be beneficial to our unitholders. These MGCL provisions include:
•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between our general partner and an “interested stockholder” or an affiliate of an interested stockholder for certain periods. An “interested stockholder” is generally any person who beneficially owns 10% or more of the voting power of our general partner’s outstanding voting shares or an affiliate or associate of our general partner who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our general partner’s then outstanding stock. A person is not an interested stockholder under the statute if our general partner’s board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. Business combinations with an interested stockholder are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. After that period, the MGCL imposes two super-majority voting requirements on such business combinations, and

•	“control share” provisions that provide that “control shares” of our general partner acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (excluding interested shares). “Control shares” are voting shares that, when aggregated with all other shares owned by the stockholder or in respect of which the stockholder is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors. A “control share acquisition” is the direct or indirect acquisition of ownership or control of “control shares.”
          In the case of the business combination provisions of the MGCL, our general partner opted out by resolution of its board of directors with respect to any business combination between it and any person provided such business combination is first approved by its board of directors (including a majority of directors who are not affiliates or associates of such person). In the case of the control share provisions of the MGCL, our general partner opted out pursuant to a provision in its bylaws. However, our general partner’s board of directors may by resolution elect to opt in to the business combination provisions of the MGCL. Further, our general partner may opt in to the control share provisions of the MGCL in the future by amending its bylaws, which our general partner’s board of directors can do without stockholder approval.
          Our partnership agreement, Maryland law, and our general partner’s charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control that might be beneficial to our unitholders.

          Our general partner’s board of directors may amend our company’s investing and financing policies in a manner that could increase the risk we default under our debt obligations or that could harm our business and results of operations.
          Our general partner’s board of directors has adopted a policy of targeting our company’s indebtedness at approximately 50% of our total asset book value. However, our organizational documents do not limit the amount or percentage of debt that we may incur, nor do they limit the types of properties we may acquire or develop. Our general partner’s board of directors may alter or eliminate our company’s current policy on borrowing or investing at any time without stockholder approval. Changes in our strategy or in our investment or leverage policies could expose us to greater credit risk and interest rate risk and could also result in a more leveraged balance sheet. These factors could result in an increase in our debt service and could adversely affect our cash flow and our ability to make distributions to our unitholders. Higher leverage also increases the risk we could default on our debt.
          We may invest in properties with other entities, and our lack of sole decision-making authority or reliance on a co-venturer’s financial condition could make these joint venture investments risky.
          We have in the past and may continue in the future to co-invest with third parties through partnerships, joint ventures or other entities. We may acquire non-controlling interests or share responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such events, we would not be in a position to exercise sole decision-making authority regarding the property or entity. Investments in entities may, under certain circumstances, involve risks not present were a third party not involved. These risks include the possibility that partners or co-venturers:
•	might become bankrupt or fail to fund their share of required capital contributions,

•	may have economic or other business interests or goals that are inconsistent with our business interests or goals, and

•	may be in a position to take actions contrary to our policies or objectives.
          Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers if:
•	we structure a joint venture or conduct business in a manner that is deemed to be a general partnership with a third party, in which case we could be liable for the acts of that third party,

•	third-party managers incur debt or other liabilities on behalf of a joint venture which the joint venture is unable to pay, and the joint venture agreement provides for capital calls, in which case we could be liable to make contributions as set forth in any such joint venture agreement, or

•	we agree to cross-default provisions or to cross-collateralize our properties with the properties in a joint venture, in which case we could face liability if there is a default relating to those properties in the joint venture or the obligations relating to those properties.
          We have investments in joint ventures with PREI, which were formed in the second quarter of 2007. While we, as managing member, are authorized to carry out the day-to-day management of the business and affairs of the PREI joint ventures, PREI’s prior written consent is required for certain decisions, including decisions relating to financing, budgeting and the sale or pledge of interests in the properties owned by the PREI joint ventures.
          In addition, each of the PREI operating agreements includes a put/call option whereby either member can cause the limited liability company to sell certain properties in which it holds leasehold interests to us at any time after the fifth anniversary and before the seventh anniversary of the acquisition date. The put/call option may be exercised at a time we do not deem favorable for financial or other reasons, including the availability of cash at such time and the impact of tax consequences resulting from any sale.

Risks Related to Our General Partner’s Status as a REIT
          Our general partner’s failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, would result in significant adverse tax consequences to us and would adversely affect our business.
          We believe that our general partner has operated and intends to continue operating in a manner intended to allow it to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The fact that we hold substantially all of our general partner’s assets further complicates the application of the REIT requirements. Even a seemingly minor technical or inadvertent mistake could jeopardize our general partner’s REIT status. Our general partner’s REIT status depends upon various factual matters and circumstances that may not be entirely within our control. For example, in order for our general partner to qualify as a REIT, at least 95% of its gross income in any year must be derived from qualifying sources, and it must satisfy a number of requirements regarding the composition of its assets. Also, our general partner must make distributions to its stockholders aggregating annually at least 90% of its REIT taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions, each of which could have retroactive effect, may make it more difficult or impossible for our general partner to qualify as a REIT, or could reduce the desirability of an investment in a REIT relative to other investments. Our general partner has not requested and does not plan to request a ruling from the IRS that it qualifies as a REIT, and the statements in this report are not binding on the IRS or any court. Accordingly, we cannot be certain that our general partner has qualified or will continue to qualify as a REIT.
          If our general partner fails to qualify as a REIT in any taxable year, our company will face serious adverse tax consequences that would substantially reduce the funds available to make payments of principal and interest on the debt securities that our company issues and for distribution to our unitholders. If our general partner fails to qualify as a REIT:
•	it would not be allowed to deduct distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates,

•	it could also be subject to the federal alternative minimum tax and possibly increased state and local taxes, and

•	unless it is entitled to relief under applicable statutory provisions, our general partner could not elect to be taxed as a REIT for four taxable years following the year in which it was disqualified.
          In addition, if our general partner fails to qualify as a REIT, we will not be required to make distributions to stockholders, and accordingly, distributions we make to our unitholders could be similarly reduced. As a result of all these factors, our general partner’s failure to qualify as a REIT could impair our ability to expand our business and raise capital and would adversely affect the value of our operating partnership units.
          To maintain our general partner’s REIT status, our company may be forced to borrow funds during unfavorable market conditions to make distributions to our general partner’s stockholders.
          For our general partner to qualify as a REIT, it generally must distribute to its stockholders at least 90% of its REIT taxable income each year, determined by excluding any net capital gain, and our general partner will be subject to regular corporate income taxes to the extent that it distributes less than 100% of its REIT taxable income each year. In addition, our general partner will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For distributions with respect to taxable years ending on or before December 31, 2011, recent IRS guidance allows our general partner to satisfy up to 90% of these requirements through the distribution of shares of its common stock, provided certain conditions are met. To maintain our general partner’s REIT status and avoid the payment of income and excise taxes we may need to borrow funds for our general partner to meet the REIT distribution requirements. These borrowing needs could result from:
•	differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes,

•	the effect of non-deductible capital expenditures,

•	the creation of reserves, or

•	required debt or amortization payments.
          Our company may need to borrow funds at times when the then-prevailing market conditions are not favorable for borrowing. These borrowings could increase our costs or reduce our equity and adversely affect the value of our operating partnership units.
          To maintain our general partner’s REIT status, we may be forced to forego otherwise attractive opportunities.
          For our general partner to qualify as a REIT, it must satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its stock. We may be required to make distributions to our general partner at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
Forward-Looking Statements
          This registration statement contains “forward-looking statements” within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “pro forma”, “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	adverse economic or real estate developments in the life science industry or in our target markets, including the inability of our tenants to obtain funding to run their businesses;

•	our dependence upon significant tenants;

•	our failure to obtain necessary outside financing on favorable terms or at all, including the continued availability of our unsecured line of credit;

•	general economic conditions, including downturns in the national and local economies;

•	volatility in financial and securities markets;

•	defaults on or non-renewal of leases by tenants;

•	our inability to compete effectively;

•	increased interest rates and operating costs;

•	our inability to successfully complete real estate acquisitions, developments and dispositions;

•	risks and uncertainties affecting property development and construction;

•	our failure to successfully operate acquired properties and operations;

•	reductions in asset valuations and related impairment charges;

•	the loss of services of one or more of our executive officers;

•	our general partner’s failure to qualify or continue to qualify as a REIT;

•	our failure to maintain our investment grade credit ratings with the rating agencies;

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements;

•	the effects of earthquakes and other natural disasters;

•	lack of or insufficient amounts of insurance; and

•	changes in real estate, zoning and other laws and increases in real property tax rates.
          While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the sections above.
Item 2. Financial Information.
Selected Consolidated Financial Data
          The following sets forth selected consolidated financial and operating information for BioMed Realty, L.P. The following data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included below in this registration statement.
          The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statements of income data for each of the years in the three-year period ended December 31, 2009 have been derived from the historical consolidated financial statements of BioMed Realty, L.P. and subsidiaries, which are included in this registration statement and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2007, 2006 and 2005 and the consolidated statements of income data for each of the years ended December 31, 2006 and 2005 have been derived from the historical consolidated financial statements of BioMed Realty, L.P. and subsidiaries, not audited by KPMG LLP. The consolidated balance sheet data as of the six months ended June 30, 2010 and the consolidated statements of income data for each of the six months ended June 30, 2010 and 2009 have been derived from the unaudited consolidated financial statements of BioMed Realty, L.P. and subsidiaries, which are included elsewhere in this prospectus. The results for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year.

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(in thousands, except unit data)
Statements of Income:
Revenues:
Total revenues	$185,668	$180,031	$361,166	$301,973	$266,109	$218,735	$138,784

Expenses:
Rental operations and real estate taxes	52,352	51,659	104,824	84,729	71,142	60,999	46,358
Depreciation and amortization	55,385	51,813	109,620	84,227	72,202	65,063	39,378
General and administrative	12,718	10,407	22,455	22,659	21,474	17,992	13,040
Acquisition related expenses	1,968	—	464	175	396	93	238

Total expenses	122,423	113,879	237,363	191,790	165,214	144,147	99,014

Income from operations	63,245	66,152	123,803	110,183	100,895	74,588	39,770
Equity in net (loss)/income of unconsolidated partnerships	(377)	(766)	(2,390)	(1,200)	(893)	83	119
Interest income	71	164	308	485	990	1,102	1,333

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(in thousands, except unit data)
Interest expense	(43,131)	(24,955)	(64,998)	(41,172)	(28,786)	(40,945)	(23,226)
(Loss)/gain on derivative instruments	(347)	303	203	(19,948)	—	—	—
(Loss)/gain on extinguishment of debt	(2,265)	6,152	3,264	14,783	—	—	—

Income from continuing operations	17,196	47,050	60,190	63,131	72,206	34,828	17,996
Income from discontinued operations before gain on sale of assets	—	—	—	—	639	1,542	57
Gain on sale of real estate assets	—	—	—	—	1,087	—	—

Income from discontinued operations	—	—	—	—	1,726	1,542	57

Net income	17,196	47,050	60,190	63,131	73,932	36,370	18,053
Net income attributable to noncontrolling interests	21	30	64	9	(45)	137	267

Net income attributable to the operating partnership	17,217	47,080	60,254	63,140	73,887	36,507	18,320
Preferred stock dividends	(8,481)	(8,481)	(16,963)	(16,963)	(16,868)	—	—

Net income available to the operating partnership	$8,736	$38,599	$43,291	$46,177	$57,019	$36,507	$18,320

Income from continuing operations attributable to unitholders:
Basic earnings per unit	$0.08	$0.44	$0.45	$0.61	$0.80	$0.59	$0.44
Diluted earnings per unit	$0.08	$0.44	$0.45	$0.61	$0.80	$0.59	$0.43
Net income per unit attributable to unitholders:
Basic earnings per unit	$0.08	$0.44	$0.45	$0.61	$0.83	$0.61	$0.44
Diluted earnings per unit	$0.08	$0.44	$0.45	$0.61	$0.83	$0.61	$0.44
Weighted-average units outstanding:
Basic	106,890,664	87,511,810	94,005,382	74,753,230	68,219,557	58,792,539	38,913,103
Diluted	108,298,135	88,580,072	94,005,382	75,408,153	68,738,694	58,886,694	42,091,195
Cash distributions declared per unit	$0.29	$0.45	$0.70	$1.34	$1.24	$1.16	$1.08
Cash distributions declared per preferred unit	$0.92	$0.92	$1.84	$1.84	$1.83	—	—

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005
(in thousands)
Balance Sheet Data:
Investments in real estate, net	$3,075,150	$2,971,767	$2,960,429	$2,807,599	$2,457,721	$1,129,371
Total assets	3,428,221	3,283,274	3,229,314	3,058,631	2,692,572	1,337,310
Total indebtedness	1,284,238	1,361,805	1,341,099	1,489,585	1,329,588	513,233
Total liabilities	1,382,708	1,459,342	1,591,365	1,641,850	1,444,843	586,162
Total equity	2,045,513	1,823,932	1,637,949	1,416,781	1,247,729	751,148
Other Data:
Cash flows from/(used in):
Operating activities	63,431	145,089	115,046	114,965	101,588	54,762
Investing activities	(172,398)	(157,627)	(218,661)	(409,301)	(1,339,463)	(601,805)
Financing activities	110,384	11,038	111,558	282,151	1,243,227	539,486

Management’s Discussion and Analysis of Financial Condition and Results of Operations
          The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this registration statement. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section above entitled “Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section above entitled “Risk Factors.”
Overview
          As used herein, the terms “we,” “us,” “our” or “the operating partnership” refer to BioMed Realty, L.P., a Maryland limited partnership, and any of our consolidated subsidiaries. Our parent company and general partner is BioMed Realty Trust, Inc., a Maryland corporation, which is referred to herein as “the general partner.” We refer herein to our general partner together with its consolidated subsidiaries (including us) as “our company.” Our general partner conducts its business and owns its assets through us and operates as a fully integrated, self-administered and self-managed REIT. We are focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
          We were organized in the state of Maryland on April 30, 2004. Our general partner was incorporated in Maryland on April 30, 2004 and commenced operations on August 11, 2004, after completing its initial public offering.
          At June 30, 2010, our portfolio consisted of 73 properties, representing 120 buildings with an aggregate of approximately 11.0 million rentable square feet.
          The following reflects the classification of our properties between stabilized properties (operating properties in which more than 90% of the rentable square footage is under lease), lease up (operating properties in which less than 90% of the rentable square footage is under lease), development (properties that are currently under development through ground up construction), redevelopment (properties that are currently being prepared for their intended use), pre-development (development properties that are engaged in activities related to planning, entitlement, or other preparations for future construction) and land parcels (representing management’s estimates of rentable square footage if development of these properties was undertaken) at June 30, 2010:

	Consolidated Portfolio			Unconsolidated Partnership Portfolio			Total Portfolio
			Percent of			Percent of			Percent of
		Rentable	Rentable		Rentable	Rentable		Rentable	Rentable
		Square	Square		Square	Square		Square	Square
	Properties	Feet	Feet Leased	Properties	Feet	Feet Leased	Properties	Feet	Feet Leased
Stabilized	44	5,732,015	98.8%	4	257,268	100.0%	48	5,989,283	98.9%
Lease up	19	2,638,112	65.0%	2	417,290	58.4%	21	3,055,402	64.1%

Current operating portfolio	63	8,370,127	88.1%	6	674,558	74.3%	69	9,044,685	87.1%
Long-term lease up	1	1,389,517	26.6%	—	—	n/a	1	1,389,517	26.6%

Total operating portfolio	64	9,759,644	79.4%	6	674,558	74.3%	70	10,434,202	79.1%
Development	1	176,000	100.0%	1	280,000	—	2	456,000	38.6%
Redevelopment	—	—	n/a	—	—	n/a	—	—	n/a
Pre-development	1	152,145	—	—	—	n/a	1	152,145	—

Total portfolio	66	10,087,789	78.8%	7	954,558	52.5%	73	11,042,347	76.5%
Land parcels	n/a	1,577,000	n/a	—	—	n/a	n/a	1,577,000	n/a

Total pro forma portfolio	66	11,664,789	n/a	7	954,558	n/a	73	12,619,347	n/a

Factors Which May Influence Future Operations
          Our long-term strategy is to continue to focus on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. As of June 30, 2010, our current operating portfolio was 87.1% leased to 129 tenants. As of December 31, 2009, our current operating portfolio was 87.4% leased to 117 tenants. The decrease in the overall leasing percentage is a reflection of an increase in the rentable square footage in our current operating portfolio, which increased by approximately 504,000 rentable square feet due to acquisitions and the delivery of a redevelopment property during the six months ended June 30, 2010. Total leased square footage during the same period increased by approximately 431,000 square feet within the current operating portfolio.

          Leases representing approximately 3.3% of our leased square footage expire during 2010 and leases representing approximately 5.2% of our leased square footage expire during 2011. Our leasing strategy for 2010 focuses on leasing currently vacant space, negotiating renewals for leases scheduled to expire during the year, and identifying new tenants or existing tenants seeking additional space to occupy the spaces for which we are unable to negotiate such renewals. We may proceed with additional new developments and acquisitions, as real estate and capital market conditions permit.
          As a direct result of the recent economic recession, we believe that the fair-values of some of our properties may have declined below their respective carrying values. However, to the extent that a property has a substantial remaining estimated useful life and management does not believe that the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property’s carrying value. We presently have the ability and intent to continue to own and operate our existing portfolio of properties and expected undiscounted future cash flows from the operation of the properties are expected to be sufficient to recover the carrying value of each property. Accordingly, we do not believe that the carrying value of any of our properties is impaired. If our ability and/or our intent with regard to the operation of our properties otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value less costs to sell, and such loss could be material.
Redevelopment/Development Properties
          We are actively engaged in the redevelopment and development of certain properties in our portfolio. We believe that these activities will ultimately result in a return on our additional investment once the redevelopment and development activities have been completed and the properties are leased. However, redevelopment and development activities involve inherent risks and assumptions relating to our ability to fully lease the properties. Our objective is that these properties will be fully leased upon completion of the construction activities. However, our ability to fully lease the properties may be adversely affected by changing market conditions, including periods of economic slowdown or recession, rising interest rates, declining demand for life science office and laboratory space, local oversupply of real estate assets, or competition from others, which may diminish our opportunities for leasing the property on favorable terms or at all. In addition, we may fail to retain tenants that have leased our properties, or may face significant monetary penalties, if we do not complete the construction of these properties in a timely manner or to the tenants’ specifications. Further, our competitors with greater resources may have more flexibility than we do in their ability to offer rental concessions to attract tenants to their properties, which could put pressure on our ability to attract tenants at rental rates that will provide an expected return on our additional investment in these properties. As a result, we may be unable to fully lease some of our redevelopment/development properties in a timely manner upon the completion of major construction activities.
          We also rely on external sources of debt and equity funding to provide capital for our redevelopment and development projects. Although we believe that we currently have sufficient borrowing capacity and will be able to obtain additional funding as necessary, we may be unable to obtain financing on reasonable terms (or at all) or we may be forced to seek alternative sources of potentially less attractive financing, which may require us to adjust our business and construction plans accordingly. Further, we may spend more time or money than anticipated to redevelop or develop our properties due to delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations or other unanticipated delays in the construction.
Lease Expirations
          The following is a summary of lease expirations this year and over the next ten calendar years for leases in place at June 30, 2010. This table assumes that none of the tenants exercise renewal options or early termination rights, if any, at or prior to the scheduled expirations:

					Annualized
				Percent of	Base Rent
		Percent of	Annualized	Annualized	per Leased
	Leased	Leased	Base Rent	Base Rent	Square Foot
Year of Lease Expiration	Square Feet	Square Feet	Current	Current	Current
			(In thousands)
2010(1)	280,795	3.3%	$6,187	2.0%	$22.03
2011	438,373	5.2%	12,274	3.9%	28.00
2012	334,721	4.0%	7,645	2.5%	22.84
2013	571,752	6.8%	13,499	4.3%	23.61
2014	764,821	9.1%	18,041	5.8%	23.59
2015	121,243	1.4%	3,506	1.1%	28.92
2016	1,054,564	12.5%	41,029	13.2%	38.91
2017	118,045	1.4%	3,463	1.1%	29.34
2018	1,117,541	13.2%	48,218	15.5%	43.15
2019	270,150	3.2%	7,600	2.4%	28.13
Thereafter	3,376,713	39.9%	150,377	48.2%	44.53

Total Portfolio/Weighted-Average	8,448,718	100.0%	$311,839	100.0%	$36.91

(1)	Includes current month-to-month leases.
          The following is a summary of lease expirations this year and over the next ten calendar years for leases in place at June 30, 2010 by geographic market:

	Leased Square Feet
Expiration	Boston	Maryland	San Diego	NY/NJ	San Francisco	Pennsylvania	Seattle	University/Other	Total
2010	108,171	—	22,108	31,524	118,992	—	—	—	280,795
2011	37,388	113,784	61,288	27,244	71,308	127,361	—	—	438,373
2012	21,705	—	118,042	53,769	118,992	—	22,213	—	334,721
2013	12,972	—	148,800	136,594	225,106	44,318	3,962	—	571,752
2014	28,019	121,414	89,744	—	66,002	396,776	41,366	21,500	764,821
2015	—	—	53,740	—	32,750	34,753	—	—	121,243
2016	618,603	—	—	—	100,040	76,022	31,892	228,007	1,054,564
2017	—	51,181	21,470	45,394	—	—	—	—	118,045
2018	807,347	—	68,237	—	199,329	—	42,628	—	1,117,541
2019	2,676	168,817	—	—	61,757	—	36,900	—	270,150
Thereafter	673,589	1,047,570	673,860	703,546	242,851	35,297	—	—	3,376,713

Total	2,310,470	1,502,766	1,257,289	998,071	1,237,127	714,527	178,961	249,507	8,448,718

          The success of our leasing and development strategy will be dependent upon the general economic conditions and more specifically real estate market conditions and life science industry trends in the United States and in our target markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York/New Jersey and research parks near or adjacent to universities. We cannot give any assurance that leases will be renewed or that available space will be released at rental rates equal to or above the current contractual rental rates or at all.
Critical Accounting Policies
          The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. On an ongoing basis, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they address the most material parts of our financial statements, require complex judgment in their application or require estimates about matters that are inherently uncertain.

Investments in Real Estate
          Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements.	15-40 years
Ground lease.	Term of the related lease
Tenant improvements.	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3 to 5 years
Acquired in-place leases.	Non-cancelable term of the related lease
Acquired management agreements.	Non-cancelable term of the related agreement
     Our estimates of useful lives have a direct impact on our net income. If expected useful lives of our investments in real estate were shortened, we would depreciate the assets over a shorter time period, resulting in an increase to depreciation expense and a corresponding decrease to net income on an annual basis.
     Management must make significant assumptions in determining the value of assets and liabilities acquired. The use of different assumptions in the allocation of the purchase cost of the acquired properties would affect the timing of recognition of the related revenue and expenses. The fair-value of tangible assets of an acquired property (which includes land, buildings and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair-value of these assets. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
     The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements are recorded based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period (see discussion of the recognition of acquired above-market and below-market leases in Revenue Recognition, Operating Expenses and Lease Terminations section below). The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated or if termination is determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of all unamortized amounts related to that lease would be accelerated and such amounts written off.
     Costs incurred in connection with the development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. We capitalize costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction. Costs associated with acquisitions are charged to expense as incurred.

          Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.
          When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in long-lived assets. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value less costs to sell, and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair-value.
Revenue Recognition, Operating Expenses and Lease Terminations
          We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude that we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:
•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
          The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.

          All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the remaining non-cancelable terms of the respective leases. If a lease were to be terminated or if termination were determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of the related unamortized above or below market lease intangible would be accelerated and such amounts written off.
          Rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs, are subject to recovery from tenants under the terms of lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recorded in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.
          On an ongoing basis, we evaluate the recoverability of tenant balances, including rents receivable, straight-line rents receivable, tenant improvements, deferred leasing costs and any acquisition intangibles. When it is determined that the recoverability of tenant balances is not probable, an allowance for expected losses related to tenant receivables, including straight-line rents receivable, utilizing the specific identification method is recorded as a charge to earnings. Upon the termination of a lease, the amortization of tenant improvements, deferred leasing costs and acquisition intangible assets and liabilities is accelerated to the expected termination date as a charge to their respective line items and tenant receivables are written off as a reduction of the allowance in the period in which the balance is deemed to be no longer collectible. For financial reporting purposes, a lease is treated as terminated upon a tenant filing for bankruptcy, when a space is abandoned and a tenant ceases rent payments, or when other circumstances indicate that termination of a tenant’s lease is probable (e.g., eviction). Lease termination fees are recognized in other revenue when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and when we have no continuing obligation to provide services to such former tenants.
Investments in Partnerships
          We evaluate our investments in limited liability companies and partnerships to determine whether such entities may be a variable interest entity, or VIE, and, if a VIE, whether we are the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. We consider a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE’s economic performance including, but not limited to, the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, we consider the rights of other investors to participate in policy making decisions, to replace or remove the manager of the entity and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE. We have determined that we are the primary beneficiary in five VIEs, consisting of single-tenant properties in which the tenant has a fixed-price purchase option, which are consolidated and reflected in the accompanying consolidated financial statements.

          If the above conditions do not apply, we consider whether a general partner or managing member controls a limited partnership or limited liability company, respectively. The general partner in a limited partnership or managing member in a limited liability company is presumed to control that limited partnership or limited liability company, as applicable. The presumption may be overcome if the limited partners or members have either (1) the substantive ability to dissolve the limited partnership or limited liability company, as applicable, or otherwise remove the general partner or managing member, as applicable, without cause or (2) substantive participating rights, which provide the limited partners or members with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s or limited liability company’s business, as applicable, and thereby preclude the general partner or managing member from exercising unilateral control over the partnership or company, as applicable. If these criteria are met and we are the general partner or the managing member, as applicable, the consolidation of the partnership or limited liability company is required.
          Except for investments that are consolidated, we account for investments in entities over which we exercise significant influence, but do not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, our net equity in the investment is reflected in the consolidated balance sheets and its share of net income or loss is included in our consolidated statements of income.
          On a periodic basis, management assesses whether there are any indicators that the carrying value of our investments in unconsolidated partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if management’s estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair-value of the investment. Management does not believe that the value of any of our unconsolidated investments in partnerships or limited liability companies was impaired as of June 30, 2010.
Assets and Liabilities Measured at Fair-Value
          We measure financial instruments and other items at fair-value where required under GAAP, but have elected not to measure any additional financial instruments and other items at fair-value as permitted under fair-value option accounting guidance.
          Fair-value measurement is determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, there is a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
          Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

     We have used interest rate swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair-values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair-value measurements. In adjusting the fair-value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Derivative Instruments
          We record all derivatives on the consolidated balance sheets at fair-value. In determining the fair-value of our derivatives, we consider our credit risk and that of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The ongoing disruptions in the financial markets have heightened the risks to these institutions. While management believes that our counterparties will meet their obligations under the derivative contracts, it is possible that defaults may occur.
          The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair-value of the hedged asset or liability that are attributable to the hedged risk in a fair-value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.
          For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. If charges relating to the hedged transaction are being deferred pursuant to redevelopment or development activities, the effective portion of changes in the fair-value of the derivative are also deferred in other comprehensive income on the consolidated balance sheet, and are amortized to the income statement once the deferred charges from the hedged transaction begin again to affect earnings. The ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction. For derivatives that are not classified as hedges, changes in the fair-value of the derivative are recognized directly in earnings in the period in which the change occurs.
          We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our debt funding and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known or expected cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our investments and borrowings.

          Our primary objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for our making fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the six months ended June 30, 2010, such derivatives were used to hedge the variable cash flows associated with our unsecured line of credit and secured term loan (until its repayment in connection with the issuance of the private notes). During the six months ended June 30, 2009, such derivatives were used to hedge the variable cash flows associated with our unsecured line of credit, secured term loan, secured construction loan, and the forecasted issuance of fixed-rate debt. We formally document the hedging relationships for all derivative instruments, have historically accounted for all of our interest rate swap agreements as cash flow hedges, and do not use derivatives for trading or speculative purposes.
Newly Issued Accounting Pronouncements
          See Notes to Consolidated Financial Statements included elsewhere herein for disclosure and discussion of new accounting standards.
Results of Operations
Comparison of the Six Months Ended June 30, 2010 to the Six Months Ended June 30, 2009
          The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development and new properties), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the six months ended June 30, 2010 or 2009), new properties (properties that were not owned for each of the six months ended June 30, 2010 and 2009 and were not under redevelopment/development), and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint ventures), in thousands:

			Redevelopment/Development
	Same Properties		Properties		New Properties		Corporate
	2010	2009	2010	2009	2010	2009	2010	2009
Rental	$105,582	$108,951	$35,925	$25,187	$1,469	$—	$4	$(3)
Tenant recoveries	26,344	28,364	14,106	9,482	277	—	372	424
Other income	136	6,579	20	5	—	—	1,433	1,042

Total revenues	$132,062	$143,894	$50,051	$34,674	$1,746	$—	$1,809	$1,463

          Rental Revenues. Rental revenues increased $8.9 million to $143.0 million for the six months ended June 30, 2010 compared to $134.1 million for the six months ended June 30, 2009. The increase was primarily due to properties that were under redevelopment or development for which partial revenue recognition commenced during 2009 and 2010 (principally related to buildings placed into service at our Landmark at Eastview property) and the commencement of leases. Same property rental revenues decreased $3.4 million, or 3.1%, for the six months ended June 30, 2010 compared to the same period in 2009. The decrease in same property rental revenues was primarily due to lease expirations and early lease terminations resulting in the accelerated amortization of below-market lease intangible assets of $2.6 million in 2009 for which the vacated space has not yet been fully released. The decrease is partially offset by the commencement of new leases at certain properties in 2010 and 2009, and increases in lease rates related to CPI adjustments and lease extensions (increasing rental revenue recognized on a straight-line basis).
          Tenant Recoveries. Revenues from tenant reimbursements increased $2.8 million to $41.1 million for the six months ended June 30, 2010 compared to $38.3 million for the six months ended June 30, 2009. The increase was primarily due to properties that were under redevelopment or development for which partial revenue recognition commenced during 2009 (principally at our Center for Life Science | Boston and Landmark at Eastview properties). Same property tenant recoveries decreased $2.0 million, or 7.1%, for the six months ended June 30, 2010 compared to the same period in 2009 primarily as a result of lease expirations and changes in 2009 at certain properties where the tenant began to pay vendors directly for certain recoverable expenses.

          The percentage of recoverable expenses recovered at our properties increased to 78.5% for the six months ended June 30, 2010 compared to 74.1% for the six months ended June 30, 2009. The increase in the recovery percentage in the current period is primarily due to higher rental operations expense for the six months ended June 30, 2009, which included approximately $4.2 million related to early lease terminations and tenant receivables that were deemed to be uncollectible and the lease commencements in 2010 and late 2009, partially offset by properties that were placed into service in 2009, but were not fully leased, and properties for which leases commenced during 2010 and late 2009, but for which payment for expense recovery will not begin until a later period.
          Other Income. Other income was $1.6 million for the six months ended June 30, 2010 compared to $7.6 million for the six months ended June 30, 2009. Other income for the six months ended June 30, 2010 primarily comprised realized gains from the sale of equity investments in the amount of $865,000 and development fees earned from our PREI joint ventures. Other income for the six months ended June 30, 2009 primarily comprised consideration received related to early lease terminations of approximately $6.5 million and development fees earned from our PREI joint ventures. Termination payments received for terminated leases for the six months ended June 30, 2010 and 2009 aggregated $72,000 and $6.5 million, respectively.
          The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

			Redevelopment/Development
	Same Properties		Properties		New Properties		Corporate
	2010	2009	2010	2009	2010	2009	2010	2009
Rental operations	$20,301	$26,246	$12,202	$7,963	$79	$—	$2,346	$2,604
Real estate taxes	11,563	10,573	5,665	4,273	196	—	—	—
Depreciation and amortization	35,516	39,600	19,175	12,213	694	—	—	—

Total expenses	$67,380	$76,419	$37,042	$24,449	$969	$—	$2,346	$2,604

          Rental Operations Expense. Rental operations expense decreased $1.9 million to $34.9 million for the six months ended June 30, 2010 compared to $36.8 million for the six months ended June 30, 2009. The decrease was primarily due to the write-off of accounts receivable and accrued straight line rents related to early lease terminations of approximately $4.2 million in 2009, partially offset by increased expenses related to properties that were under redevelopment or development for which partial revenue recognition commenced during 2009 and 2010 (principally at our Landmark at Eastview and Pacific Research Center properties). Same property rental operations expense decreased $5.9 million, or 22.7%, for the six months ended June 30, 2010 compared to 2009 primarily due to the write-off of certain assets related to early lease terminations and a reduction in rental operations expense due to lease expirations and changes during 2009 at certain properties where the tenant began to pay vendors directly for certain recoverable expenses and net decreases in utility usage and other recoverable costs compared to the same period in the prior year, partially offset by lease commencements in 2010 and 2009.
          For the six months ended June 30, 2010 and 2009, we recorded bad debt expense of $254,000 and $3.8 million, respectively. The decrease in the bad debt expense related to accounts receivable and accrued straight-line rents is primarily due to amounts considered uncollectible as a result of a higher number of tenant bankruptcies, lease terminations or expected nonpayment or renegotiation of unpaid tenant receivables for the six months ended June 30, 2009 as compared to the same period in 2010. As of June 30, 2010, we have fully reserved tenant receivables (both accounts receivable and straight-line rents) for certain tenants that have not terminated their leases. Such tenants may be paying some or all of their rent on a current basis, but recoverability of some or all past due receivable balances is not considered probable.
          Real Estate Tax Expense. Real estate tax expense increased $2.6 million to $17.4 million for the six months ended June 30, 2010 compared to $14.8 million for the six months ended June 30, 2009. The increase was primarily due to properties that were under redevelopment or development in the prior year for which partial revenue recognition commenced during 2009 (principally at our Pacific Research Center property) and increases in assessed property values. Same property real estate tax expense increased $990,000, or 9.4%, for the six months ended June 30, 2010 compared to 2009 primarily due to increases in both the assessed property values and in the property tax rates at a number of properties.

          Depreciation and Amortization Expense. Depreciation and amortization expense increased $3.6 million to $55.4 million for the six months ended June 30, 2010 compared to $51.8 million for the six months ended June 30, 2009. The increase was primarily due to a recorded adjustment for a cumulative understatement of depreciation expense of approximately $1.0 million related to an operating property that we determined was not material to our previously issued consolidated financial statements and the commencement of partial operations and recognition of depreciation and amortization expense at certain of our redevelopment and development properties during 2009 (principally at our Landmark at Eastview and Pacific Research Center properties), partially offset by the acceleration of depreciation on certain assets related to early lease terminations of approximately $4.0 million in the six months ended June 30, 2009.
          General and Administrative Expenses. General and administrative expenses increased $2.3 million to $12.7 million for the six months ended June 30, 2010 compared to $10.4 million for the six months ended June 30, 2009. The increase was primarily due to an increase in aggregate compensation costs as a result of share-based compensation expense and an overall increase in personnel and cash compensation, and an increase in travel expenses relating to business operations as compared to the prior year.
          Acquisition Related Expenses. Acquisition related expenses totaled $2.0 million for the six months ended June 30, 2010 due to an increase in acquisition activities as compared to the prior period, resulting in the acquisition of 55/65 West Watkins Mill Road, Medical Center Drive and 50 West Watkins Mill Road properties during the six months ended June 30, 2010 (see Note 9 of the Notes to Consolidated Financial Statements included elsewhere herein for more information).
          Equity in Net Loss of Unconsolidated Partnerships. Equity in net loss of unconsolidated partnerships decreased $389,000 to $377,000 for the six months ended June 30, 2010 compared to $766,000 for the six months ended June 30, 2009. The decreased loss primarily reflects the commencement of revenue recognition related to two leases at a property owned by one of our PREI joint ventures during the six months ended June 30, 2010.
          Interest Expense. Interest cost incurred for the six months ended June 30, 2010 totaled $46.0 million compared to $32.6 million for the six months ended June 30, 2009. Total interest cost incurred increased primarily as a result of: (a) the amortization of deferred interest costs related to our forward starting swaps of approximately $3.6 million during the six months ended June 30, 2010 and (b) increases in the average interest rate on our outstanding borrowings due to the issuance of new fixed-rate indebtedness with a higher interest rate than the variable-rate indebtedness it replaced.
          During the six months ended June 30, 2010, we capitalized $2.9 million of interest compared to $7.6 million for the six months ended June 30, 2009. The decrease reflects the cessation of capitalized interest at our Center for Life Science | Boston, Landmark at Eastview, and 530 Fairview Avenue development projects and our Pacific Research Center redevelopment project due to the commencement of certain leases at those properties or the cessation of development or redevelopment activities. Although capitalized interest costs on certain properties currently under development or redevelopment will decrease or cease as rentable space at these properties is readied for its intended use through 2010, this decrease will be offset by an increase in interest capitalized at our Gazelle Court development project, which began development activities in April 2010, as well as continued predevelopment activities at certain other properties. Net of capitalized interest and the accretion of debt premiums and a debt discount, interest expense increased $18.1 million to $43.1 million for the six months ended June 30, 2010 compared to $25.0 million for the six months ended June 30, 2009. We expect interest expense to continue to increase as additional properties currently under development or redevelopment are readied for their intended use and placed in service, from higher interest expense associated with fixed-rate indebtedness that replaced variable-rate borrowings and from the anticipated increases in interest costs related to our variable-rate indebtedness.
          (Loss)/Gain on Derivative Instruments. The loss on derivative instruments for the six months ended June 30, 2010 of $347,000 is primarily the result of a reduction in our variable-rate indebtedness during the period, which caused the total amount of outstanding variable-rate indebtedness to fall below the combined notional value of the outstanding interest rate swaps, partially offset by changes in the fair-value of other derivative instruments. As a result, we were temporarily overhedged with respect to the outstanding interest rate swaps and we were required to prospectively discontinue hedge accounting with respect to the $250.0 million notional value interest rate swap. Subsequent changes in the fair-value and payments to counterparties associated with this interest rate swap were recorded directly to earnings. Although the remaining interest rate swaps with an aggregate notional amount of $150.0 million continued to qualify for hedge accounting, we accelerated the reclassification of amounts deferred in accumulated other comprehensive loss to earnings related to the hedged forecasted transactions that became probable of not occurring during the period in which we were overhedged.

          During the six months ended June 30, 2009, a portion of the unrealized losses related to the $100.0 million forward starting swap previously included in accumulated other comprehensive loss, totaling approximately $4.5 million, was reclassified to the consolidated statements of income as loss on derivative instruments as a result of a change in the amount of forecasted debt issuance relating to the forward starting swaps, from $400.0 million at December 31, 2008 to $368.0 million at June 30, 2009. The gain on derivative instruments for the six months ended June 30, 2009 also includes gains from changes in the fair-value of derivative instruments (net of hedge ineffectiveness of approximately $488,000 on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate and forward starting swaps and related debt).
          (Loss)/Gain on Extinguishment of Debt. During the six months ended June 30, 2010, we repurchased $6.3 million and $18.0 million face value of our Notes due 2026 at par and 100.3% of par, respectively. The repurchase resulted in the recognition of a loss on extinguishment of debt of approximately $838,000 (representing the write-off of deferred loan fees and unamortized debt discount). In addition, we recognized a loss on extinguishment of debt related to the write-off of approximately $1.4 million of deferred loan fees and legal expenses as a result of the prepayment of $250.0 million of the outstanding borrowings on our secured term loan. During the six months ended June 30, 2009, we repurchased $20.8 million face value of our Notes due 2026 for approximately $12.6 million. The repurchase resulted in the recognition of a gain on extinguishment of debt of approximately $7.0 million (net of the write-off of deferred loan fees and unamortized debt discount), partially offset by the write-off of approximately $843,000 of deferred loan fees related to the repayment of our secured construction loan in June 2009, which is reflected in our consolidated statements of income.
Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008
          The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development, new properties and corporate entities), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the years ended December 31, 2009 or 2008), new properties (properties that were not owned for each of the full years ended December 31, 2009 and 2008 and were not under redevelopment/development) and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint ventures), in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2009	2008	2009	2008	2009	2008	2009	2008
Rental	$207,209	$199,758	$62,105	$27,179	$588	$545	$(1)	$(18)
Tenant recoveries	54,836	60,312	21,776	11,220	45	31	749	603
Other income	11,116	313	13	2	4	—	2,726	2,028

Total revenues	$273,161	$260,383	$83,894	$38,401	$637	$576	$3,474	$2,613

          Rental Revenues. Rental revenues increased $42.4 million to $269.9 million for the year ended December 31, 2009 compared to $227.5 million for the year ended December 31, 2008. The increase was primarily due to properties that were under redevelopment or development for which partial revenue recognition commenced during 2008 and 2009 (principally at our Center for Life Science | Boston property) and the commencement of leases. Same property rental revenues increased $7.5 million, or 3.7%, for the year ended December 31, 2009 compared to the same period in 2008. The increase in same property rental revenues was primarily a result of the accelerated amortization of below-market lease intangible assets related to lease terminations of $2.7 million, the commencement of new leases at certain properties in 2009, and increases in lease rates related to CPI adjustments and lease extensions (increasing rental revenue recognized on a straight-line basis), partially offset by lease expirations and early lease terminations.

          Tenant Recoveries. Revenues from tenant reimbursements increased $5.2 million to $77.4 million for the year ended December 31, 2009 compared to $72.2 million for the year ended December 31, 2008. The increase was primarily due to properties that were under redevelopment or development for which partial revenue recognition commenced during 2008 and 2009 (principally at our Center for Life Science | Boston property), partially offset by a reduction in tenant recoveries due to lease expirations and changes in 2008 at certain properties at which the tenant began to pay vendors directly for certain recoverable expenses. Same property tenant recoveries decreased $5.5 million, or 9.1%, for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of a reduction in tenant recoveries due to lease expirations and changes in 2008 at certain properties where the tenant began to pay vendors directly for certain recoverable expenses, partially offset by lease commencements.
          The percentage of recoverable expenses recovered at our properties decreased to 73.8% for the year ended December 31, 2009 compared to 85.2% for the year ended December 31, 2008, primarily due to properties that were placed into service in 2009, but were not fully leased, and properties for which leases commenced during 2008 and 2009, but for which payment for expense recovery will not begin until a later period. In addition, property recovery percentages were affected by an increase in the rental operations expense of approximately $6.3 million related to early lease terminations and tenant receivables that were deemed to be uncollectible as of December 31, 2009.
          Other Income. Other income was $13.9 million for the year ended December 31, 2009 compared to $2.3 million for the year ended December 31, 2008. Other income for the year ended December 31, 2009 primarily comprised consideration received related to early lease terminations of approximately $10.9 million and development fees earned from our PREI joint ventures. Other income for the year ended December 31, 2008 primarily comprised development fees related to our PREI joint ventures.
          The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2009	2008	2009	2008	2009	2008	2009	2008
Rental operations	$45,006	$47,402	$22,114	$10,297	$1,215	$1,116	$4,878	$2,785
Real estate taxes	20,659	19,410	10,908	3,679	44	40	—	—
Depreciation and amortization	74,797	71,466	33,975	11,985	848	776	—	—

Total expenses	$140,462	$138,278	$66,997	$25,961	$2,107	$1,932	$4,878	$2,785

          Rental Operations Expense. Rental operations expense increased $11.6 million to $73.2 million for the year ended December 31, 2009 compared to $61.6 million for the year ended December 31, 2008. The increase was primarily due to properties that were under redevelopment or development for which partial revenue recognition commenced during 2008 and 2009 (principally at our Center for Life Science | Boston and Pacific Research Center properties) and the write-off of accounts receivable and accrued straight line rents related to early lease terminations of approximately $4.5 million, partially offset by lease expirations. Same property rental operations expense decreased $2.4 million, or 5.1%, for the year ended December 31, 2009 compared to 2008 primarily due to changes during 2008 at certain properties where the tenant began to pay vendors directly for certain recoverable expenses and net decreases in utility usage and other recoverable costs compared to the same period in the prior year, partially offset by the write-off of certain assets related to early lease terminations and a reduction in rental operations expense due to lease expirations.
          As discussed above, we recorded an allowance for doubtful accounts related to uncollectible tenant receivables of $6.3 million and $796,000 for the years ended December 31, 2009 and 2008, respectively.
          Real Estate Tax Expense. Real estate tax expense increased $8.5 million to $31.6 million for the year ended December 31, 2009 compared to $23.1 million for the year ended December 31, 2008. The increase was primarily due to properties that were under redevelopment or development in the prior year for which partial revenue recognition commenced during 2008 and 2009 (principally at our Center for Life Science | Boston and Pacific Research Center properties). Same property real estate tax expense increased $1.2 million, or 6.4%, for the year ended December 31, 2009 compared to 2008 primarily due to the completion of an expansion of an existing building at one of our properties in February 2009, resulting in a higher tax basis for the property in the current year.

          Depreciation and Amortization Expense. Depreciation and amortization expense increased $25.4 million to $109.6 million for the year ended December 31, 2009 compared to $84.2 million for the year ended December 31, 2008. The increase was primarily due to the commencement of partial operations and recognition of depreciation and amortization expense at certain of our redevelopment and development properties (principally at our Center for Life Science | Boston and Pacific Research Center properties) and the acceleration of depreciation on certain assets related to early lease terminations of approximately $10.2 million.
          General and Administrative Expenses. General and administrative expenses increased $85,000 to $22.9 million for the year ended December 31, 2009 compared to $22.8 million for the year ended December 31, 2008, including acquisition related expenses of $464,000 and $175,000, respectively. The increase was primarily due to an increase in aggregate compensation costs as compared to the prior year.
          Equity in Net Loss of Unconsolidated Partnerships. Equity in net loss of unconsolidated partnerships increased $1.2 million to $2.4 million for the year ended December 31, 2009 compared to $1.2 million for the year ended December 31, 2008. The increased loss primarily reflects an accrual within our PREI joint ventures related to the calculation of annual ground lease payment escalations as a result of the increased probability for an adverse outcome relating to a portion of ongoing litigation.
          Interest Expense. Interest cost incurred for the year ended December 31, 2009 totaled $77.4 million compared to $83.5 million for the year ended December 31, 2008. Total interest cost incurred decreased primarily as a result of: (1) decreases in borrowings for working capital purposes, (2) the repayment of certain mortgage notes and (3) decreases in the average interest rate on our outstanding borrowings, partially offset by the amortization of deferred interest costs related to our forward starting swaps of approximately $3.6 million.
          During the year ended December 31, 2009, we capitalized $12.4 million of interest compared to $42.3 million for the year ended December 31, 2008. The decrease reflects the cessation of capitalized interest at our Center for Life Science | Boston, 9865 Towne Centre Drive and 530 Fairview Avenue development projects and our Pacific Research Center redevelopment project due to the commencement of certain leases at those properties or a cessation of development or redevelopment activities. Net of capitalized interest and the accretion of debt premiums and a debt discount, interest expense increased $23.8 million to $65.0 million for the year ended December 31, 2009 compared to $41.2 million for the year ended December 31, 2008.
          Gain/(Loss) on derivative instruments. During the year ended December 31, 2009, a portion of the unrealized losses related to the $100.0 million forward starting swap previously included in accumulated other comprehensive loss, totaling approximately $4.5 million, was reclassified to the consolidated statements of income as loss on derivative instruments as a result of a change in the amount of forecasted debt issuance relating to the forward starting swaps, from $400.0 million at December 31, 2008 to $368.0 million at March 31, 2009. The gain on derivative instruments for the year ended December 31, 2009 also includes gains from changes in the fair-value of derivative instruments (net of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate and forward starting swaps and related debt). At December 31, 2008, the hedging relationships for two of our four forward starting swaps, with an aggregate notional amount of $150.0 million, were no longer considered highly effective as the expectation of forecasted interest payments had changed, and we were required to prospectively discontinue hedge accounting for these two swaps. As a result, a portion of the unrealized losses related to these forward starting swaps previously included in accumulated other comprehensive loss, totaling $18.2 million, was reclassified to the consolidated income statement as loss on derivative instruments in the fourth quarter of 2008. The loss on derivative instruments for the year ended December 31, 2008 also includes approximately $1.8 million of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate and forward starting swaps and related debt.

          Gain on Extinguishment of Debt. During the year ended December 31, 2009, we repurchased $82.1 million face value of our Notes due 2026 for approximately $73.9 million. The repurchase resulted in the recognition of a gain on extinguishment of debt of approximately $4.1 million (net of the write-off of approximately $3.8 million in deferred loan fees and unamortized debt discount), partially offset by the write-off of approximately $843,000 of deferred loan fees related to the repayment of our secured construction loan in June 2009, which is reflected in our consolidated statements of income.
Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007
          The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development, new properties, corporate entities and discontinued operations), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the years ended December 31, 2008 or 2007), new properties (properties that were not owned for each of the full years ended December 31, 2008 and 2007 and were not under redevelopment/ development) and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint ventures), in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2008	2007	2008	2007	2008	2007	2008	2007
Rental	$181,984	$176,664	$30,580	$10,760	$14,965	$8,585	$(65)	$(13)
Tenant recoveries	57,963	55,016	11,853	5,583	1,780	966	570	170
Other income	313	516	2	7,182	—	—	2,028	680

Total revenues	$240,260	$232,196	$42,435	$23,525	$16,745	$9,551	$2,533	$837

          Rental Revenues. Rental revenues increased $31.5 million to $227.5 million for the year ended December 31, 2008 compared to $196.0 million for the year ended December 31, 2007. The increase was primarily due to acquisitions during 2007 and 2008 and properties that were under redevelopment or development for which partial revenue recognition commenced during 2008, partially offset by properties that generated rental revenues in 2007, which subsequently entered redevelopment. Same property rental revenues increased $5.3 million, or 3.0%, for the year ended December 31, 2008 compared to the same period in 2007. The increase in same property rental revenues was primarily a result of the commencement of new leases at certain properties, and inflation-indexed rent increases at other properties, partially offset by lease expirations and early lease terminations.
          Tenant Recoveries. Revenues from tenant reimbursements increased $10.5 million to $72.2 million for the year ended December 31, 2008 compared to $61.7 million for the year ended December 31, 2007. The increase was primarily due to the commencement of new leases at a number of properties, increases in utility usage and rates, acquisitions during 2007 and 2008, properties that were under redevelopment or development for which partial revenue recognition commenced during 2008, and an increase in property management fees earned from our PREI joint ventures. Same property tenant recoveries increased $2.9 million, or 5.4%, for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of net increases in utility usage and other recoverable costs compared to the prior year, partially offset by a change in 2008 at a property at which the tenant began to pay vendors directly for certain recoverable expenses.
          The percentage of recoverable expenses recovered at our properties decreased to 85.2% for the year ended December 31, 2008 compared to 86.8% for the year ended December 31, 2007, primarily due to properties that were placed in service in 2008, but were not fully leased, and properties for which leases commenced in 2007 and 2008, but for which payment for recoverable expenses were not set to begin until a later period. In addition, property recovery percentages were affected by an increase in the rental operations expense of approximately $796,000 related to early lease terminations and tenant receivables that were deemed to be uncollectible as of December 31, 2008.

          Other Income. Other income was $2.3 million for the year ended December 31, 2008 compared to $8.4 million for the year ended December 31, 2007. Other income for the year ended December 31, 2008 primarily comprised development fees earned from our PREI joint ventures. Other income for the year ended December 31, 2007 primarily comprised $7.7 million of gains on the early termination of leases and fees earned from our PREI joint ventures.
          The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2008	2007	2008	2007	2008	2007	2008	2007
Rental operations	$45,860	$44,360	$10,593	$3,684	$2,148	$344	$2,999	$2,401
Real estate taxes	18,005	17,369	4,023	2,247	1,151	737	(50)	—
Depreciation and amortization	61,946	61,347	14,008	7,959	8,273	2,896	—	—

Total expenses	$125,811	$123,076	$28,624	$13,890	$11,572	$3,977	$2,949	$2,401

          Rental Operations Expense. Rental operations expense increased $10.8 million to $61.6 million for the year ended December 31, 2008 compared to $50.8 million for the year ended December 31, 2007. The increase was primarily due to acquisitions during 2007 and 2008 and properties that were under redevelopment or development for which partial revenue recognition commenced during 2008, partially offset by properties that generated rental revenues in 2007, which subsequently entered redevelopment. Same property rental operations expense increased $1.5 million, or 3.4%, for the year ended December 31, 2008 compared to 2007 primarily due to the hiring of additional property management personnel and related expansion of our operations in 2007 and 2008, and net increases in utility usage and other recoverable costs compared to the same period in the prior year, partially offset by a change in 2008 at a property at which the tenant began to pay vendors directly for certain recoverable expenses.
          As discussed above, we recorded an allowance for doubtful accounts of $796,000 and $232,000 for the years ended December 31, 2008 and 2007, respectively.
          Real Estate Tax Expense. Real estate tax expense increased $2.7 million to $23.1 million for the year ended December 31, 2008 compared to $20.4 million for the year ended December 31, 2007. The increase was primarily due to acquisitions during 2007 and 2008 and properties that were under redevelopment or development in the prior year for which partial revenue recognition commenced during 2008. Same property real estate tax expense increased $636,000, or 3.7%, for the year ended December 31, 2008 compared to 2007 primarily due to reassessments of the tax basis at certain properties in 2008 and refunds of property taxes in 2007 (reducing property tax expense in 2007), partially offset by a refund received at one property in 2008 and the continued capitalization of property taxes in connection with construction on our Landmark at Eastview II property.
          Depreciation and Amortization Expense. Depreciation and amortization expense increased $12.0 million to $84.2 million for the year ended December 31, 2008 compared to $72.2 million for the year ended December 31, 2007. The increase was primarily due to depreciation and amortization expense for the properties acquired in 2007 and 2008 and the commencement of partial operations and recognition of depreciation and amortization expense at certain of our redevelopment and development properties (principally at our Center for Life Science | Boston property), partially offset by the cessation of depreciation on certain properties, or portions thereof, which entered redevelopment in 2007 and 2008.
          General and Administrative Expenses. General and administrative expenses increased $964,000 to $22.8 million for the year ended December 31, 2008 compared to $21.9 million for the year ended December 31, 2007, including acquisition related expenses of $175,000 and $396,000, respectively. The increase was primarily due to continued growth in the corporate infrastructure necessary to support our expanded property portfolio, additional salary and stock compensation costs associated with the retirement of one of our executive officers, and costs associated with our new corporate headquarters, which was completed in the first quarter of 2008, partially offset by lower bonuses for senior management.

          Equity in Net Loss of Unconsolidated Partnerships. Equity in net loss of unconsolidated partnerships increased $307,000 to $1.2 million for the year ended December 31, 2008 compared to $893,000 for the year ended December 31, 2007. The increase was primarily due to cessation of the capitalization of interest and operating expenses at certain properties of our PREI joint ventures that were placed in service in 2008, partially offset by commencement of leases at those properties.
          Interest Expense. Interest cost incurred for the year ended December 31, 2008 totaled $83.5 million compared to $86.9 million for the year ended December 31, 2007. Total interest cost incurred decreased primarily as a result of: (a) decreases in borrowings for working capital purposes and (b) decreases in the average interest rate on our outstanding borrowings, partially offset by higher borrowings for development and redevelopment activities.
          During the year ended December 31, 2008, we capitalized $42.3 million of interest compared to $58.1 million for the year ended December 31, 2007. The decrease reflects the partial or complete cessation of capitalized interest at our Center for Life Science | Boston, 9865 Towne Centre Drive, and 530 Fairview Avenue development projects and our Pacific Research Center redevelopment project due to the commencement of certain leases at those properties. Net of capitalized interest and the accretion of debt premiums and a debt discount, interest expense increased $12.4 million to $41.2 million for the year ended December 31, 2008 compared to $28.8 million for the year ended December 31, 2007.
          Loss on derivative instruments. We had four forward starting swaps that were acquired to mitigate our exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed rate debt by April 30, 2009. Such fixed rate debt was generally expected to be issued in connection with a refinancing of our secured construction loan. The four forward starting swaps had an aggregate notional value of $450.0 million. At December 31, 2008, the hedging relationships for two of our four forward starting swaps, with an aggregate notional amount of $150.0 million, were no longer considered highly effective as the expectation of forecasted interest payments had changed, and we were required to prospectively discontinue hedge accounting for these two swaps. As a result, a portion of the unrealized losses related to these forward starting swaps previously included in accumulated other comprehensive loss, totaling $18.2 million, was reclassified to the consolidated income statement as loss on derivative instruments in the fourth quarter of 2008. The loss on derivative instruments for the year ended December 31, 2008 also includes approximately $1.8 million of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate and forward starting swaps and related debt.
          Gain on Extinguishment of Debt. In November 2008, we repurchased approximately $46.8 million face value of our Notes due 2026 for approximately $28.8 million. The repurchase resulted in the recognition of a gain on extinguishment of debt of approximately $14.8 million (net of the write-off of approximately $3.1 million in deferred loan fees and unamortized debt discount), which is reflected in our consolidated statements of income.
Cash Flows
     The following summary discussion of our cash flows is based on the consolidated statements of cash flows in “Financial Statements and Supplementary Data” and is not meant to be an all inclusive discussion of the changes in our cash flows for the periods presented below (in thousands):

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Net cash provided by operating activities	$63,431	$72,685	$144,128	$115,046	$114,965
Net cash used in investing activities	(172,398)	(101,535)	(156,666)	(218,661)	(409,301)
Net cash provided by financing activities	110,384	41,529	11,038	111,558	282,151
Ending cash and cash equivalents balance	21,339	34,101	19,922	21,422	13,479

Comparison of the Six Months Ended June 30, 2010 to the Six Months Ended June 30, 2009
          Net cash provided by operating activities decreased $9.3 million to $63.4 million for the six months ended June 30, 2010 compared to $72.7 million for the six months ended June 30, 2009. The decrease was primarily due to a decrease in net income before depreciation and amortization, gains or losses relating to the extinguishment of debt, derivative instruments, and the sale of marketable securities, and from net cash used to fund and settle changes in operating assets and liabilities.
          Net cash used in investing activities increased $70.9 million to $172.4 million for the six months ended June 30, 2010 compared to $101.5 million for the six months ended June 30, 2009. The increase in cash used was primarily due to higher purchases of interests in and additions to investments in real estate and funds held in escrow for acquisitions, partially offset by decreases in contributions to unconsolidated partnerships related to the repayment of outstanding indebtedness by an unconsolidated partnership in 2009.
          Net cash provided by financing activities increased $68.9 million to $110.4 million for the six months ended June 30, 2010 compared to $41.5 million for the six months ended June 30, 2009. The increase was primarily due to the issuance of our Notes due 2030 in January 2010, the issuance of our Notes due 2020 in April 2010 and an increase in proceeds from our general partner’s common stock offerings, which were contributed to us in exchange for operating partnership units, and from our unsecured line of credit, partially offset by the voluntary prepayment of the remaining outstanding indebtedness on our secured term loan, payments on our unsecured line of credit and a decrease in dividends paid as a result of a reset of the dividend rate in 2009.
Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008
          Net cash provided by operating activities increased $29.1 million to $144.1 million for the year ended December 31, 2009 compared to $115.0 million for the year ended December 31, 2008. Net cash provided by operating activities increased primarily due to increases in income before depreciation and amortization, gain on extinguishment of debt and allowance for bad debt, partially offset by changes in operating assets and liabilities and the add back for a non-cash loss on derivative instruments in 2008.
          Net cash used in investing activities decreased $62.0 million to $156.7 million for the year ended December 31, 2009 compared to $218.7 million for the year ended December 31, 2008. The decrease was primarily due to completion of construction activities on several properties, partially offset by a decrease in proceeds from the sale of real estate assets, and contributions to unconsolidated partnerships.
          Net cash provided by financing activities decreased $100.6 million to $11.0 million for the year ended December 31, 2009 compared to $111.6 million for the year ended December 31, 2008. The decrease primarily reflects reduced financing requirements due to reduced construction activity. Cash was generated from the sale of our general partner’s common stock, which was contributed to us in exchange for operating partnership units, and issuance of mortgage notes during the year ended December 31, 2009 and was used principally to pay down our secured construction loan, which was secured by the Center for Life Science | Boston property. In addition, cash from financing activities was provided by our unsecured line of credit during the year ended December 31, 2009.
Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007
          Net cash provided by operating activities was $115.0 million for the year ended December 31, 2008 and $115.0 million for the year ended December 31, 2007. Net cash provided by operating activities increased primarily due to changes in operating assets and liabilities and the add back for a non-cash loss on derivative instruments in 2008, partially offset by increases in operating income before depreciation and amortization and gain on extinguishment of debt.

          Net cash used in investing activities decreased $190.6 million to $218.7 million for the year ended December 31, 2008 compared to $409.3 million for the year ended December 31, 2007. The decrease was primarily due to fewer property acquisitions, including those acquired through investments in unconsolidated partnerships, and an increase in proceeds from the sale of real estate assets, partially offset by investments in non-real estate assets (primarily related to our relocation to a new corporate headquarters).
          Net cash provided by financing activities decreased $170.6 million to $111.6 million for the year ended December 31, 2008 compared to $282.2 million for the year ended December 31, 2007. The decrease primarily reflects reduced financing requirements due to reduced acquisition activity. Cash was generated from the sale of our general partner’s common stock, which was contributed to us in exchange for operating partnership units, during the year ended December 31, 2008 and was used principally to pay down our unsecured line of credit. In addition, cash from financing activities was provided by our unsecured line of credit and our secured construction loan during the year ended December 31, 2008.
Liquidity and Capital Resources
          Our short-term liquidity requirements consist primarily of funds to pay for future distributions expected to be paid to our unitholders, operating expenses and other expenditures directly associated with our properties, interest expense and scheduled principal payments on outstanding mortgage indebtedness, general and administrative expenses, capital expenditures, tenant improvements and leasing commissions.
          The remaining principal payments due for our consolidated and our proportionate share of unconsolidated indebtedness (excluding debt premiums and discounts) as of June 30, 2010 were as follows (in thousands):

	2010	2011	2012	2013	2014	Thereafter	Total
Fixed-rate mortgages	$3,757	$29,914	$45,414	$25,941	$353,091	$200,720	$658,837
Unsecured line of credit	—	170,500	—	—	—	—	170,500
Notes due 2026	—	—	—	—	—	21,900	21,900
Notes due 2030	—	—	—	—	—	180,000	180,000
Notes due 2020	—	—	—	—	—	250,000	250,000

Total consolidated indebtedness	3,757	200,414	45,414	25,941	353,091	652,620	1,281,237
Secured acquisition and interim loan facility	—	40,650	—	—	—	—	40,650
Secured construction loan	39,439	—	—	—	—	—	39,439

Total unconsolidated indebtedness	39,439	40,650	—	—	—	—	80,089

Total indebtedness	$43,196	$241,064	$45,414	$25,941	$353,091	$652,620	$1,361,326

          Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, construction obligations, renovations, expansions, capital commitments and other non-recurring capital expenditures that need to be made periodically, and the costs associated with acquisitions of properties that we pursue.
          We expect to satisfy our short-term liquidity requirements through our existing working capital and cash provided by our operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. Our rental revenues, provided by our leases, generally provide cash inflows to meet our debt service obligations, pay general and administrative expenses, and fund regular distributions. We expect to satisfy our long-term liquidity requirements through our existing working capital, cash provided by operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. We also expect to use funds available under our unsecured line of credit to finance acquisition and development activities and capital expenditures on an interim basis. Although we have had recent success in expanding the borrowing capacity on existing indebtedness and in securing additional sources of debt financing, there is continued uncertainty in the credit markets that may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on favorable terms (or at all), which may negatively affect our ability to make acquisitions and fund current and future development and redevelopment projects. In addition, the financial positions of the lenders under our credit facilities may worsen to the point that they default on their obligations to make available to us the funds under those facilities. A continuation of the prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plans accordingly.

          In January 2010, we completed the repurchase of $6.3 million face value of our Notes due 2026. The consideration for each $1,000 principal amount of the Notes due 2026 was $1,000, plus accrued and unpaid interest up to, but not including, the date of purchase, totaling approximately $6.3 million.
          On January 11, 2010, we issued $180.0 million aggregate principal amount of our Notes due 2030. The net proceeds from the issuance were utilized to repay a portion of the outstanding indebtedness on our unsecured line of credit and for other general corporate and working capital purposes.
          During the six months ended June 30, 2010, our general partner issued 951,000 shares of common stock pursuant to equity distribution agreements executed in 2009, raising approximately $15.4 million in net proceeds, after deducting the underwriters’ discount and commissions and estimated offering expenses. The net proceeds were contributed to us in exchange for 951,000 operating partnership units, and we utilized the proceeds to repay a portion of the outstanding indebtedness on our unsecured line of credit and for other general corporate and working capital purposes.
          On March 31, 2010, we entered into a first amendment to our first amended and restated secured term loan agreement, pursuant to which we voluntarily prepaid $100.0 million of the $250.0 million previously outstanding borrowings, reducing the outstanding borrowings to $150.0 million. The first amendment reduced the total availability under the secured term loan to $150.0 million and amended the terms of the secured term loan to, among other things, release certain of our subject properties as a result of the partial prepayment (previously pledged as security under the secured term loan), and provide revised conditions for the sale and release of other subject properties.
          On April 19, 2010, our general partner completed the issuance of 13,225,000 shares of common stock, including the exercise in full of the underwriters’ over-allotment option with respect to 1,725,000 shares, resulting in net proceeds of approximately $218.8 million, after deducting the underwriters’ discount and commissions and estimated offering expenses. The net proceeds were contributed to us in exchange for 13,225,000 operating partnership units, and we utilized to repay a portion of the outstanding indebtedness on our unsecured line of credit and for other general corporate and working capital purposes.
          In April 2010, our company received investment grade ratings from two ratings agencies. Our company sought to obtain an investment grade rating to facilitate access to the investment grade unsecured debt market as part of the overall strategy to maximize financial flexibility and manage our company’s overall cost of capital. On April 29, 2010, we completed the private placement of $250.0 million aggregate principal amount of our Notes due 2020. The terms of the indenture for the Notes due 2020 requires compliance with various financial covenants including limits on the amount of our total leverage and secured debt and which require us to maintain minimum levels of debt service coverage.
          On April 29, 2010, we voluntarily prepaid the remaining $150.0 million of outstanding indebtedness on our secured term loan, securing the release of our remaining subject properties.
          In June 2010, we completed the repurchase of $18.0 million face value of our Notes due 2026. The consideration for each $1,000 principal amount of the Notes due 2026 was $1,003, plus accrued and unpaid interest up to, but not including, the date of purchase, totaling approximately $18.3 million. After giving effect to the purchase, approximately $21.9 million aggregate principal amount of the Notes due 2026 was outstanding as of June 30, 2010.

          Our total capitalization at June 30, 2010 was approximately $3.4 billion and comprised the following:

		Aggregate
		Principal
		Amount or
	Units at	Dollar Value	Percent of Total
	June 30, 2010	Equivalent	Capitalization
	(In thousands)
Debt:
Mortgage notes payable(1)		$658,837	19.5%
Notes due 2026(2)		21,900	0.6%
Notes due 2030		180,000	5.3%
Notes due 2020(3)		250,000	7.4%
Unsecured line of credit		170,500	5.0%

Total debt		1,281,237	37.8%
Equity:
OP units outstanding(4)	116,579,459	1,875,763	55.4%
7.375% Series A preferred units outstanding(5)	9,200,000	230,000	6.8%

Total equity		2,105,763	62.2%

Total capitalization		$3,387,000	100.0%

(1)	Amount excludes unamortized debt premiums of $6.0 million recorded upon the assumption of the outstanding indebtedness in connection with our purchase of the corresponding properties.

(2)	Amount excludes unamortized debt discount of $504,000.

(3)	Amount excludes unamortized debt discount of $2.5 million.

(4)	Includes our operating partnership units and long-term incentive plan units (individually referred to as LTIP units and collectively with the operating partnership units referred to as OP units). Limited partners who have been issued OP units have the right to require the operating partnership to redeem part or all of their OP units, which right with respect to LTIP units, is subject to vesting and the satisfaction of other conditions. We may elect to acquire those operating partnership units in exchange for shares of our general partner’s common stock on a one-for-one basis, subject to adjustment. At June 30, 2010, 113,578,209 of the outstanding OP units had been issued to our general partner upon receipt of the net proceeds from the issuance of an equal number of shares of our general partner’s common stock. The closing price of our general partner’s common stock was $16.09 per share on the last trading day of the quarter (June 30, 2010).

(5)	Based on the liquidation preference of $25.00 per unit for our 7.375% Series A preferred units.
          Our general partner’s board of directors has adopted a policy of targeting our indebtedness at approximately 50% of our company’s total asset book value. At June 30, 2010, the ratio of debt to total asset book value was approximately 37.5%. However, our general partner’s board of directors may from time to time modify our debt policy in light of current economic or market conditions including, but not limited to, the relative costs of debt and equity capital, market conditions for debt and equity securities and fluctuations in the market price of our general partner’s common stock. Accordingly, we may increase or decrease our debt to total asset book value ratio beyond the limit described above.
          We may from time to time seek to repurchase or redeem our outstanding debt and our general may seek to repurchase or redeem its outstanding shares of common stock or preferred stock or other securities in open market purchases, privately negotiated transactions or otherwise. Such repurchases or redemptions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.
          Our unsecured credit agreement, as amended, provides for borrowing capacity on our unsecured line of credit of $720.0 million with a maturity date of August 1, 2011. Subject to the administrative agent’s reasonable discretion, we may increase the borrowing capacity of the unsecured line of credit to $1.0 billion upon satisfying certain conditions. In addition, we may, in our sole discretion, extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. The unsecured line of credit bears interest at a floating rate equal to, at our option, either (1) reserve-adjusted LIBOR plus a spread which ranges from 100 to 155 basis points, depending on our leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on our leverage. We have deferred the loan costs associated with the amendments to the unsecured line of credit, which are being amortized to expense with the unamortized loan costs from the original unsecured line of credit over the remaining term. At June 30, 2010, we had $170.5 million in outstanding borrowings on our unsecured line of credit, with a weighted-average interest rate of 1.6% (excluding the effect of interest rate swaps) and a weighted-average interest rate of 3.0% on the unhedged portion of the outstanding debt of approximately $20.5 million. At June 30, 2010, we had additional borrowing capacity under the unsecured line of credit of up to approximately $537.8 million (net of outstanding letters of credit issued by us and drawable on the unsecured line of credit of approximately $11.7 million).

          The terms of the credit agreement for the unsecured line of credit include certain restrictions and covenants, which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, the maximum amount of secured, and secured recourse indebtedness, leverage ratio and certain investment limitations. The dividend restriction referred to above provides that, except to enable our general partner to continue to qualify as a REIT for federal income tax purposes, we will not make distributions with respect to the OP units or other equity interests in an aggregate amount for the preceding four fiscal quarters in excess of 95% of funds from operations, as defined, for such period, subject to other adjustments. We believe that we were in compliance with the covenants as of June 30, 2010.
          A summary of our outstanding consolidated mortgage notes payable was as follows (dollars in thousands):

		Effective
	Stated Fixed	Interest	Principal Balance
	Interest Rate	Rate	June 30, 2010	December 31, 2009	Maturity Date
Ardentech Court	7.25%	5.06%	$4,296	$4,354	July 1, 2012
Bridgeview Technology Park I	8.07%	5.04%	11,172	11,246	January 1, 2011
Center for Life Science | Boston	7.75%	7.75%	347,194	348,749	June 30, 2014
500 Kendall Street (Kendall D)	6.38%	5.45%	65,168	66,077	December 1, 2018
Lucent Drive	4.75%	4.75%	5,015	5,129	January 21, 2015
6828 Nancy Ridge Drive	7.15%	5.38%	6,541	6,595	September 1, 2012
Road to the Cure	6.70%	5.78%	14,828	14,956	January 31, 2014
Science Center Drive	7.65%	5.04%	10,891	10,981	July 1, 2011
Shady Grove Road	5.97%	5.97%	147,000	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	27,867	28,322	June 1, 2012
9865 Towne Centre Drive	7.95%	7.95%	17,762	17,884	June 30, 2013
900 Uniqema Boulevard	8.61%	5.61%	1,103	1,191	May 1, 2015

			658,837	662,484
Unamortized premiums			6,030	6,970

			$664,867	$669,454

          Premiums were recorded upon assumption of the mortgage notes payable at the time of the related acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using a method that approximates the effective-interest method.
          As of June 30, 2010, principal payments due for our indebtedness (excluding debt premiums and discounts, and our proportionate share of the indebtedness of our unconsolidated partnerships) were as follows (in thousands):

2010	$3,757
2011	200,414
2012	45,414
2013	25,941
2014	353,091
Thereafter(1)	652,620

$1,281,237

(1)	Includes $21.9 million in principal payments of the Notes due 2026 based on a contractual maturity date of October 1, 2026 and $180.0 million in principal payments of the Notes due 2030 based on a contractual maturity date of January 15, 2030.

          We are a party to two interest rate swaps, which hedge the risk of increase in interest rates on our variable rate debt. In addition, we entered into forward starting swaps, which were settled with the corresponding counterparties in April 2009, and resulted in the deferral of interest costs recorded in other comprehensive income, which will be amortized as additional interest expense over the term of the corresponding fixed-rate debt.
          As of June 30, 2010, we had two interest rate swaps with an aggregate notional amount of $150.0 million under which at each monthly settlement date we either (1) receive the difference between a fixed interest rate, which we refer to as the strike rate, and one-month LIBOR if the strike rate is less than LIBOR or (2) pay such difference if the strike rate is greater than LIBOR. Each of the two interest rate swaps hedges our exposure to the variability on expected cash flows attributable to changes in interest rates on the first interest payments, due on the date that is on or closest after each swap’s settlement date, associated with the amount of LIBOR-based debt equal to each swap’s notional amount. One of these interest rate swaps has a notional amount of $35.0 million (interest rate of 5.8%, including the applicable credit spread) and is currently intended to hedge interest payments associated with our unsecured line of credit. The remaining interest rate swap has a notional amount of $115.0 million (interest rate of 5.8%, including the applicable credit spread) and is currently intended to hedge interest payments associated with our unsecured line of credit. No initial investment was made to enter into the interest rate swap agreements.
          As of June 30, 2010, we had deferred interest costs of approximately $59.7 million in other comprehensive income related to forward starting swaps, which were settled with the corresponding counterparties in March and April 2009 for approximately $86.5 million. The forward starting swaps were entered into to mitigate our exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed-rate debt, with interest payments for a minimum of ten years. In June 2009, we closed on $368.0 million in fixed-rate mortgage loans secured by our 9865 Towne Centre Drive and Center for Life Science | Boston properties. The deferred interest costs of $59.7 million will be amortized as additional interest expense over a remaining term of nine years. During the six months ended June 30, 2010, approximately $3.6 million of deferred interest costs were recognized as additional interest expense.
          Due to our voluntary early prepayment of the remaining balance outstanding on the secured term loan and additional repayment of a portion of the outstanding indebtedness on the unsecured line of credit during the three months ended June 30, 2010, our variable-rate indebtedness fell below the combined notional value of the outstanding interest rate swaps, causing us to be temporarily overhedged. As a result, we reperformed tests to assess the effectiveness of our interest rate swaps. The tests indicated that the $250.0 million interest rate swap was no longer highly effective, resulting in the prospective discontinuance of hedge accounting. From the date that hedge accounting was discontinued, changes in the fair-value associated with this interest rate swap were recorded directly to earnings, resulting in the recognition of a gain of approximately $1.1 million for the three months ended June 30, 2010, which is included as a component of loss on derivative instruments. In addition, we recorded a charge to earnings of approximately $1.1 million associated with this interest rate swap, relating to interest payments to the swap counterparty and hedge ineffectiveness, which is also included as a component of loss on derivative instruments.
          Although the remaining interest rate swaps with an aggregate notional amount of $150.0 million passed the assessment tests and continued to qualify for hedge accounting, we accelerated the reclassification of amounts deferred in accumulated other comprehensive loss to earnings related to the hedged forecasted transactions that became probable of not occurring during the period in which we were overhedged. This resulted in a charge to earnings of approximately $980,000, partially offset by a gain of approximately $647,000 primarily attributable to the elimination of our overhedged status with respect to the interest rate swaps, upon the expiration of the $250.0 million interest rate swap on June 1, 2010.
          During the six months ended June 30, 2010, we recorded total losses on derivative instruments of $347,000 primarily related to the discontinuance of hedge accounting for our former $250.0 million interest rate swap, hedge ineffectiveness on cash flow hedges due to mismatches in maturity dates and interest rate reset dates between the interest rate swaps and corresponding debt and changes in the fair-value of other derivative instruments. During the six months ended June 30, 2009, we recorded a gain on derivative instruments of $303,000 as a result of hedge ineffectiveness on cash flow hedges due to mismatches in the maturity date and the interest rate reset dates between the interest rate swaps and the corresponding debt, and changes in the fair-value of derivatives no longer considered highly effective.

          Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. During the next twelve months, we estimate that an additional $13.3 million will be reclassified from other accumulated comprehensive income as an increase to interest expense. In addition, approximately $582,000 for the six months ended June 30, 2010 and approximately $1.7 million for the six months ended June 30, 2009 of settlement payments on interest rate swaps have been deferred in accumulated other comprehensive loss and will be amortized over the useful lives of the related development or redevelopment projects.
          The following table provides information with respect to our contractual obligations at June 30, 2010, including maturities and scheduled principal repayments, but excluding related unamortized debt premiums. We were not subject to any material capital lease obligations or unconditional purchase obligations as of June 30, 2010.

Obligation	2010	2011-2012	2013-2014	Thereafter	Total
			(In thousands)
Mortgage notes payable(1)	$3,757	$75,328	$379,032	$200,720	$658,837
Notes due 2026(2)	—	—	—	21,900	21,900
Notes due 2030	—	—	—	180,000	180,000
Notes due 2020(3)	—	—	—	250,000	250,000
Unsecured line of credit(4)	—	170,500	—	—	170,500
Share of debt of unconsolidated partnerships(5)	39,439	40,650	—	—	80,089
Interest payments on debt obligations(6)	37,132	136,529	114,392	222,256	510,309
Construction projects(7)	1,311	—	—	—	1,311
Tenant obligations(8)	33,615	487	—	—	34,102
Lease commissions	974	13	93	—	1,080

Total	$116,228	$423,507	$493,517	$874,876	$1,908,128

(1)	Balance excludes $6.0 million of unamortized debt premium.

(2)	Balance excludes $504,000 of unamortized debt discount.

(3)	Balance excludes $2.5 million of unamortized debt discount.

(4)	The unsecured line of credit matures on August 1, 2011, but we may extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment.

(5)	A portion of the secured acquisition and interim loan facility was refinanced on February 11, 2009, with a new maturity date of February 10, 2011. Subsequent to June 30, 2010, our PREI joint venture exercised the initial extension option for our secured construction loan, which extended the maturity date of the secured construction loan to February 13, 2011.

(6)	Interest payments reflect cash payments that are based on the interest rates in effect and debt balances outstanding on June 30, 2010, excluding the effect of the interest rate swaps on the underlying debt.

(7)	Balance includes our proportionate share of the remaining construction project obligations of PREI I LLC.

(8)	Committed tenant-related obligations based on executed leases as of June 30, 2010.
Funds from Operations
          We present funds from operations, or FFO, available to operating partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

          Our FFO available to OP units and a reconciliation to net income for the six months ended June 30, 2010 and 2009 and for each of the years in the five-year period ended December 31, 2009 (in thousands, except share data) was as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Net income available to the unitholders(1)	$8,736	$38,599	$43,291	$46,177	$57,019	$36,507	$18,320
Adjustments:
Gain on sale of real estate assets	—	—	—	—	(1,087)	—	—
Depreciation and amortization — unconsolidated partnerships	1,357	1,323	2,647	2,100	1,139	80	50
Depreciation and amortization — consolidated entities — discontinued operations	—	—	—	—	228	550	—
Depreciation and amortization — consolidated entities — continuing operations	55,385	51,813	109,620	84,227	72,202	65,063	39,378
Depreciation and amortization — allocable to noncontrolling interest of consolidated joint ventures	(43)	(39)	(81)	(40)	(285)	—	—

Funds from operations available to OP unitholders	$65,435	$91,696	$155,477	$132,464	$129,216	$102,200	$57,748

Funds from operations per unit — diluted	$0.60	$1.04	$1.64	$1.76	$1.88	$1.74	$1.37

Weighted-average units outstanding — diluted(2)	108,298,135	88,580,072	95,082,074	75,408,153	68,738,694	58,886,694	42,091,195

(1)	Amount is inclusive of net income allocable to our limited partners.

(2)	The year ended December 31, 2009 includes 1,076,692 unvested OP units which are considered anti-dilutive for purposes of calculating diluted earnings per unit.

Off-Balance Sheet Arrangements
          As of June 30, 2010, we had investments in the following unconsolidated partnerships: (1) McKellar Court limited partnership, which owns a single tenant occupied property located in San Diego; and (2) two limited liability companies with PREI, which own a portfolio of properties primarily located in Cambridge, Massachusetts (see Note 9 of the Notes to Consolidated Financial Statements included elsewhere herein for more information).
          The McKellar Court partnership is a VIE; however, we are not the primary beneficiary. The limited partner at McKellar Court is the only tenant in the property and will bear a disproportionate amount of any losses. We, as the general partner, will receive 22% of the operating cash flows and 75% of the gains upon sale of the property. We account for our general partner interest using the equity method. The assets of the McKellar Court partnership were $14.9 million and $16.0 million and the liabilities were $10.5 million at June 30, 2010 and December 31, 2009, respectively. Our equity in net income of the McKellar Court partnership was $508,000 and $42,000 for the six months ended June 30, 2010 and 2009, respectively. In December 2009, we provided funding in the form of a promissory note to the McKellar Court partnership in the amount of $10.3 million, which matures at the earlier of (1) January 1, 2020, or (2) the day that the limited partner exercises an option to purchase our ownership interest. Interest-only payments on the promissory note are due monthly at a fixed rate of 8.15% (the rate may adjust higher after January 1, 2015), with the principal balance outstanding due at maturity.
          PREI II LLC is a VIE; however, we are not the primary beneficiary. PREI will bear the majority of any losses incurred. PREI I LLC does not qualify as a VIE. In addition, consolidation is not required as we do not control the limited liability companies. In connection with the formation of the PREI joint ventures in April 2007, we contributed 20% of the initial capital. However, the amount of cash flow distributions that we receive may be more or less based on the nature of the circumstances underlying the cash distributions due to provisions in the operating agreements governing the distribution of funds to each member and the occurrence of extraordinary cash flow events. We account for our member interests using the equity method for both limited liability companies. The assets of the PREI joint ventures were $653.7 million and $636.0 million and the liabilities were $414.3 million and $410.3 million at June 30, 2010 and December 31, 2009, respectively. Our equity in net loss of the PREI joint ventures was $885,000 and $807,000 for the six months ended June 30, 2010 and 2009, respectively.
          We have been the primary beneficiary in five other VIEs, consisting of single-tenant properties in which the tenant has a fixed-price purchase option, which are consolidated and reflected in our consolidated financial statements.

          Our proportionate share of outstanding debt related to our unconsolidated partnerships is summarized below (dollars in thousands):

			Principal Amount(1)
	Ownership		June 30,	December 31,
Name	Percentage	Interest Rate(2)	2010	2009	Maturity Date
PREI I and PREI II(3)	20%	3.85%	$40,650	$40,650	February 10, 2011
PREI I(4)	20%	3.95%	39,439	38,415	August 13, 2010(5)

Total			$80,089	$79,065

(1)	Amount represents our proportionate share of the total outstanding indebtedness for each of the unconsolidated partnerships.

(2)	Effective or weighted average interest rate of the outstanding indebtedness as of June 30, 2010, including the effect of interest rate swaps.

(3)	Amount at June 30, 2010 represents our proportionate share of the total draws outstanding under a secured acquisition and interim loan facility, which bore interest at a LIBOR-indexed variable rate. A portion of the secured acquisition and interim loan facility was utilized by both PREI I LLC and PREI II LLC to acquire a portfolio of properties (initial borrowings of approximately $427.0 million) on April 4, 2007 (see Note 7 in the accompanying consolidated financial statements). On February 11, 2009, our PREI joint ventures jointly refinanced the outstanding balance of the secured acquisition and interim loan facility, or approximately $364.1 million, with the proceeds of a new loan totaling $203.3 million and members’ capital contributions funding the balance due. The new loan bears interest at a rate equal to, at the option of our PREI joint ventures, either (a) reserve adjusted LIBOR plus 350 basis points or (b) the higher of (i) the prime rate then in effect, (ii) the federal funds rate then in effect plus 50 basis points or (iii) one-month LIBOR plus 450 basis points, and requires interest only monthly payments until the maturity date, February 10, 2011.

(4)	Amount represents our proportionate share of a secured construction loan, which bears interest at a LIBOR-indexed variable rate. The secured construction loan was executed by a wholly owned subsidiary of PREI I LLC in connection with the construction of the 650 East Kendall Street property (initial borrowings of $84.0 million on February 13, 2008 were used in part to repay a portion of the secured acquisition and interim loan facility). The remaining balance is being utilized to fund construction costs at the property.

(5)	Subsequent to June 30, 2010, our PREI joint venture exercised the initial extension option, which extended the maturity date of the secured construction loan to February 13, 2011.
Cash Distribution Policy
          All distributions on our units are made at the discretion of our general partner’s board of directors. The following table provides historical information for distributions paid on our common and preferred units for the prior two fiscal years and the six months ended June 30, 2010:

			Distribution	Distribution
Quarter Ended	Date Declared	Date Paid	per Common Unit	per Preferred Unit
March 31, 2008	March 14, 2008	April 15, 2008	$0.3350	$0.46094
June 30, 2008	June 16, 2008	July 15, 2008	0.3350	0.46094
September 30, 2008	September 15, 2008	October 15, 2008	0.3350	0.46094
December 31, 2008	December 15, 2008	January 15, 2009	0.3350	0.46094
March 31, 2009	March 16, 2009	April 15, 2009	0.3350	0.46094
June 30, 2009	June 15, 2009	July 15, 2009	0.1100	0.46094
September 30, 2009	September 15, 2009	October 15, 2009	0.1100	0.46094
December 31, 2009	December 15, 2009	January 15, 2010	0.1400	0.46094
March 31, 2010	March 15, 2010	April 15, 2010	0.1400	0.46094
June 30, 2010	June 15, 2010	July 15, 2010	0.1500	0.46094

Inflation
          Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.
          Portions of our unsecured line of credit and the secured construction loan held by our unconsolidated partnership bear interest at a variable rate, which will be influenced by changes in short-term interest rates, and will be sensitive to inflation.
Quantitative and Qualitative Disclosures About Market Risk
          Our future income, cash flows and fair-values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk.
          As of June 30, 2010, our consolidated debt consisted of the following (dollars in thousands):

			Effective
			Interest
		Percent of	Rate at
	Principal Balance(1)	Total Debt	June 30, 2010
Fixed interest rate(2)	$1,113,738	86,7%	6.18%
Variable interest rate(3)	170,500	13.3%	1.64%

Total/weighted-average effective interest rate	$1,284,238	100.0%	5.58%

(1)	Principal balance includes only consolidated indebtedness.

(2)	Includes nine mortgage notes payable secured by certain of our properties (including $6.0 million of unamortized premium), our Notes due 2026 (including $504,000 of unamortized debt discount), our Notes due 2030, and our Notes due 2020 (including $2.5 million of unamortized debt discount).

(3)	Includes our unsecured line of credit, which bears interest based at a LIBOR-indexed variable interest rate, plus a credit spread. The stated effective rate for the variable interest debt excludes the impact of any interest rate swap agreements. We have entered into two interest rate swaps, which were intended to have the effect of initially fixing the interest rates on $150.0 million of our variable rate debt at a weighted average interest rate of 4.7% (excluding applicable credit spreads for the underlying debt).
          To determine the fair-value of our outstanding consolidated indebtedness, we utilize quoted market prices to estimate the fair-value, when available. If quoted market prices are not available, we calculate the fair-value of our mortgage notes payable and other fixed-rate debt based on an estimate of current lending rates, assuming the debt is outstanding through maturity and considering the notes’ collateral. In determining the current market rate for fixed-rate debt, a market credit spread is added to the quoted yields on federal government treasury securities with similar terms to the debt. In determining the current market rate for variable-rate debt, a market credit spread is added to the current effective interest rate. At June 30, 2010, the fair-value of the fixed-rate debt was estimated to be $1.2 billion compared to the net carrying value of $1.1 billion (includes $6.0 million of unamortized debt premium, $504,000 of unamortized debt discount associated with our Notes due 2026, and $2.5 million of unamortized debt discount associated with our Notes due 2020). At June 30, 2010, the fair-value of the variable-rate debt was estimated to be $165.4 million compared to the net carrying value of $170.5 million. We do not believe that the interest rate risk represented by our fixed-rate debt or the risk of changes in the credit spread related to our variable-rate debt was material as of June 30, 2010 in relation to total assets of $3.4 billion and equity market capitalization of $2.1 billion of our general partner’s common stock and preferred stock and our operating partnership and LTIP units.

          Based on the outstanding unhedged balances of our unsecured line of credit and our proportionate share of the outstanding balance for the PREI joint ventures’ secured construction loan at June 30, 2010, a 1% change in interest rates would change our interest costs by approximately $273,000 per year. This amount was determined by considering the impact of hypothetical interest rates on our financial instruments. This analysis does not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of the magnitude discussed above, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this analysis assumes no changes in our financial structure.
          In order to modify and manage the interest rate characteristics of our outstanding debt and to limit the effects of interest rate risks on our operations, we may utilize a variety of financial instruments, including interest rate swaps, caps and treasury locks in order to mitigate our interest rate risk on a related financial instrument. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks, including counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. To limit counterparty credit risk we will seek to enter into such agreements with major financial institutions with high credit ratings. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging activities. We do not enter into such contracts for speculative or trading purposes.
Item 3. Properties.
Existing Portfolio
          At June 30, 2010, our portfolio consisted of 73 properties, representing 120 buildings with an aggregate of approximately 11.0 million rentable square feet. Except as otherwise indicated, we own all of the properties in our portfolio through our wholly-owned subsidiaries and the properties are held in fee.
          The following reflects the classification of our properties between stabilized (operating properties in which more than 90% of the rentable square footage is under lease), lease up (operating properties in which less than 90% of the rentable square footage is under lease), pre-development (development properties that are engaged in activities related to planning, entitlement, or other preparations for future construction), development (properties that are currently under development through ground up construction), redevelopment properties (properties that are currently being prepared for their intended use) and land parcels (representing management’s estimates of rentable square footage if development of these properties was undertaken) at June 30, 2010:

	Consolidated Portfolio			Unconsolidated Partnership Portfolio			Total Portfolio
			Percent of			Percent of			Percent of
		Rentable	Rentable		Rentable	Rentable		Rentable	Rentable
		Square	Square		Square	Square		Square	Square
	Properties	Feet	Feet Leased	Properties	Feet	Feet Leased	Properties	Feet	Feet Leased
Stabilized	44	5,732,015	98.8%	4	257,268	100.0%	48	5,989,283	98.9%
Lease up	19	2,638,112	65.0%	2	417,290	58.4%	21	3,055,402	64.1%

Current operating portfolio	63	8,370,127	88.1%	6	674,558	74.3%	69	9,044,685	87.1%
Long-term lease up	1	1,389,517	26.6%	—	—	n/a	1	1,389,517	26.6%

Total operating portfolio	64	9,759,644	79.4%	6	674,558	74.3%	70	10,434,202	79.1%
Development	1	176,000	100.0%	1	280,000	—	2	456,000	38.6%
Redevelopment	—	—	n/a	—	—	n/a	—	—	n/a
Pre-development	1	152,145	—	—	—	n/a	1	152,145	—

Total portfolio	66	10,087,789	78.8%	7	954,558	52.5%	73	11,042,347	76.5%
Land parcels	n/a	1,577,000	n/a	—	—	n/a	n/a	1,577,000	n/a

Total pro forma portfolio	66	11,664,789	n/a	7	954,558	n/a	73	12,619,347	n/a

          The properties we owned or had an ownership interest in, at June 30, 2010, were as follows:

			Rentable Square	Percent of Rentable		Percent Leased
Property	Acquisition Date	Property Status	Feet (1)	Sq Feet	Leased Square Feet	(6/30/10)
Boston
Albany Street	May 31, 2005	Stabilized	75,003	0.7%	75,003	100.0%
Center for Life Science | Boston	November 17, 2006	Stabilized	704,159	6.9%	641,438	91.1%

			Rentable Square	Percent of Rentable		Percent Leased
Property	Acquisition Date	Property Status	Feet (1)	Sq Feet	Leased Square Feet	(6/30/10)
Charles Street	April 7, 2006	Stabilized	47,912	0.5%	47,912	100.0%
Coolidge Avenue	April 5, 2005	Lease Up	37,400	0.4%	12,972	34.7%
21 Erie Street	May 31, 2005	Stabilized	48,627	0.5%	48,627	100.0%
40 Erie Street	May 31, 2005	Stabilized	100,854	1.0%	100,854	100.0%
47 Erie Street Parking Structure	May 31, 2005	Stabilized	447 Stalls	n/a	447 Stalls	n/a
Fresh Pond Research Park	April 5, 2005	Lease Up	90,702	0.9%	66,696	73.5%
675 W. Kendall Street (Kendall A)	May 31, 2005	Stabilized	302,919	3.0%	298,871	98.7%
500 Kendall Street (Kendall D)	May 31, 2005	Stabilized	349,325	3.5%	345,497	98.9%
Sidney Street	May 31, 2005	Stabilized	191,904	1.9%	191,904	100.0%
Vassar Street	May 31, 2005	Stabilized	52,520	0.5%	52,520	100.0%

Total Boston			2,001,325	19.8%	1,882,294	94.1%

Maryland
Beckley Street	December 17, 2004	Stabilized	77,225	0.8%	77,225	100.0%
9911 Belward Campus Drive	May 24, 2006	Stabilized	289,912	2.9%	289,912	100.0%
9920 Belward Campus Drive	May 8, 2007	Stabilized	51,181	0.5%	51,181	100.0%
Medical Center Drive	May 3, 2010	Stabilized	217,983	2.2%	217,983	100.0%
Shady Grove Road	May 24, 2006	Stabilized	635,058	6.3%	635,058	100.0%
Tributary Street	December 17, 2004	Stabilized	91,592	0.9%	91,592	100.0%
50 West Watkins Mill Road	May 7, 2010	Stabilized	57,410	0.6%	57,410	100.0%
55 / 65 West Watkins Mill Road	February 23, 2010	Stabilized	82,405	0.8%	82,405	100.0%

Total Maryland			1,502,766	15.0%	1,502,766	100.0%

San Diego
Balboa Avenue	August 13, 2004	Stabilized	35,344	0.4%	35,344	100.0%
Bernardo Center Drive	August 13, 2004	Stabilized	61,286	0.6%	61,286	100.0%
Faraday Avenue	September 19, 2005	Stabilized	28,704	0.3%	28,704	100.0%
Gazelle Court	March 30, 2010	Development	176,000	1.7%	176,000	100.0%
John Hopkins Court	August 16, 2006	Lease Up	72,192	0.7%	21,470	29.7%
6114-6154 Nancy Ridge Drive	May 2, 2007	Stabilized	196,557	1.9%	196,557	100.0%
6828 Nancy Ridge Drive	April 21, 2005	Lease Up	42,138	0.4%	24,431	58.0%
Pacific Center Boulevard	August 24, 2007	Stabilized	66,745	0.7%	66,745	100.0%
Road to the Cure	December 14, 2006	Lease Up	67,998	0.7%	54,104	79.6%
San Diego Science Center	October 21, 2004	Lease Up	105,364	1.0%	80,126	76.0%
Science Center Drive	September 24, 2004	Stabilized	53,740	0.5%	53,740	100.0%
Sorrento Valley Boulevard	December 7, 2006	Stabilized	54,924	0.5%	54,924	100.0%
Torreyana Road	March 22, 2007	Stabilized	81,204	0.8%	81,204	100.0%
9865 Towne Centre Drive	August 12, 2004	Stabilized	94,866	0.9%	94,866	100.0%

			Rentable Square	Percent of Rentable		Percent Leased
Property	Acquisition Date	Property Status	Feet (1)	Sq Feet	Leased Square Feet	(6/30/10)
9885 Towne Centre Drive	August 12, 2004	Stabilized	104,870	1.0%	104,870	100.0%
Waples Street	March 1, 2005	Stabilized	50,055	0.5%	50,055	100.0%

Total San Diego			1,291,987	12.6%	1,184,426	91.7%

New York / New Jersey
Graphics Drive	March 17, 2005	Lease Up	72,300	0.7%	18,574	25.7%
Landmark at Eastview	August 12, 2004	Lease Up	743,025	7.4%	618,977	83.3%
Landmark at Eastview II	August 12, 2004	Stabilized	360,520	3.6%	360,520	100%
One Research Way	May 31, 2006	Lease Up	49,421	0.5%	—	—

Total New York / New Jersey			1,225,266	12.2%	998,071	81.5%

San Francisco
Ardentech Court	November 18, 2004	Stabilized	55,588	0.6%	55,588	100.0%
Ardenwood Venture(2)	June 14, 2006	Lease Up	72,500	0.7%	27,620	38.1%
Bayshore Boulevard	August 17, 2004	Stabilized	183,344	1.8%	183,344	100.0%
Bridgeview Technology Park I	September 10, 2004	Lease Up	201,567	2.0%	125,144	62.1%
Bridgeview Technology Park II	March 16, 2005	Lease Up	50,400	0.5%	—	—
Dumbarton Circle	May 27, 2005	Stabilized	44,000	0.4%	44,000	100.0%
Eccles Avenue	December 1, 2005	Pre-development	152,145	1.5%	—	—
Forbes Boulevard	September 5, 2007	Stabilized	237,984	2.4%	237,984	100.0%
Industrial Road	August 17, 2004	Lease Up	171,965	1.7%	144,105	83.8%
Kaiser Drive	August 25, 2005	Lease Up	87,953	0.9%	50,000	56.8%
Pacific Research Center	July 11, 2006	Lease Up	1,389,517	13.8%	369,342	26.6%

Total San Francisco			2,646,963	26.3%	1,237,127	46.7%

Pennsylvania
Eisenhower Road	August 13, 2004	Lease Up	27,750	0.3%	16,565	59.7%
George Patterson Boulevard	October 28, 2005	Stabilized	71,500	0.7%	71,500	100.0%
King of Prussia	August 11, 2004	Lease Up	427,109	4.2%	374,387	87.7%
Phoenixville Pike	May 5, 2005	Stabilized	104,400	1.0%	104,400	100.0%
Spring Mill Drive	July 20, 2006	Stabilized	76,561	0.8%	76,561	100.0%
900 Uniqema Boulevard (3)	January 13, 2006	Stabilized	11,293	0.1%	11,293	100.0%
1000 Uniqema Boulevard (3)	September 30, 2005	Stabilized	59,821	0.6%	59,821	100.0%

Total Pennsylvania			778,434	7.7%	714,527	91.8%

			Rentable Square	Percent of Rentable		Percent Leased
Property	Acquisition Date	Property Status	Feet (1)	Sq Feet	Leased Square Feet	(6/30/10)
Seattle
Elliott Avenue	August 24, 2004	Lease Up	154,341	1.5%	—	—
500 Fairview Avenue	January 28, 2008	Stabilized	22,213	0.2%	22,213	100.0%
530 Fairview Avenue	January 12, 2006	Lease Up	96,188	1.0%	63,120	65.6%
Monte Villa Parkway	August 17, 2004	Stabilized	51,000	0.5%	51,000	100.0%
217th Place	November 21, 2006	Lease Up	67,799	0.7%	42,628	62.9%

Total Seattle			391,541	3.9%	178,961	45.7%

University Related — Other
Lucent Drive (4)	May 31, 2005	Stabilized	21,500	0.2%	21,500	100%
Trade Centre Avenue (5)	August 9, 2006	Stabilized	78,023	0.8%	78,023	100%
Walnut Street (6)	July 7, 2006	Stabilized	149,984	1.5%	149,984	100%

Total University Related — Other			249,507	2.5%	249,507	100%

Total / Weighted Average			10,087,789	100.0%	7,947,679	78.8%

(1)	Estimates for purposes of development

(2)	We own an 87.5% membership interest in the limited liability company that owns this property.

(3)	Located in New Castle, Delaware.

(4)	Located in Lebanon, New Hampshire.

(5)	Located in Longmont, Colorado.

(6)	Located in Boulder, Colorado.

          The unconsolidated partnerships in which we had an ownership interest, at June 30, 2010, were as follows:

				Rentable		Leased
		Property		Square		Square	Percent Leased
Property	Acquisition Date	Status	Buildings	Feet(1)		Feet	6/30/10	12/31/09	Market
McKellar Court(2)
McKellar Court	September 30, 2004	Stabilized	1	72,863		72,863	100.0%	100.0%	San Diego

PREI(3)
320 Bent Street	April 4, 2007	Stabilized	1	184,405		184,405	100.0%	100.0%	Boston
301 Binney Street	April 4, 2007	Lease Up	1	417,290		243,771	58.4%	46.4%	Boston
301 Binney Garage	April 4, 2007	Lease Up	1	503	Stalls	n/a	n/a	n/a	Boston
650 E. Kendall Street (Kendall B)	April 4, 2007	Development	1	280,000		—	—	—	Boston
350 E. Kendall Street Garage (Kendall F)	April 4, 2007	Stabilized	1	1,409	Stalls	n/a	n/a	n/a	Boston
Kendall Crossing Apartments	April 4, 2007	Stabilized	1	37	Apts.	n/a	n/a	n/a	Boston

(1)	Estimates for purposes of development.

(2)	We own a general partnership interest in the limited partnership that owns this property, which entitles us to 75% of the gains upon a sale of the property and 22% of the operating cash flows.

(3)	We own 20% of the limited liability companies that own these properties.
          The development / redevelopment / pre-development properties that we owned or had an ownership interest in, at June 30, 2010, were as follows:
(Dollars in thousands)

						Estimated	Estimated
		Rentable	Percent	Percent	Investment	Total	In-Service
Property	Market	Square Feet	Leased	In Service	to Date(1)	Investment(2)	Date(3)
DEVELOPMENT(4):
Gazelle Court	San Diego	176,000	100.0%	—	$13,700	$77,500	Q1 2012

REDEVELOPMENT(5):
N/A	N/A	—	—	—	—	—	—

Total / weighted average		176,000	100.0%	—	$13,700	$77,500

						Estimated	Estimated
		Rentable	Percent	Percent	Investment	Total	In-Service
Property	Market	Square Feet	Leased	In Service	to Date (1)	Investment (2)	Date (3)
PRE-DEVELOPMENT(6):
Eccles Avenue(7)	San Francisco	152,145	—	—	$24,500	TBD	TBD

          The land parcels for future development that we owned or in which we had an ownership interest, at June 30, 2010, were as follows:
LAND PARCELS FOR FUTURE DEVELOPMENT(8):

Estimated
Developable
Market	Square Feet
Boston	50,000
Maryland	529,000
San Francisco	508,000
New York / New Jersey	326,000
Pennsylvania	50,000
Seattle	114,000

Total	1,577,000

(1)	Consists of amounts paid through period end and excludes any amounts accrued.

(2)	Excludes costs associated with speculative leasing.

(3)	Management’s estimate of the time in which construction is substantially completed. A project is considered substantially complete and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity.

(4)	Represents properties that we are currently developing through ground up construction.

(5)	Represents properties that we are currently preparing for their intended use, and accordingly are capitalizing interest and other costs as of the end of the quarter.

(6)	Represents properties that are engaged in activities related to planning, entitlement, or other preparations for future construction.

(7)	Management is currently engaged in entitlement activities that it estimates could increase the rentable square footage of this property to approximately 260,000 square feet.

(8)	Represents estimates of the additional rentable square footage that we could put into service if management made the strategic election to pursue additional development.
          Our total portfolio by market at June 30, 2010 was as follows:

		Current(1)			Expiration(2)
				Annualized			Annualized
	Leased		Percent of	Base Rent		Percent of	Base Rent
	Square	Annualized	Annualized	per Leased	Annualized	Annualized	per Leased
Market	Feet	Base Rent	Base Rent	Sq Feet	Base Rent	Base Rent	Sq Feet
		(in thousands)			(in thousands)
Boston(3)	2,310,470	$120,914	38.8%	$52.33	$132,515	35.4%	$57.35
Maryland	1,502,766	54,266	17.4%	36.11	70,858	18.9%	47.15
San Diego(3)	1,257,289	39,418	12.6%	31.35	53,628	14.3%	42.65
New York/New Jersey	998,071	33,864	10.9%	33.93	43,183	11.5%	43.27
San Francisco	1,237,127	31,601	10.1%	25.54	39,153	10.4%	31.65
Pennsylvania	714,527	15,904	5.1%	22.26	17,304	4.6%	24.22
Seattle	178,961	7,852	2.5%	43.88	9,263	2.5%	51.76
University Related — Other	249,507	8,020	2.6%	32.14	8,965	2.4%	35.93

Total Portfolio/Weighted-Average	8,448,718	$311,839	100.0%	$36.91	$374,869	100.0%	$44.37

(1)	Current annualized base rent is the monthly contractual rent as of the current quarter ended, or if rent has not yet commenced, the first monthly rent payment due at each rent commencement date, multiplied by twelve months.

(2)	Annualized base rent at expiration is the monthly contractual rent as of date of expiration of the applicable lease (not including any extension options(s)), multiplied by twelve months.

(3)	Includes properties owned by our unconsolidated partnerships.

Tenant Information
          As of June 30, 2010, our consolidated and unconsolidated properties were leased to 129 tenants, and 88% of our annualized base rent was derived from tenants that were research institutions or public companies or their subsidiaries. The following is a summary of our ten largest tenants based on percentage of our annualized base rent as of June 30, 2010:

			Annualized	Percent of
			Base Rent	Annualized
		Annualized	per Leased	Base Rent -	Lease
	Leased	Base Rent	Square Foot	Current	Expiration
Tenant	Square Feet	Current	Current	Total Portfolio	Date(s)
		(In thousands)
Human Genome Sciences, Inc.	924,970	$42,756	$46.22	13.7%	June 2026
Vertex Pharmaceuticals Incorporated	685,286	28,982	42.29	9.3%	Multiple(1)
Beth Israel Deaconess Medical Center, Inc.	362,364	25,543	70.49	8.2%	July 2023
Regeneron Pharmaceuticals, Inc.	552,029	22,346	40.48	7.2%	Multiple(2)
Genzyme Corporation	343,000	15,464	45.08	5.0%	August 2018
Ironwood Pharmaceuticals, Inc.	203,189	11,153	54.89	3.6%	Multiple(3)
Merck & Co., Inc.	184,357	9,340	50.66	3.0%	Multiple(4)
Children’s Hospital Corporation	150,215	9,053	60.27	2.9%	May 2023
Centocor, Inc. (Johnson & Johnson)	374,387	8,490	22.68	2.7%	April 2014
Isis Pharmaceuticals, Inc.	204,704	7,531	36.79	2.4%	January 2032

Total/Weighted-Average(5)	3,984,501	$180,658	$45.34	58.0%

(1)	20,608 square feet expire in May 2012, 81,204 square feet expire in October 2013, 292,758 square feet expire in January 2016 and 290,716 square feet expire in May 2018.

(2)	5,833 square feet are on a month-to-month basis, 16,725 square feet expire in March 2011, 6,568 square feet expire in August 2011 and 522,903 square feet expire in July 2024.

(3)	We own 20% of the limited liability company that owns 320 Bent Street and 301 Binney Street, properties at which that this tenant leases 203,189 square feet. 39,101 square feet expire in December 2010 and 164,088 square feet expire in January 2016.

(4)	We own 20% of the limited liability company that owns 320 Bent Street, a property at which that this tenant leases 145,304 square feet. This tenant also guarantees 39,053 square feet at Landmark at Eastview. 39,053 square feet expire in July 2012 and 145,304 square feet expire in September 2016.

(5)	Without regard to any lease terminations and/or renewal options.
Lease Terms
          Our leases are typically structured for terms of five to 15 years, with extension options, and include a fixed rental rate with scheduled annual escalations. The leases are generally triple-net. Triple-net leases are those in which tenants pay not only base rent, but also some or all real estate taxes and operating expenses of the leased property. Tenants typically reimburse us for the full direct cost, without regard to a base year or expense stop, for use of lighting, heating and air conditioning, and certain capital improvements necessary to maintain the property in its original condition. We are generally responsible for structural repairs.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
          The following table sets forth as of August 17, 2010, except as otherwise set forth in the footnotes to the table, the beneficial ownership of common operating partnership units for (1) each person who is the beneficial owner of 5% or more of our outstanding common operating partnership units, (2) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), (3) each director of our general partner and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the common operating partnership units shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common operating partnership units, that could result in a change in control of us or our general partner.

		Percentage of
	Number of Common	Common Operating
	Operating	Partnership Units
	Partnership Units	Beneficially
Name	Beneficially Owned	Owned(1)
BioMed Realty Trust, Inc.	113,574,009	97.4%
Alan D. Gold(2)	1,324,780	1.1
R. Kent Griffin(3)	43,209	*
Gary A. Kreitzer(4)	913,122	*
Matthew G. McDevitt(5)	89,038	*
Barbara R. Cambon	—	*
Edward A. Dennis, Ph.D.	—	*
Richard I. Gilchrist	—	*
Theodore D. Roth	—	*
M. Faye Wilson	—	*
All executive officers and directors as a group (9 persons)	2,370,149	2.0

*	Less than 1%.

(1)	Based on a total of 116,167,547 common operating partnership units and 407,712 LTIP units outstanding as of August 17, 2010.

(2)	Includes 1,041,742 limited partnership units and 104,000 LTIP units held by Mr. Gold directly. 1,041,742 limited partnership units held by Mr. Gold directly are pledged as security for a loan. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(3)	Includes 43,209 LTIP units.

(4)	Includes 642,528 limited partnership units and 80,879 LTIP units held by Mr. Kreitzer directly, of which 424,069 limited partnership units are pledged as security for a non-purpose loan. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(5)	Includes 89,038 LTIP units.
Item 5. Directors and Executive Officers.
          This section reflects information with respect to the directors and executive officers of our general partner. We are managed by our general partner. Consequently, we do not have our own separate directors. Our executive officers are employees of BioMed Realty Trust, Inc. and BioMed Realty, L.P.
          Our general partner held its annual meeting of stockholders on May 26, 2010. At that time, our general partner’s stockholders voted on the election of directors. At the annual meeting, all of the nominees for election as directors of our general partner were elected.
          The following table sets forth the names and ages as of June 30, 2010 of the directors of our general partner.:

Name	Age	Position
Alan D. Gold	50	Chairman of the Board and Chief Executive Officer
Gary A. Kreitzer	55	Director, Executive Vice President and General Counsel
Barbara R. Cambon	56	Director
Edward A. Dennis, Ph.D.	68	Director
Richard I. Gilchrist	64	Director
Theodore D. Roth	59	Director
M. Faye Wilson	72	Director
          The following are biographical summaries for the directors of our general partner:
          Alan D. Gold has served as our general partner’s Chairman and Chief Executive Officer since our general partner’s formation in 2004, and served as our general partner’s President from 2004 until December 2008. Mr. Gold served as Chairman, President and Chief Executive Officer of our general partner’s privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded REIT specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University. Mr. Gold possesses the demonstrated leadership skills, extensive experience in effectively managing life science real estate companies and deep understanding of the life science real estate industry that strengthen the board’s collective qualifications, skills and experience.

          Gary A. Kreitzer has served as our general partner’s Executive Vice President and General Counsel and as a director since our general partner’s formation in 2004. Mr. Kreitzer also served in the same role with Bernardo Property Advisors from December 1998 until August 2004. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association. Mr. Kreitzer possesses the demonstrated ability to effectively develop and execute strategies for life science real estate companies and deep understanding of the life science real estate industry that strengthen the board’s collective qualifications, skills and experience.
          Barbara R. Cambon has been a director since 2004. Ms. Cambon has been a real estate advisor and independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. Ms. Cambon currently serves on the boards of directors of KBS Real Estate Investment Trust, Inc. and KBS Real Estate Investment Trust II, Inc. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University. As a result of these and other professional experiences, Ms. Cambon possesses particular knowledge and experience in institutional real estate investing and key aspects of real estate operations, strategic planning, finance and REIT management that strengthen the board’s collective qualifications, skills and experience.
          Edward A. Dennis, Ph.D. has been a director since 2004. Dr. Dennis is Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Professor in the Department of Pharmacology in the School of Medicine at the University of California, San Diego, where he has served as a faculty member since 1970. Dr. Dennis also co-founded and serves on the boards of directors for several privately held life science companies and professional organizations serving the life science industry, and has consulted extensively in the life science industry. He received his Bachelor of Arts degree from Yale University and his Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University, and served as a Research Fellow at Harvard Medical School. As a result of these and other professional experiences, Dr. Dennis possesses particular knowledge and experience in key aspects of scientific organizations and research and development in the life science industry that strengthen the board’s collective qualifications, skills and experience.
          Richard I. Gilchrist has been a director since 2007. Mr. Gilchrist has served as President of the Investment Properties Group of The Irvine Company, a privately held real estate investment company, since 2006. He also serves as an executive officer and member of the boards of directors of various affiliates of The Irvine Company. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately held REIT. Mr. Gilchrist currently serves on the board of directors of Nationwide Health Properties, Inc., a publicly traded REIT (he is the chairman of the investment and risk assessment committee and a member of the compensation committee), and is the Chairman of the Whittier College Board of Trustees, where he received a Bachelor of Arts degree. He earned a law degree from the University of California, Los Angeles. As a result of these and other professional experiences, Mr. Gilchrist possesses particular knowledge and experience in key aspects of the REIT industry, public company management, strategic planning, real estate operations and finance that strengthen the board’s collective qualifications, skills and experience.

          Theodore D. Roth has been a director since 2004. Mr. Roth has been a Managing Director of Roth Capital Partners, LLC, an investment banking firm, since February 2003. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth previously served on the boards of directors of Alliance Pharmaceutical Corp. from 1998 to 2009 and Orange 21 Inc. from 2005 to 2009. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City. As a result of these and other professional experiences, Mr. Roth possesses particular knowledge and experience in key aspects of executive management, strategic planning and financing of growth companies in the life science industry that strengthen the board’s collective qualifications, skills and experience.
          M. Faye Wilson has been a director since 2005. Ms. Wilson is Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and has been a principal since 2003. She served on the board of directors of Farmers Insurance Group of Companies from 1993 through 2001 and the board of directors of The Home Depot, Inc. from 1992 through 2001. Ms. Wilson was also a senior officer of Home Depot from 1998 through 2002. From 1992 until 1998, Ms. Wilson served in several senior management roles at Bank of America Corporation, including senior assignments in corporate finance in the United States and Europe, Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. She earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an Undergraduate Degree from Duke University. She became a certified public accountant in 1961. As a result of these and other professional experiences, Ms. Wilson possesses particular knowledge and experience in key aspects of executive management, strategic planning, corporate governance, enterprise risk management, finance and accounting that strengthen the board’s collective qualifications, skills and experience.
Executive Officers
     Our general partner’s executive officers and their ages as of June 30, 2010 are as follows:

Name	Age	Position
Alan D. Gold	50	Chairman and Chief Executive Officer (principal executive officer)
R. Kent Griffin, Jr.	40	President and Chief Operating Officer
Greg N. Lubushkin	57	Chief Financial Officer (principal financial officer)
Gary A. Kreitzer	55	Executive Vice President and General Counsel
Matthew G. McDevitt.	44	Executive Vice President, Real Estate
          The following are biographical summaries for our general partner’s executive officers other than Messrs. Gold and Kreitzer, for whom biographical summaries can be found in the preceding section.
          R. Kent Griffin, Jr. has served as our general partner’s President and Chief Operating Officer since December 2008 and served as our general partner’s Chief Financial Officer from March 2006 through May 2010. Mr. Griffin previously was part of the real estate investment banking group at Raymond James & Associates, Inc. where he was a Senior Vice President responsible for advising real estate clients on public and private equity and debt issuance, mergers and acquisitions, and other services. Prior to joining Raymond James in 2003, Mr. Griffin worked in the global real estate investment banking group of JP Morgan in both New York and San Francisco. Prior to that, Mr. Griffin was part of the real estate service group for Arthur Andersen LLP, where he was responsible for a range of audit and advisory services as a certified public accountant. Mr. Griffin received a Master of Business Administration from the University of North Carolina and a Bachelor of Science Degree in Business and Accountancy from Wake Forest University. Mr. Griffin is a member of the National Association of Real Estate Investment Trusts.
          Greg N. Lubushkin was appointed Chief Financial Officer, effective June 1, 2010. He previously served as our general partner’s Vice President, Chief Accounting Officer from April 2007 to May 2010. From November 2004 to March 2007, Mr. Lubushkin served as Chief Accounting Officer of ECC Capital Corporation, a publicly traded mortgage REIT that invests in residential mortgage loans. From 1988 to 2004, Mr. Lubushkin was an audit partner, and from 1977 to 1988 a staff member, of PricewaterhouseCoopers LLP, a public accounting firm. Mr. Lubushkin received a Bachelor of Science Degree in Business Administration (Accounting and Finance emphasis) from the University of California at Berkeley. Mr. Lubushkin is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

          Matthew G. McDevitt has served as our general partner’s Executive Vice President, Real Estate since February 2010, having served as our Executive Vice President, Acquisitions and Leasing from February 2008 to February 2010 and our Regional Executive Vice President from February 2006 to February 2008, and having joined us in 2004 as our Vice President, Acquisitions. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (MRES), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College. He is a member of the Pennsylvania Biotechnology Association.
Item 6. Executive Compensation.
          This section reflects information with respect to the directors and executive officers of our general partner. We are managed by our general partner. Consequently, we do not have our own separate directors. Our executive officers are employees of BioMed Realty Trust, Inc. and BioMed Realty, L.P.
Compensation Discussion and Analysis
          This Compensation Discussion and Analysis section discusses the compensation policies and programs for BioMed Realty Trust, Inc.’s and BioMed Realty, L.P.’s Named Executive Officers, which consist of the Chief Executive Officer, Chief Financial Officer and two other executive officers of us and our general partner during 2009, as determined under the rules of the SEC. Mr. Lubushkin, who was appointed Chief Financial Officer in June 2010, was not deemed an executive officer of us or our general partner during 2009, and is therefore not included in this discussion.
Executive Compensation Program Overview
          Our general partner’s executive compensation program is administered under the direction of the compensation committee of our general partner’s board of directors.
          Objectives of Our General Partner’s Executive Compensation Program. Our general partner’s executive compensation program is designed to meet the following objectives:
•	to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies,

•	to reward individual achievement appropriately and promote individual accountability to deliver on our business objectives, and

•	to enhance BioMed’s long-term financial performance and position, and thus stockholder value, by significantly aligning the financial interests of our executives with those of our stockholders.
          To accomplish these objectives, our executive compensation program primarily includes:
•	annual base salaries, intended to provide a stable annual income at a level that is consistent with the individual executive officer’s role and contribution to our general partner,

•	bonuses, intended to link each executive officer’s compensation to our overall financial and operating performance and the officer’s performance versus established goals and objectives for a particular year, and

•	long-term incentives through equity-based compensation, including restricted stock and LTIP unit grants, intended to further promote retention through time-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

          Each of our general partner’s executive officers is also entitled to certain benefits upon a change of control of our general partner or upon his or her termination from our general partner without “cause” or for “good reason,” including severance benefits and full vesting of all long-term incentives held by the officer. Our general partner provides these benefits to its executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us, and in order to attract and retain executives as our general partner competes for talented employees in a marketplace where such protections are commonly offered. These items are described under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
Determination of Compensation Awards
          Our general partner’s compensation committee annually reviews and determines the total compensation to be paid to our general partner’s executive officers.
          Role of Management. Mr. Gold, our general partner’s Chief Executive Officer, makes recommendations and presents analyses to the compensation committee based on its requests. He also discusses with the committee:
•	our general partner’s and its peers’ performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•	the performance of the other executives, including information on how he evaluates the other executives’ individual and business unit performances.
          Mr. Gold attends compensation committee meetings, but he does not attend the portion of compensation committee meetings intended to be held without members of management present, or any deliberations relating to his own compensation. Our general partner’s Chief Financial Officer, when directed accordingly, also provides information on our general partner’s and its peers’ performance and evaluates the financial implications of compensation committee actions under consideration and provides related information.
          Competitive Market Data and Compensation Consultant. The compensation committee has retained FPL Associates to provide executive compensation advisory services. Neither the compensation committee nor our general partner has any other professional relationship with FPL Associates, except that Ferguson Partners Ltd., an affiliate of FPL Associates, was also retained in connection with our identification and review of potential board candidates in 2007. In connection with the compensation committee’s year-end 2009 compensation review and determinations, FPL Associates provided data regarding market practices and provided advice regarding executive annual base salaries, bonuses and long-term incentive compensation, consistent with our general partner’s compensation philosophies and objectives.
          In determining compensation for our general partner’s executive officers, the compensation committee utilizes data and surveys provided by FPL Associates of the companies in our peer groups and examines each peer company’s performance and the compensation elements and levels provided to their executive officers. The compensation committee then carefully evaluates our corporate performance and generally determines whether the compensation elements and levels that our general partner provides to its executive officers are appropriate relative to the compensation elements and levels provided to their counterparts at our general partner’s peer companies, in light of each executive officer’s individual and business unit performance and contributions.
          The compensation committee, with input from the compensation consultant and management, annually reviews the composition of the peer groups and the criteria and data used in compiling the peer group lists, and makes appropriate modifications to account for certain factors such as peer company size, market capitalization, asset focus and growth statistics. The compensation committee does not consider the methodology that each peer company employs in making compensation decisions as a factor in selecting the companies for inclusion in the peer group.

          For 2009, the compensation committee utilized two peer groups of real estate companies, including the “office peer group” and the “size-based peer group.” The office peer group consisted of ten public REITs focused primarily on the development, ownership and operation of office properties, having individual total capitalizations in the range of $2.5 billion to $13.4 billion, with a median total capitalization of $4.8 billion, as of December 31, 2008. The office peer group included the following companies:

•	Alexandria Real Estate Equities, Inc.	•	Duke Realty Corporation
•	Brandywine Realty Trust	•	HCP, Inc.
•	Corporate Office Properties Trust	•	Highwoods Properties, Inc.
•	Digital Realty Trust, Inc.	•	Kilroy Realty Corporation
•	Douglas Emmett, Inc.	•	Mack-Cali Realty Corporation
          The size-based peer group included 15 public REITs which develop, own and operate properties for varying types of uses, having individual total capitalizations in the range of $2.1 billion to $5.3 billion, with a median total capitalization of $2.7 billion, as of December 31, 2008. The size-based peer group included the following REITs:

•	Alexandria Real Estate Equities, Inc.	•	Healthcare Realty Trust, Inc.
•	Brandywine Realty Trust	•	Highwoods Properties, Inc.
•	BRE Properties, Inc.	•	Kilroy Realty Corporation
•	Colonial Properties Trust	•	National Retail Properties, Inc.
•	Corporate Office Properties Trust	•	PS Business Parks, Inc.
•	DCT Industrial Trust Inc.	•	Realty Income Corporation
•	Equity One, Inc.	•	Washington Real Estate Investment Trust
•	First Industrial Realty Trust, Inc.
          Certain peers with characteristics within the two peer groups were not selected due to company size.
          Although the compensation committee obtains and reviews compensation data from our general partner’s peers, it does not believe that it is appropriate to establish compensation levels based solely on benchmarking. Instead, the compensation committee relies upon its judgment in making compensation decisions, after reviewing the specific performance criteria of our general partner and carefully evaluating an executive officer’s individual performance during the year and, for executive officers other than Mr. Gold, business unit performance during the year, each as more specifically described below. The compensation committee also considers the extensive experience and focused expertise of each of the executive officers in the life science real estate product type, which the compensation committee views as key elements for the long-term success of our general partner.
          Based on the performance of our general partner and our general partner’s executive team, the compensation committee sought to target total compensation for 2009 for its executive officers at a level that was generally at or near the 75th percentile of the total compensation paid in 2008 (the most recent data available at that time) to executives holding comparable positions within the size-based peer group and at or near the 50th percentile of the total compensation paid in 2008 to executives holding comparable positions within the office peer group. The committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the positions were sufficiently similar to make the comparisons meaningful. The compensation committee also sought to allocate total compensation between cash and equity compensation based on a number of factors, including the compensation mix of our peer group companies, total compensation targets, and the guidelines and requirements established in the executives’ employment agreements at the time of BioMed’s formation for base salaries and bonus ranges. However, the compensation committee does not have a stated policy regarding the mix of the executive officers’ compensation between cash and equity compensation. Instead, the compensation committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of BioMed’s objectives or remain competitive in the market for executive talent.

          Performance Measures. The compensation committee evaluates the executive officers based on three performance measures:
•	individual performance,

•	business unit performance (except for Mr. Gold), and

•	corporate performance.
          The three performance measures are accorded different weights depending on the executive officer and whether the compensation being evaluated is the annual bonus or long-term equity incentive compensation. The weightings are described in further detail under “— Elements of the Executive Compensation Program-Annual Bonuses” and “— Elements of the Executive Compensation Program — Long-Term Incentives — Restricted Stock and LTIP Unit Awards.”
          Individual Performance. In the beginning of each year, our general partner’s Chief Executive Officer, with input from the individual executives, sets certain goals and expectations for each executive officer, tailored to the executive’s specific role within and expected contribution to our general partner as well as developmental requirements. These goals and expectations are generally subjective in nature and relate primarily to:
•	driving execution of BioMed’s business plan and the success of our general partner as a whole (without singularly focusing on achieving only the specific objectives within that officer’s area of responsibility),

•	demonstrated individual leadership skills,

•	continuous self-development,

•	teamwork,

•	fostering effective communication and coordination across company departments,

•	developing and motivating employees to achieve high performance,

•	cultivating employees’ engagement and alignment with our general partner’s core values, and

•	adaptability and flexibility to changing circumstances.
          While the compensation committee focuses on evaluating individual performance in the context of an overall effective manager, performance relative to the individual goals listed above generally requires a subjective evaluation, and the compensation committee may emphasize certain goals over others in its discretionary decision-making that do not lend themselves to a formulaic approach.
          Business Unit Performance. In the beginning of each year, our general partner’s Chief Executive Officer, as a result of an extensive process involving analyses and discussions with management, sets certain goals and expectations for individual business units, which include, for example:
•	operating business units within the established budgets,

•	controlling general and administrative costs,

•	executing on acquisition and development programs according to plans,

•	achieving financing milestones and the optimal mix of borrowing designed to protect our long-term financial stability,

•	strengthening operational, budgeting and management processes, and

•	developing and managing the successful execution of appropriate leasing strategies.
          Although more objectively quantifiable than individual performance evaluations, business unit performance goals are still both quantitative and qualitative in nature, and the compensation committee exercises discretion in making business unit performance determinations by emphasizing certain goals over others and taking into account general business environment considerations with respect to each goal, including changes in the business environment that have occurred between when the goals were originally set and when the evaluation is conducted.

          Corporate Performance.
          Corporate Performance as a Component of Annual Bonus Determination. As a component in determining the executive officers’ annual bonuses, our general partner’s corporate performance is evaluated based on two criteria:
•	the achievement of per share funds from operations, or FFO, within the annual guidance range generally provided on the third quarter earnings press release of the preceding year, as adjusted for any stock splits, stock offerings or similar transactions, and

•	the achievement of two to three percent year-over-year growth in cash basis same property net operating income, or NOI.
          The methodology for calculating FFO is described in detail above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.” NOI is computed by adding or subtracting certain items from net income, including minority interest in the operating partnership, gains or losses from investment in unconsolidated partnerships, interest expense, interest income, depreciation and amortization, and general and administrative expenses. NOI is used as a performance measure because it reflects only those income and expense items that are incurred at the property level.
          In evaluating the achievement of these corporate performance goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on non-recurring events during the year.
          Corporate Performance as a Component of Long-Term Equity Incentive Determination. As a component in determining the executive officers’ long-term equity incentive awards, our general partner’s corporate performance is evaluated based on its stockholder performance, which can be divided into two categories:
•	our general partner’s absolute total stockholder return for the year, which is calculated based on a combination of total dividend return and the change in common share price during the year, as adjusted for any stock splits, stock offerings or similar transactions, with an annual target absolute total stockholder return of nine percent, and

•	general partner’s total stockholder return as compared to the MSCI US REIT Index, or RMS.
          Our general partner uses total stockholder return as a long-term incentive award criteria because our general partner believes it further aligns the interests of the executive to stockholder interests. In evaluating the achievement of these corporate performance goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on general equity market conditions.
Elements of the Executive Compensation Program
          The compensation committee carefully reviews the corporate performance of our general partner and individual and business unit performances of the executive officers to determine the appropriate level of total compensation for the executive officers, while also taking into consideration how each executive officer’s total compensation compares to other similarly situated executives in the peer companies as described above. In addition, the compensation committee seeks to optimally allocate total compensation among its various components, which include base salary, bonus and long-term equity incentive compensation, based on the criteria as described below.
          Base Salary
          The initial base salary for each executive officer is provided in the employment agreement between BioMed and such officer, as described below under “— Potential Payments Upon Termination or Change in Control,” subject to annual increases based on increases in the consumer price index and further increases in the discretion of the board of directors or compensation committee. In determining base salary increases, the compensation committee considered each executive officer’s individual performance and business unit performance, as well as our general partner’s overall performance, market conditions and competitive salary information.

          In connection with the annual compensation review in January 2009, the compensation committee decided not to increase the annual base salaries of our general partner’s executive officers. Messrs. Gold, Griffin and McDevitt also each waived their rights under their employment agreements to receive a consumer price index adjustment in their annual base salaries for 2009. For 2009, Mr. Gold’s annual base salary was $472,500 and each of Messrs. Griffin’s and McDevitt’s base salary was $313,500. In addition, pursuant to an amendment to his employment agreement, Mr. Kreitzer’s annual base salary was set at $100,000 for 2009.
          In connection with the annual review of their performance, in January 2010, the compensation committee approved increases to the annual base salaries of our general partner’s executive officers, effective January 1, 2010. Mr. Gold’s annual base salary increased to $685,000, Mr. Griffin’s annual base salary increased to $438,000, and Mr. McDevitt’s annual base salary increased to $360,000. The compensation committee determined that these increases in salary were appropriate, in light of the strong individual performances and depth of expertise in the life science real estate product type of Messrs. Gold, Griffin and McDevitt, business unit performance with respect to Messrs. Griffin and McDevitt, and corporate performance, as described below. Mr. Kreitzer’s annual base salary remained at $100,000 for 2010.
          On February 12, 2010, in connection with Mr. McDevitt’s promotion to Executive Vice President, Real Estate, the compensation committee approved an additional increase of Mr. McDevitt’s annual base salary to $390,000, retroactive to January 1, 2010.
          Annual Bonuses
          Our general partner’s annual executive bonus program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives for the year, including financial and operating performance goals. Each Named Executive Officer’s annual bonus (other than Mr. Kreitzer) is also based in part on their employment agreements, which provide for annual bonus ranges as a percentage of base salary of 50% to 200% for Mr. Gold and 50% to 150% for each of Messrs. Griffin and McDevitt.
          In determining the executive officers’ respective annual bonuses, the compensation committee primarily considers the corporate performance of our general partner, while also taking into consideration the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin and McDevitt. Our general partner’s corporate performance is assessed through the evaluation of the general partner’s FFO per diluted share and same property cash NOI results, with FFO per diluted share weighted approximately twice as much as same property cash NOI.
          The following is a brief analysis of the compensation committee’s deliberations regarding individual and business unit performance on an executive by executive basis:
          Mr. Gold. Mr. Gold, as our general partner’s Chief Executive Officer, is responsible for the overall management and stewardship of our general partner, including focusing on broader, longer-term corporate strategies. In its evaluation of Mr. Gold’s individual performance, the compensation committee noted the following accomplishments:
•	successfully guiding our general partner through a difficult economic environment to achieve strong overall operating results in 2009,

•	providing key leadership in the continual development of our strategy to ensure that stockholder value is maximized over the long-term, particularly with respect to:
o	raising capital and maintaining our strong long-term financial stability,

o	developing an aggressive leasing strategy to maximize the value of our properties,

o	driving the cost effective construction of our development and redevelopment properties, and

o	providing cost effective operational services to our tenants to meet their changing needs,
•	providing highly valuable guidance to the other executives and employees and effectively fostering an environment of dedicated professionalism and hard work, and

•	maintaining the right “tone at the top” and creating a culture of strong corporate governance, transparency and ethics.

          Mr. Griffin. Mr. Griffin, as our general partner’s President and Chief Operating Officer, is responsible for the day-to-day execution of our general partner’s corporate strategy. In 2009, Mr. Griffin also served as our general partner’s Chief Financial Officer. In its evaluation of Mr. Griffin’s individual performance and business unit performance during 2009, the compensation committee noted the following accomplishments:
•	working with the Chief Executive Officer and our general partner’s board of directors to effectively manage capital requirements, including:
o	closing on two loans totaling $368 million for our Center for Life Science | Boston and 9865 Towne Centre Drive properties,

o	closing on a $203 million secured loan facility for our joint venture with Prudential Real Estate Investors,

o	increasing the aggregate borrowing capacity on our unsecured line of credit by $120 million to $720 million,

o	establishing a continuous equity offering program for shares of our general partner’s common stock with aggregate gross proceeds of up to $120 million, and

o	completing a successful public offering of our general partner’s common stock, raising approximately $167 million in net proceeds,
•	productive engagement with our general partner’s board of directors across a wide spectrum of company matters,

•	continuing to provide our general partner greater exposure in the investor and analyst communities,

•	effective management of our general partner’s day-to-day to operations, including:
o	overseeing the execution of our general partner’s leasing program,

o	overseeing the identification and execution of property acquisitions,

o	overseeing our general partner’s development program,

o	raising capital and maintaining our strong long-term financial stability,

o	the management of property operations, and

o	the effective control of general and administrative expenses, and
•	fostering increased coordination and communication across our functional departments.
          Mr. McDevitt. Mr. McDevitt, as our general partner’s Executive Vice President, Real Estate, is tasked with refining our general partner’s leasing and acquisitions strategies with a focus on maximizing the value of our general partner’s assets, as well as implementing and managing the execution of leasing and acquisition strategies on a company-wide basis. In its evaluation of Mr. McDevitt’s individual performance, the compensation committee noted the following accomplishments:
•	managing the regional leasing teams in the execution of over 1.7 million square feet of new leases, lease extensions and renewals in the five quarters ended December 31, 2009, significantly exceeding expectations in the context of challenging market conditions,

•	providing key mentorship, guidance and support of leasing and acquisitions team members as they assume greater responsibilities and leadership for executing our general partner’s strategy, and

•	continuing to establish strong relationships with major life science companies with significant space requirements, including through lease renewals and expansions with existing tenants, the execution of leases with new tenants and the development of ties with prospective tenants.
          Mr. Kreitzer. Mr. Kreitzer, our general partner’s Executive Vice President and General Counsel, served in such capacity at 50% of a full-time work schedule in 2009. Mr. Kreitzer also continues to serve as a member of the board of directors of our general partner, and provides his guidance and leadership with respect to our general partner’s long-term strategy.
          In terms of corporate performance criteria, our general partner achieved an FFO per diluted share of $1.64 for 2009. As adjusted for our general partner’s stock issuance in May 2009 and the impact of extinguishment of debt related to repurchase of Notes due 2026 in 2009, our general partner achieved an estimated FFO per diluted share of $1.75 for 2009, which was five cents above the mid-point of the guidance range of $1.70 disclosed in our general partner’s third quarter 2008 earnings press release in October 2008. In addition, excluding properties which had lease terminations in 2009, our general partner achieved same property cash NOI year-over-year growth of 2.8% in the fourth quarter of 2009, which was 0.3% above the 2.5% targeted mid-point of the compensation committee’s two to three percent range.

          As a result of the strong individual performances and depth of expertise in the life science real estate product type of Messrs. Gold, Griffin and McDevitt, the achievements of the business units that Messrs. Griffin and McDevitt oversee, and our general partner’s strong financial performance in 2009 relative to previously issued guidance, the compensation committee awarded our general partner’s Named Executive Officers the bonuses for the 2009 fiscal year as reflected in the Summary Compensation Table.
          Long-Term Incentives — Restricted Stock and LTIP Unit Awards
          Long-term incentive awards are designed to increase senior management’s stock ownership in BioMed, to directly align employee compensation with the interests of our general partner’s stockholders and to encourage actions that maximize long-term stockholder value. Our general partner’s long-term incentive awards generally vest over three to five years, thereby providing an incentive for the grantee to remain with BioMed, and dividends are paid on the entirety of the grant from the date of the grant.
          The compensation committee provides a set dollar amount of long-term equity incentive awards that may be granted to executives and other employees, which is established annually by the committee based on a variety of factors, including the number of executives and key employees, the previous year’s pool size, peer company pool allotments and the general performance of our general partner. The total equity incentive award pool available for the 2009 year-end grants was set by the compensation committee at ten million dollars. Executives are generally allocated 60% of the pool, while other key employees are allocated the remaining 40% of the pool. While the compensation committee can grant up to the amount authorized in the equity incentive award pool, the committee takes into consideration the individual and business unit performance measures, business environment, competitive salary environment and company performance and impact to determine grants, which may result in the compensation committee granting less than the authorized amount.
          In determining the executive officers’ respective long-term incentive awards, the compensation committee primarily considers the corporate performance of our general partner, while also taking into consideration the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin (including in his capacity as Chief Financial Officer in 2009) and McDevitt. Our general partner’s corporate performance is measured by the absolute total stockholder return and relative stockholder return of our general partner, with each given equal weighting. In addition, the compensation committee may adjust the amounts of long-term incentive awards to avoid significant year-over-year fluctuations, to achieve targeted total compensation in light of salary levels and cash bonus awards, and to take into consideration peer company practices and the awards’ goals of long term performance and retention of highly talented executives.
          BioMed’s absolute total stockholder return for 2009 was 45.3%, and the RMS’s total stockholder return for 2009 was 28.6%. BioMed’s relative total stockholder return outperformed the RMS’s total stockholder return by 16.7%.
          For the 2009 fiscal year, in January 2010, Mr. Gold was granted 183,240 shares of our general partner’s restricted stock, Mr. Griffin was granted 107,220 shares of our general partner’s restricted stock, Mr. McDevitt was granted our general partner’s 51,400 shares of restricted stock, and Mr. Kreitzer was granted 3,020 shares of our general partner’s restricted stock. In total, the Named Executive Officers received $5.4 million of the $6.0 million available under the executive pool for 2009. These awards were based upon the compensation committee’s consideration of the foregoing factors, as well as the committee’s assessment of the economic environment, our general partner’s share price, the number and dollar value of prior equity awards granted to the executives, and the total compensation to the executives in absolute terms and with reference to the total compensation paid to similarly situated executives at our general partner’s peers. The awards vest at a rate of 25% per year for Messrs. Gold, Griffin and McDevitt and vest approximately one year after the date of grant for Mr. Kreitzer. The equity incentive awards granted to our general partner’s Named Executive Officers in 2009 are reflected in the Grants of Plan-Based Awards table.

          On February 12, 2010, in connection with Mr. McDevitt’s promotion to Executive Vice President, Real Estate, Mr. McDevitt was granted an additional 33,624 shares of restricted stock, which vest at a rate of 25% per year.
          Equity Grant Practices
          The annual awards of unvested restricted stock and LTIP units are typically granted to our general partner’s executive officers at the compensation committee’s regularly scheduled meeting in the first quarter of each year. Such equity awards are effective upon grant. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by our general partner. Neither we nor our general partner has awarded any stock options.
          Other Benefits
          Our general partner provides benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of its employees, including our general partner’s executive officers. Our general partner also provides personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, under the terms of the executive officers’ employment agreements described below, our general partner provides reimbursement for the premiums for long-term disability and life insurance policies and car allowances. Our general partner believes that its employee benefit plans are an appropriate element of compensation, are competitive within its peer group companies and are necessary to attract and retain employees.
Employment Agreements
          In order to specify our expectations with regard to our general partner’s executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our general partner’s executive officers in connection with certain terminations or change in control events, our general partner’s board of directors has approved and we and our general partner have entered into employment agreements with certain of the executive officers, which are described in more detail under “— Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.
Tax Deductibility of Executive Compensation
          The compensation committee considers the anticipated tax treatment to our general partner and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. The committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.
Compensation Committee Interlocks and Insider Participation
          There were no insider participations or compensation committee interlocks among the members of the compensation committee during fiscal year 2009. At all times during fiscal year 2009, the compensation committee was comprised solely of independent, non-employee directors.

Compensation Risk Analysis
          In early 2010, the compensation committee, with input from management, assessed our general partner’s compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by our general partner. After that assessment, the compensation committee determined that none of our general partner’s compensation policies or programs encourage any employee to take on excessive risks that are reasonably likely to have a material adverse effect on our general partner. The compensation committee’s assessment noted certain key attributes of our general partner’s compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives. The fixed portion of compensation (base salary) is designed to provide reliable base income regardless of our general partner’s stock price performance so that executives do not feel pressured to focus exclusively on our general partner’s stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions are designed to motivate our executives to produce superior long- and short-term corporate performance.

•	Corporate performance objectives, which are factors considered in determining compensation, are designed to be consistent with our general partner’s overall business plan and strategy, as guided by our general partner’s board of directors.

•	The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals over both the long- and short-term, reducing the risk associated with any single indicator of performance.

•	Our general partner grants equity incentive awards that vest over multi-year periods, designed to ensure that executives and key employees have significant portions of their compensation tied to long-term stock price performance and have their economic interests aligned with those our general partner’s stockholders.

•	Our general partner’s compensation committee has the right to exercise discretion over executive compensation decisions.
Summary Compensation Table
          The table below summarizes the total compensation paid or earned by each of our general partner’s Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007.

				Stock		All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards		Compensation(2)	Total
Alan D. Gold	2009	$472,500	$1,417,500	$1,912,750	(3)	$269,064	$4,071,814
Chairman and Chief Executive Officer	2008	472,500	567,000	1,052,400	(4)	185,863	2,277,763
	2007	450,000	1,203,527	1,566,075	(5)	156,077	3,375,679
R. Kent Griffin, Jr.	2009	313,500	783,750	983,700	(3)	184,949	2,265,899
President, Chief Operating Officer and	2008	313,500	351,120	795,664	(4)	158,291	1,618,575
former Chief Financial Officer (6)	2007	298,500	606,466	1,938,950	(5)	125,058	2,968,974
Gary A. Kreitzer	2009	100,000	—	32,790	(3)	53,778	186,568
Executive Vice President and	2008	157,500	—	221,028	(4)	88,491	467,019
General Counsel	2007	150,000	303,555	1,342,350	(5)	96,726	1,892,631
Matthew G. McDevitt	2009	313,500	470,250	655,800	(3)	158,283	1,597,833
Executive Vice President,	2008	313,500	250,800	707,262	(4)	164,831	1,436,393
Real Estate	2007	298,500	609,798	2,088,100	(5)	144,989	3,141,387

(1)	The bonuses to our general partner’s Named Executive Officers for the fiscal year ended December 31, 2007 were payable in a combination of vested LTIP units, shares of our general partner’s common stock and cash, as set forth below:

	Dollar Value of	Dollar Value of
Name	LTIP Units(a)	Common Stock(a)	Cash	Total
Alan D. Gold	$229,275	—	$974,252	$1,203,527
R. Kent Griffin, Jr.	78,773	$78,750	448,943	606,466
Gary A. Kreitzer	43,755	—	259,800	303,555
Matthew G. McDevitt	140,026	—	469,772	609,798

(a)	Based on the closing market price of our general partner’s common stock of $22.29 on January 30, 2008, the date of grant.

(2)	All other compensation for 2009 represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances and dividends and distributions on unvested restricted stock and LTIP units (and excludes dividends and distributions on vested restricted stock and LTIP units), as follows:

				Dividends
				Paid on
		401(k)		Unvested
	Insurance	Matching	Automobile	Stock and	Total Other
Name	Premiums	Contributions(a)	Allowances	LTIP Units	Compensation
Alan D. Gold	$23,499	$8,250	$12,000	$225,315	$269,064
R. Kent Griffin, Jr.	25,422	8,250	9,000	142,277	184,949
Gary A. Kreitzer	10,362	3,053	4,500	35,863	53,778
Matthew G. McDevitt	24,228	8,250	9,000	116,805	158,283

(a)	Our general partner established and maintains a retirement savings plan under Section 401(k) of the Code to cover its eligible employees, including our general partner’s executive officers, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. Our general partner currently matches each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, our general partner reserves the right to make additional discretionary contributions on behalf of eligible participants.

(3)	Represents the grant date fair value of restricted stock awarded in 2009 based on the closing price of our general partner’s common stock on the date of such grants, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (ASC Topic 718). Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 175,000, 90,000, 3,000 and 60,000 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013 with respect to awards granted to Messrs. Gold, Griffin and McDevitt, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(4)	Represents the grant date fair value of restricted stock and LTIP units awarded in 2008 based on the closing price of our general partner’s common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 47,214, 35,696, 9,916 and 31,730 LTIP units and/or shares of restricted stock, respectively. The restricted stock vests 20% annually on each of January 1, 2009, 2010, 2011, 2012 and 2013. Dividends are paid on the entirety of the grant from the date of the grant.

(5)	Represents the grant date fair value of restricted stock and LTIP units awarded in 2007 based on the closing price of our general partner’s common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 52,500, 65,000, 45,000 and 70,000 LTIP units and/or shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013. Dividends are paid on the entirety of the grant from the date of the grant.

(6)	Mr. Griffin served as Chief Financial Officer in 2009 and continued to serve as Chief Financial Officer in 2010 until the appointment of Greg N. Lubushkin as Chief Financial Officer on June 1, 2010. Mr. Griffin continues to serve as President and Chief Operating Officer.

Grants of Plan-Based Awards
          The table below provides information about restricted stock awards granted to our general partner’s Named Executive Officers during the fiscal year ended December 31, 2009.

			Grant Date Fair
		All Other Stock Awards: Number	Value of Stock
	Grant Date	of Shares of Stock or Units(1)	Awards(2)
Alan D. Gold	1/13/09	175,000	$1,912,750
R. Kent Griffin, Jr.	1/13/09	90,000	983,700
Gary A. Kreitzer	1/13/09	3,000	32,790
Matthew G. McDevitt	1/13/09	60,000	655,800

(1)	The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013 with respect to awards granted to Messrs. Gold, Griffin and McDevitt, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer.

(2)	This column has been calculated by multiplying the closing market price of our general partner’s common stock on the grant date for the restricted stock awards by the number of shares awarded, as determined in accordance with ASC Topic 718. The closing market price on January 13, 2009 was $10.93.
Severance Arrangements
          Employment Agreements. Except as provided below, all of the employment agreements with our general partner’s executive officers contain substantially similar terms. Our general partner believes that the employment agreements offer competitive terms and are appropriate to attract and retain individuals at the executive officer level.
          We and our general partner entered into employment agreements, effective as of August 6, 2004, with Messrs. Gold, Kreitzer and McDevitt and an employment agreement, effective as of March 27, 2006, with Mr. Griffin. On December 14, 2007, we and our general partner entered into amended and restated employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt, all of which were further amended on December 15, 2008. The primary purpose of the amendments to the amended and restated employment agreements was to reflect certain title changes and to ensure that certain payments to be made pursuant to the employment agreements will be exempt from or comply with the requirements of Section 409A of the Code. In addition, the amendment to Mr. Kreitzer’s amended and restated employment agreement provided that Mr. Kreitzer would receive an annual base salary of $100,000 commencing on January 1, 2009.
          The employment agreements provide for Mr. Gold to serve as our general partner’s Chairman and our and our general partner’s Chief Executive Officer, Mr. Griffin to serve as our and our general partner’s President and Chief Operating Officer, Mr. Kreitzer to serve as our and our general partner’s Executive Vice President and General Counsel, and Mr. McDevitt to serve as our and our general partner’s Executive Vice President. These employment agreements require Messrs. Gold, Griffin, Kreitzer and McDevitt, as applicable, to devote such attention and time to our and our general partner’s affairs as is necessary for the performance of their duties (provided that, in the case of Mr. Kreitzer, he is not required to devote more than 50% of a full-time work schedule), but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, our general partner will use its best efforts to cause Mr. Gold to be nominated and elected as Chairman of our general partner’s board of directors and Mr. Kreitzer to be nominated and elected as a member of our general partner’s board of directors.
          Each of the employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt has a term of one year and provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.

     The employment agreements provide for:
•	initial annual base salaries, subject to annual increases based on increases in the consumer price index and further increases in the discretion of our general partner’s board of directors or the compensation committee of our general partner’s board of directors,

•	Eligibility for annual cash performance bonuses, based on the satisfaction of performance goals established by our general partner’s board of directors or the compensation committee of our general partner’s board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our general partner’s senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our general partner’s senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy, and

•	monthly payments of $750 ($1,000 in the case of Mr. Gold and $375 in the case of Mr. Kreitzer) for an automobile allowance.
          Each executive, other than Mr. Kreitzer, has a minimum annual cash bonus equal to 50% of base salary. Mr. Gold’s annual cash bonus may be up to 200% of his base salary. Messrs. Griffin and McDevitt may have annual cash bonuses up to 150% of their base salary.
          The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:
•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by:
o	with respect to Messrs. Gold, Griffin and Kreitzer, three, or

o	with respect to Mr. McDevitt, one,
50% of which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and the remaining 50% of which amount will be paid in a lump sum on March 1 of the year following the calendar year when the termination occurs,
•	an amount equal to the premiums for long-term disability insurance and life insurance for twelve months, which shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable,

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.
          Under the employment agreements, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.
          Each employment agreement provides that, if the executive’s employment is terminated by our general partner without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

          Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:
•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for twelve months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, we will pay, in a single lump sum payment, an amount equal to twelve months of premiums on the long-term disability and life insurance policies described above.
          The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.
2004 Incentive Award Plan
          We and our general partner have adopted the amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P., which became effective on May 27, 2009. Our 2004 Incentive Award Plan provides for the grant to employees and consultants of us and our general partner (and their respective subsidiaries) and directors of our general partner of stock options, restricted stock, LTIP units, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our general partner and its qualifying subsidiaries are eligible to receive incentive stock options under the 2004 Incentive Award Plan. Our general partner has reserved a total of 5,340,000 shares of its common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments as set forth in the plan. As of December 31, 2009, 1,645,111 shares of our general partner’s restricted stock and 640,150 LTIP units had been granted and 3,054,739 shares remained available for future grants under the 2004 Incentive Award Plan.
Outstanding Equity Awards at Fiscal Year-End
          The table below provides information about outstanding equity awards for each of our general partner’s Named Executive Officers as of December 31, 2009.

	Stock Awards
	Number of Shares of	Market Value of Shares
	Stock or Units That	of Stock or Units That
Name	Have Not Vested(1)	Have Not Vested(2)
Alan D. Gold	239,022	$3,771,767
R. Kent Griffin, Jr.	151,058	2,383,695
Gary A. Kreitzer	33,433	527,573
Matthew G. McDevitt	120,384	1,899,660

(1)	The equity awards granted vest over four to five years, and vest in one year with respect to the grant of shares of restricted stock to Mr. Kreitzer.

(2)	Market value has been calculated as the closing market price of our general partner’s common stock at December 31, 2009 of $15.78, multiplied by the outstanding unvested restricted stock or LTIP unit awards for each Named Executive Officer.

Stock Vested
          The table below provides information about restricted stock and LTIP unit vesting for each of our Named Executive Officers during the fiscal year ended December 31, 2009, except that it does not include restricted stock and LTIP units that vested on January 1, 2009 and instead includes restricted stock and LTIP units that vested on January 1, 2010. Restricted stock and LTIP units that vested on January 1, 2009 are reported in our 2009 proxy statement.

	Stock and Unit Awards
	Number of Shares or
	Units Acquired on	Value Realized on
Name	Vesting(1)	Vesting(2)
Alan D. Gold	66,318	$1,046,498
R. Kent Griffin, Jr.	45,890	724,144
Gary A. Kreitzer	16,233	256,157
Matthew G. McDevitt	38,846	612,990

(1)	This column represents the aggregate of equity grants from August 6, 2004 through December 31, 2009 to the Named Executive Officers that vested on January 1, 2010. Restricted stock and LTIP units that vested on January 1, 2009 are reported in our general partner’s 2009 proxy statement.

(2)	This column represents the value as calculated by multiplying the closing market price of our general partner’s common stock at December 31, 2009 of $15.78, by the number of shares that vested.
Potential Payments Upon Termination or Change in Control
          The table below reflects the amount of compensation that each of our general partner’s Named Executive Officers would be entitled to receive under his existing employment agreement with our general partner upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2009, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our general partner. In the event of a termination by our general partner for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table.

			Termination
		Termination	w/o Cause or
		w/o Cause or	for Good
		for Good	Reason (in
		Reason (apart	connection
		from Change-	with Change-
Name	Benefit	in-Control)(1)	in-Control) (1)	Death	Disability(2)
Alan D. Gold	Severance Payment	$4,605,527	$4,605,527	$472,500	$472,500
	Accelerated Equity Award Vesting(3)	3,771,767	3,771,767	—	—
	Medical Benefits(4)	25,104	25,104	16,736	16,736
	Long-Term Disability Benefits(5)	840	840	—	840
	Life Insurance Benefits(5)	5,923	5,923	—	5,923
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$8,424,161	$8,424,161	$489,236	$495,999

R. Kent Griffin, Jr.	Severance Payment	$2,681,836	$2,681,836	$313,500	$313,500
	Accelerated Equity Award Vesting(3)	2,383,695	2,383,695	—	—
	Medical Benefits(4)	24,698	24,698	16,465	16,465
	Long-Term Disability Benefits(5)	8,235	8,235	—	8,235
	Life Insurance Benefits(5)	722	722	—	722
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	1,330,297	—	—
Total Value:		$5,114,186	$6,444,483	$329,965	$338,922

			Termination
		Termination	w/o Cause or
		w/o Cause or	for Good
		for Good	Reason (in
		Reason (apart	connection
		from Change-	with Change-
Name	Benefit	in-Control)(1)	in-Control) (1)	Death	Disability(2)
Gary A. Kreitzer	Severance Payment	$603,555	$603,555	$100,000	$100,000
	Accelerated Equity Award Vesting(3)	527,573	527,573	—	—
	Medical Benefits(4)	12,078	12,078	8,052	8,052
	Long-Term Disability Benefits(5)	405	405	—	405
	Life Insurance Benefits(5)	73	73	—	73
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$1,158,684	$1,158,684	$108,052	$108,530

Matthew G. McDevitt	Severance Payment	$757,116	$757,116	$313,500	$313,500
	Accelerated Equity Award Vesting(3)	1,899,660	1,899,660	—	—
	Medical Benefits(4)	23,574	23,574	15,716	15,716
	Long-Term Disability Benefits(5)	7,754	7,754	—	7,754
	Life Insurance Benefits(5)	758	758	—	758
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$2,703,862	$2,703,862	$329,216	$337,728

(1)	In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable and the remaining 50% will be paid in a lump sum on March 1 of the year following the calendar year during which the termination occurs. If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer and Griffin, three, or (b) with respect to Mr. McDevitt, one. The calculations in the table are based on the annual base salary on December 31, 2009 and an averaging of the bonuses paid in 2008, 2009 and 2010.

(2)	This column assumes permanent disability (as defined in the existing employment agreements) for each executive at December 31, 2009.

(3)	For purposes of this calculation, each executive’s total unvested equity awards, including restricted stock and LTIP units, on December 31, 2009 are multiplied by the closing market price of our general partner’s common stock at December 31, 2009 of $15.78.

(4)	If the executive’s employment is terminated without cause or for good reason, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(5)	Represents the amount needed to pay, in a single lump sum, for premiums for long-term disability and life insurance for twelve months at the levels in effect for each executive officer as of December 31, 2009.

(6)	Under the employment agreement of each executive, we and our general partner agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount and we will not be required to make the gross-up payment.

Item 7. Certain Relationships and Related Transactions, and Director Independence.
          Our general partner has adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our general partner’s audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.
Formation Transactions and Contribution of Properties
          Our general partner was formed as a Maryland corporation on April 30, 2004. Our general partner also formed us as a Maryland limited partnership on April 30, 2004. In connection with our general partner’s initial public offering in August 2004, we acquired interests in six properties that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.
Contribution Agreements
          We received the interests in the properties contributed by our general partner’s executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if we directly or indirectly sell, exchange or otherwise dispose of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our general partner’s executive officers and their affiliates before the tenth anniversary of the completion of our general partner’s initial public offering, then we will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.
          We have also agreed for a period of ten years following the date of our general partner’s initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if we repay existing debt.
Redemption or Exchange of Our Limited Partnership Units
          As of October 1, 2005, our limited partners, including Messrs. Gold, Kreitzer and McDevitt, have the right to require us to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our general partner’s common stock at the time of the redemption, or, at our general partner’s election, shares of our general partner’s common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of June 30, 2010, our limited partners held units exchangeable for an aggregate of 2,593,538 shares of our general partner’s common stock, assuming the exchange of units into shares of common stock on a one-for-one basis.

Other Benefits to Related Parties
          Messrs. Gold and Kreitzer have agreed to indemnify the lenders of the debt on the contribution properties for certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents. In connection with our general partner’s initial public offering, our general partner agreed to indemnify Messrs. Gold and Kreitzer against any payments they may be required to make under such indemnification agreements. However, our general partner’s indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to us by Messrs. Gold and Kreitzer in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold and Kreitzer have agreed to indemnify us.
          Our general partner has entered into a registration rights agreement with our limited partners to provide registration rights to holders of our general partner’s common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, in the fourth quarter of 2005, our general partner filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units, which expired in the fourth quarter of 2008. Prior to that registration statement’s expiration, our general partner filed and caused to become effective a new registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.
Director Independence
          NYSE listing standards require NYSE-listed companies, such as our general partner, to have a majority of independent board members and a nominating and corporate governance committee, compensation committee and audit committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).
          In addition, the NYSE listing standards provide that a director is not independent if:
          (1) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;
          (2) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
          (3) (a) the director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;
          (4) the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or
          (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
          The board of directors of our general partner by resolution has affirmatively determined that, based on the standards set forth in NYSE rules and our general partner’s corporate governance documents, all of the directors elected to our general partner’s board at the 2010 Annual Meeting are independent, except for Messrs. Gold and Kreitzer.

Item 8. Legal Proceedings.
          Although we are involved in legal proceedings arising in the ordinary course of business, we are not currently a party to any legal proceedings nor, to our knowledge, is any legal proceeding threatened against us that we believe would have a material adverse effect on our financial position, results of operations or liquidity.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
          There is no established public trading market for our common operating partnership units. As of August 17, 2010, there were 19 holders of record of our common operating partnership units, including our general partner. The following table sets forth, for the periods indicated, the distributions we declared with respect to our common operating partnership units for the periods indicated.

Distributions Declared
First Quarter 2008	$0.335
Second Quarter 2008	$0.335
Third Quarter 2008	$0.335
Fourth Quarter 2008	$0.335
First Quarter 2009	$0.335
Second Quarter 2009	$0.110
Third Quarter 2009	$0.110
Fourth Quarter 2009	$0.140
First Quarter 2010	$0.140
Second Quarter 2010	$0.150
          We intend to continue to declare quarterly distributions on our common operating partnership units. The actual amount and timing of future distributions will be at the discretion of our general partner’s board of directors and will depend upon our financial condition in addition to the requirements of the Code, and no assurance can be given as to the amounts or timing of future distributions. In addition, our credit facility limits our ability to make distributions to our common operating partnership unitholders. The limitation is based on 95% of funds from operations, but not less than the minimum necessary to enable our general partner to meet its REIT income distribution requirements. We do not anticipate that our ability to make distributions will be impaired by the terms of our credit facility. However, there can be no assurances in that regard.
          As of August 17, 2010, there were 116,167,547 common operating partnership units and 407,712 LTIP units outstanding, and (1) there were no common operating partnership units subject to outstanding options or warrants to purchase, (2) there were no securities convertible into our common operating partnership units (3) there were no common operating partnership units that have been, or are proposed to be, publicly offered by us. As of August 17, 2010, there were 100,881,517 common operating partnership units which could be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the Securities Act), subject to other restrictions on transfer in the securities laws or in our partnership agreement. Currently, pursuant to the terms of our partnership agreement, any transfer of units by the limited partners, except to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members of the transferring limited partner, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to specified limitations, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act. See “Description of Registrant’s Securities to be Registered—Transferability of Interests.”

     Securities Authorized for Issuance Under Equity Compensation Plans
          The following table sets forth certain equity compensation plan information for us as of December 31, 2009.

Number of Securities
Remaining Available for
	Number of Securities to Be	Weighted-Average Exercise	Future Issuance under
	Issued upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants and	(excluding securities
Plan Category	Warrants and Rights	Rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	3,054,739
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	3,054,739

Item 10. Recent Sales of Unregistered Securities.
Debt Securities
          6.125% Senior Notes due 2020
          On April 29, 2010, we issued $250.0 million in aggregate principal amount of our Notes due 2020 to Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., in their capacity as representatives of the several initial purchasers. The purchase price paid by the initial purchasers was 98.977% of the principal amount thereof, and the initial purchasers received discounts and commissions in an aggregate amount of $4.2 million in connection with the issuance and sale of the Notes due 2020. The terms of the Notes due 2020 are governed by an indenture, dated April 29, 2010, among us, as issuer, BioMed Realty Trust, Inc., as guarantor, and U.S. Bank National Association, as trustee. We offered and sold the Notes due 2020 to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers then sold the Notes due 2020 to qualified institutional buyers within the United States pursuant to the exemption from registration provided by Rule 144A under the Securities Act.
          3.75% Exchangeable Senior Notes due 2030
          On January 11, 2010, we issued $180.0 million aggregate principal amount of our Notes due 2030 to Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC, in their capacity as representatives of the several initial purchasers. The purchase price paid by the initial purchasers was 97.0% of the principal amount thereof, and the initial purchasers received discounts and commissions in an aggregate amount of $4.5 million in connection with the issuance and sale of the Notes due 2030. The terms of the Notes due 2030 are governed by an indenture, dated January 11, 2010, among us, as issuer, BioMed Realty Trust, Inc., as guarantor, and U.S. Bank National Association, as trustee. We offered and sold the Notes due 2030 to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers then sold the Notes due 2030 to qualified institutional buyers within the United States pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes due 2030 may be exchanged for shares of our general partner’s common stock at an initial exchange rate of 55.0782 shares per $1,000 principal amount of Notes due 2030. At the initial exchange rate, the notes are exchangeable for common stock at an exchange price of approximately $18.16 per share.

Equity Securities
          Common Operating Partnership Units
          During the past three years, we have issued common operating partnership units in private placements in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, in the amounts and for the consideration set forth below:
•	During the three-year period ended August 17, 2010, our general partner issued, net of forfeitures, an aggregate of 1,372,952 shares of its common stock in connection with restricted stock awards under its incentive award plan for no cash consideration. For each share of common stock issued by our general partner in connection with such an award, we issued a restricted common operating partnership unit to our general partner. During the three-year period ended August 17, 2010, we issued, net of forfeitures, an aggregate of 1,372,952 restricted common operating partnership units to our general partner, as required by our partnership agreement.

•	On April 19, 2010, our general partner sold 13,225,000 shares of its common stock, including the exercise in full of the underwriters’ over-allotment option with respect to 1,725,000 shares, to Raymond James & Associates, Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc., as representatives of the several underwriters. Our general partner contributed the net proceeds from this offering of approximately $218.8 million, after deducting the underwriters’ discount and commissions and estimated offering expenses, to us in exchange for 13,225,000 common operating partnership units. The shares of common stock were offered and sold under a prospectus supplement and related prospectus filed with the SEC pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-161751).

•	On September 4, 2009, our general partner entered into equity distribution agreements with each of Raymond James & Associates, Inc., UBS Securities LLC and Wells Fargo Securities, LLC, under which it may offer and sell shares of its common stock having an aggregate offering price of up to $120.0 million over time. Through August 17, 2010, our general partner has issued an aggregate of 1,498,900 shares under the equity distribution agreements. Our general partner contributed the net proceeds from this program of approximately $22.7 million, after deducting the underwriters’ discount and commissions and offering expenses, to us in exchange for 1,498,900 common operating partnership units. The shares of common stock were offered and sold under a prospectus supplement and related prospectus filed with the SEC pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-161751).

•	On May 21, 2009, our general partner sold 16,754,854 shares of its common stock, including the exercise of the underwriters’ over-allotment option with respect to 754,854 shares, to Raymond James & Associates, Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters. Our general partner contributed the net proceeds from this offering of approximately $166.9 million, after deducting the underwriters’ discount and commissions and estimated offering expenses, to us in exchange for 16,754,854 common operating partnership units. The shares of common stock were offered and sold under a prospectus supplement and related prospectus filed with the SEC pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-137376).

•	On October 6, 2008, our general partner sold 8,625,000 shares of its common stock, including the exercise in full of the underwriter’s over-allotment option with respect to 1,125,000 shares, to UBS Securities LLC. Our general partner contributed the net proceeds from this offering of approximately $212.4 million, after deducting the underwriters’ discount and commissions and estimated offering expenses, to us in exchange for 8,625,000 common operating partnership units. The shares of common stock were offered and sold under a prospectus supplement and related prospectus filed with the SEC pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-137376).

•	On April 22, 2008, our general partner sold 6,129,000 shares of its common stock, including the exercise of the underwriters’ over-allotment option with respect to 429,000 shares, to Raymond James & Associates, Inc., as the representative of the several underwriters. Our general partner contributed the net proceeds from this offering of approximately $149.6 million, after deducting the underwriters’ discount and commissions and estimated offering expenses, to us in exchange for 6,129,000 common operating partnership units. The shares of common stock were offered and sold under a prospectus supplement and related prospectus filed with the SEC pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-137376).

          For all issuances of units to our general partner, we relied on our general partner’s status as a publicly traded NYSE-listed company with over $3.4 billion in total consolidated assets at June 30, 2010 and as our majority owner and general partner as the basis for the exemption under Section 4(2) of the Securities Act.
          LTIP Units
•	During the three-year period ended August 17, 2010, we issued, net of forfeitures, an aggregate of 207,484 LTIP units as awards for no cash consideration. Limited partners who have been issued LTIP units have the right to require us to redeem part or all of their LTIP units, which right is subject to vesting and the satisfaction of other conditions. Our general partner may elect to acquire those LTIP units in exchange for shares of its common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair market value of an equivalent number of shares of its common stock at the time of redemption. The issuances of the LTIP units were made to our executive officers in reliance on the exemption under Section 4(2) of the Securities Act. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through employment or other relationships, to information about us.
Item 11. Description of Registrant’s Securities to be Registered.
          The material terms and provisions of our Agreement of Limited Partnership, as amended, which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to this registration statement.
Management
          BioMed Realty, L.P., is a Maryland limited partnership that was formed on April 30, 2004. BioMed Realty Trust, Inc. is our sole general partner and conducts substantially all of its business in or through us. As our sole general partner, BioMed Realty Trust, Inc. exercises exclusive and complete responsibility and discretion in its day-to-day management and control. Our general partner can cause us to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. Our limited partners may not transact business for, or participate in the management activities or decisions of, us, except as provided in the partnership agreement and as required by applicable law. Some restrictions in the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Termination Transactions” below.
          Our limited partners expressly acknowledged that BioMed Realty Trust, Inc., as our general partner, is acting for the benefit of us, our limited partners and our general partner’s stockholders collectively. Our general partner is under no obligation to give priority to the separate interests of our limited partners or its stockholders in deciding whether to cause us to take or decline to take any actions. If there is a conflict between the interests of our general partner’s stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our general partner’s stockholders or our limited partners; provided, however, that for so long as our general partner owns a controlling interest in us, any conflict that cannot be resolved in a manner not adverse to either our general partner’s stockholders or our limited partners will be resolved in favor of our general partner’s stockholders. Our general partner is not liable under the partnership agreement to us or to any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions, so long as our general partner has acted in good faith.

          The partnership agreement provides that substantially all of our general partner’s business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through us, and that we must be operated in a manner that will enable our general partner to satisfy the requirements for being classified as a REIT.
Transferability of Interests
          Except in connection with a transaction described in “— Termination Transactions” below, BioMed Realty Trust, Inc., as general partner, may not voluntarily withdraw from us, or transfer or assign all or any portion of its interest in us, without the consent of the holders of a majority of the limited partnership interests (including our general partner’s 97.1% limited partnership interest in us) except for permitted transfers to its affiliates. Currently, any transfer of units by the limited partners, except to BioMed Realty Trust, Inc., as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members of the transferring limited partner, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to specified limitations, will be subject to a right of first refusal by our general partner and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.
Capital Contributions
          Our general partner contributed to us all of the net proceeds of its IPO as an initial capital contribution in exchange for a 91.5% partnership interest. Some of our general partner’s directors, executive officers and their affiliates contributed properties and assets to us and became limited partners and, together with other limited partners, initially owned the remaining 8.5% limited partnership interest. As of June 30, 2010, our general partner owned a 97.4% partnership interest and other limited partners, including some of our general partner’s directors, executive officers and their affiliates, owned the remaining 2.6% partnership interest (including LTIP units).
          The partnership agreement provides that BioMed Realty Trust, Inc., as general partner, may determine that we require additional funds for the acquisition of additional properties or for other purposes. Under the partnership agreement, our general partner is obligated to contribute the proceeds of any offering of stock as additional capital to us. We are authorized to cause partnership interests to be issued for less than fair market value if our general partner concludes in good faith that such issuance is in our best interests.
          The partnership agreement provides that our general partner may make additional capital contributions, including properties, to us in exchange for additional partnership units. If our general partner contributes additional capital and receives additional partnership interests for the capital contribution, its percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and our value at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if our general partner contributes additional capital and receives additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. Limited partners have no preemptive right or obligation to make additional capital contributions.
          We could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from us, including the partnership interests that our general partner’s wholly owned subsidiaries own.
Amendments of the Partnership Agreement
          Amendments to the partnership agreement may be proposed by BioMed Realty Trust, Inc., as general partner, or by limited partners holding at least 25% of the units held by limited partners.

          Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding units (including the units held by BioMed Realty Trust, Inc. as general partner and as a limited partner). However, as general partner, BioMed Realty Trust, Inc. will have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:
•	add to BioMed Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners,

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement,

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by us,

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•	cure any ambiguity, correct or supplement any provision of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

•	satisfy any requirements, conditions or guidelines of federal or state law,

•	reflect changes that are reasonably necessary for our general partner to maintain its status as a REIT,

•	modify the manner in which capital accounts are computed, or

•	amend or modify any provision of the partnership agreement in connection with a termination transaction.
          Amendments that would convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the partnership agreement) must be approved by each limited partner that would be adversely affected by such amendment; provided, however, that any such amendment does not require the unanimous consent of all the partners who are adversely affected unless the amendment is to be effective against all adversely affected partners.
          In addition, without the written consent of limited partners holding a majority of the units, our general partner may not do any of the following:
•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement,

•	enter into or conduct any business other than in connection with its role as our general partner and its operation as a public reporting company and as a REIT,

•	acquire an interest in real or personal property other than through us or our subsidiary partnerships,

•	withdraw from us or transfer any portion of its general partnership interest, except to an affiliate, or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.
Distributions to Unitholders
          The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Our general partner, as the sole holder of our series A preferred units, receives distributions from us with respect to such preferred units in order to make the distributions to its series A preferred stockholders.

Redemption/Exchange Rights
          Limited partners who acquired units in our formation transactions have the right to require us to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our general partner’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our general partner’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. With each redemption or exchange, we increase our general partner’s percentage ownership interest in us. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our general partner’s common stock being issued, any person’s actual or constructive stock ownership would exceed our general partner’s ownership limits, or violate any other restriction as provided in our general partner’s charter. In all cases, unless we agree otherwise, no limited partner may exercise its redemption right for fewer than 1,000 units or, if a limited partner holds fewer than 1,000 units, all of the units held by such limited partner.
Issuance of Additional Units, Common Stock or Convertible Securities
          As sole general partner, BioMed Realty Trust, Inc. has the ability to cause us to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, our general partner may issue additional shares of its common stock or convertible securities, but only if it causes us to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities having parallel designations, preferences and other rights, so that the economic interests of our’s interests issued are substantially similar to the securities that our general partner has issued.
Tax Matters
          Our general partner is our tax matters partner. Our general partner has authority to make tax elections under the Code on our behalf.
Allocations of Net Income and Net Losses to Partners
          Our net income or net loss generally will be allocated to our general partner and to the limited partners in accordance with their respective percentage interests in us. However, in some cases losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.
Operations and Distributions
          The partnership agreement provides that our general partner will determine and distribute our net operating cash revenues, as well as the net sales and refinancing proceeds, in such amount as determined by it in its sole discretion, quarterly, pro rata in accordance with the partners’ percentage interests.
          The partnership agreement provides that we will assume and pay when due, or reimburse our general partner for payment of all costs and expenses relating to our operations or for our benefit.
Termination Transactions
          The partnership agreement provides that our general partner may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in its outstanding equity interests, each a termination transaction, unless in connection with a termination transaction either:
     (1) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:
•	the number of shares of our general partner’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our general partner’s common stock in consideration of one share of our general partner’s common stock in the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our general partner’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our general partner’s common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer, or
          (2) the following conditions are met:
•	substantially all of the assets of the surviving entity are held directly or indirectly by us or another limited partnership or limited liability company that is the surviving entity of a merger, consolidation or combination of assets with us,

•	the holders of units own a percentage interest of the surviving entity based on the relative fair market value of our net assets and the other net assets of the surviving entity immediately prior to the consummation of the transaction,

•	the rights, preferences and privileges of such unit holders in the surviving entity are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving entity, and

•	the limited partners may redeem their interests in the surviving entity for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving entity has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our general partner’s common stock.
Term
          We will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with the terms of the partnership agreement or as otherwise provided by law.
Indemnification and Limitation of Liability
          To the fullest extent permitted by applicable law, the partnership agreement requires us to indemnify BioMed Realty Trust, Inc., as general partner, and its officers, directors and any other persons we may designate from and against any and all claims arising from operations of us in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:
•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
          Similarly, BioMed Realty Trust, Inc., as our general partner, and its officers, directors, agents or employees, are not liable or accountable to us for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.
Item 12. Indemnification of Directors and Officers.
          We are managed by BioMed Realty Trust, Inc. as our sole general partner. This section reflects information with respect to the directors and executive officers of our general partner.
          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our general partner’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our general partner’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director or officer of our general partner and at its request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in such capacity. Our general partner’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of our general partner and at our general partner’s request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our general partner’s charter and bylaws also permit our general partner to indemnify and advance expenses to any individual who served a predecessor of our general partner in any of the capacities described above and to any employee or agent of our general partner or a predecessor of our general partner.
          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
          Our general partner has entered into indemnification agreements with each of its executive officers and directors whereby our general partner agrees to indemnify such executive officers and directors to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The indemnification agreements require our general partner to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding, unless it is established that one of the exceptions to indemnification under Maryland law set forth above exists. The indemnification agreements prohibit indemnification in connection with a proceeding that is brought by or in the right of our general partner if the director or officer is adjudged liable to our general partner.
          In addition, the indemnification agreements require our general partner to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by our general partner of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:
•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

          The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.
          In addition, our general partner’s directors and officers are indemnified for specified liabilities and expenses pursuant to our partnership agreement.
          Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us or our general partner for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.
BIOMED REALTY, L.P.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BIOMED REALTY, L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Investments in real estate, net	$3,075,150	$2,971,767
Investment in unconsolidated partnerships	59,459	56,909
Cash and cash equivalents	21,339	19,922
Restricted cash	11,547	15,355
Accounts receivable, net	2,859	4,135
Accrued straight-line rents, net	96,298	82,066
Acquired above-market leases, net	2,436	3,047
Deferred leasing costs, net	80,373	83,274
Deferred loan costs, net	12,825	8,123
Other assets	65,935	38,676

Total assets	$3,428,221	$3,283,274

LIABILITIES AND EQUITY
Mortgage notes payable, net	$664,867	$669,454
Secured term loan	—	250,000
Exchangeable senior notes due 2026, net	21,396	44,685
Exchangeable senior notes due 2030	180,000	—
Unsecured senior notes due 2020, net	247,475	—
Unsecured line of credit	170,500	397,666
Security deposits	10,352	7,929
Distributions payable	21,728	18,531
Accounts payable, accrued expenses and other liabilities	50,720	47,388
Derivative instruments	6,631	12,551
Acquired below-market leases, net	9,039	11,138

Total liabilities	1,382,708	1,459,342
Equity:
Partners’ equity:
Preferred units, 7.375% Series A cumulative redeemable preferred units, $230,000,000 liquidation preference ($25.00 per unit), 9,200,000 units issued and outstanding at June 30, 2010 and December 31, 2009	222,413	222,413
Limited partners’ capital, 3,001,250 and 3,076,560 units issued and outstanding at June 30, 2010 and December 31, 2009, respectively	10,043	9,723
General partner’s capital, 113,578,209 and 99,000,269 units issued and outstanding at June 30, 2010 and December 31, 2009, respectively	1,889,106	1,676,182
Accumulated other comprehensive loss	(75,876)	(84,234)

Total partners’ equity	2,045,686	1,824,084
Noncontrolling interests	(173)	(152)

Total equity	2,045,513	1,823,932

Total liabilities and equity	$3,428,221	$3,283,274

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	For the Six Months Ended
	June 30,
	2010	2009
Revenues:
Rental	$142,980	$134,135
Tenant recoveries	41,099	38,270
Other income	1,589	7,626

Total revenues	185,668	180,031

Expenses:
Rental operations	34,928	36,813
Real estate taxes	17,424	14,846
Depreciation and amortization	55,385	51,813
General and administrative	12,718	10,407
Acquisition related expenses	1,968	—

Total expenses	122,423	113,879

Income from operations	63,245	66,152
Equity in net loss of unconsolidated partnerships	(377)	(766)
Interest income	71	164
Interest expense	(43,131)	(24,955)
(Loss)/gain on derivative instruments	(347)	303
(Loss)/gain on extinguishment of debt	(2,265)	6,152

Net income	17,196	47,050
Net loss attributable to noncontrolling interests	21	30

Net income attributable to the Operating Partnership	17,217	47,080
Preferred unit distributions	(8,481)	(8,481)

Net income available to the unitholders	$8,736	$38,599

Net income per unit attributable to unitholders:
Basic and diluted earnings per unit	$0.08	$0.44

Weighted-average units outstanding:
Basic	106,890,664	87,511,810

Diluted	108,298,135	88,580,072

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share data)
(Unaudited)

							Accumulated
							Other	Total
	Preferred Series A		Limited Partners’ Capital		General Partner’s Capital		Comprehensive	Partners’	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	(Loss)/Income	Equity	Interests	Equity
Balance at December 31, 2009	9,200,000	$222,413	3,076,560	$9,723	99,000,269	$1,676,182	$(84,234)	$1,824,084	$(152)	$1,823,932
Proceeds from issuance of operating partnership units	—	—	—	—	14,176,000	234,187	—	234,187	—	234,187
Net issuances of unvested restricted units	—	—	—	—	326,630	(1,238)	—	(1,238)	—	(1,238)
Conversion of units	—	—	(75,310)	29	75,310	(29)	—	—	—	—
Vesting of share-based awards	—	—	—	—	—	3,514	—	3,514	—	3,514
Allocation of equity to limited partners	—	—	—	929	—	(929)	—	—	—	—
Distributions	—	(8,481)	—	(875)	—	(31,080)	—	(40,436)	—	(40,436)
Net income	—	8,481	—	237	—	8,499	—	17,217	(21)	17,196
Realized gain on marketable securities	—	—	—	—	—	—	(538)	(538)	—	(538)
Amortization of deferred interest costs	—	—	—	—	—	—	3,567	3,567	—	3,567
Unrealized gain on derivative instruments	—	—	—	—	—	—	5,329	5,329	—	5,329

Balance at June 30, 2010	9,200,000	$222,413	3,001,250	$10,043	113,578,209	$1,889,106	$(75,876)	$2,045,686	$(173)	$2,045,513

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Net income available to the unitholders and noncontrolling interests	$8,715	$38,569
Other comprehensive income:
Unrealized gain on derivative instruments	5,825	21,458
Amortization of deferred interest costs	3,567	—
Equity in other comprehensive income/(loss) of unconsolidated partnerships	(11)	(236)
Deferred settlement payments on interest rate swaps, net	(485)	(1,600)
Unrealized gain/(loss) on marketable securities	(538)	1,740

Total other comprehensive income	8,358	21,362

Comprehensive income	$17,073	$59,931

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Operating activities:
Net income	$17,196	$47,050
Adjustments to reconcile net income to net cash provided by operating activities:
Loss/(gain) on extinguishment of debt	2,214	(6,152)
Loss/(gain) on derivative instruments	347	(303)
Gain on sale of marketable securities	(865)	—
Depreciation and amortization	55,385	51,813
Allowance for doubtful accounts	254	3,824
Revenue reduction attributable to acquired above-market leases	611	641
Revenue recognized related to acquired below-market leases	(2,442)	(5,114)
Revenue reduction attributable to lease incentives	1,035	637
Compensation expense related to share-based payments	3,514	2,787
Amortization of deferred loan costs	2,183	2,363
Amortization of debt premium on mortgage notes payable	(940)	(920)
Amortization of debt discount on exchangeable senior notes due 2026	352	936
Amortization of debt discount on unsecured senior notes due 2020	33	—
Loss from unconsolidated partnerships	914	766
Distributions representing return on capital from unconsolidated partnerships	860	61
Amortization of deferred interest costs	3,567	—
Changes in operating assets and liabilities:
Restricted cash	3,808	(7,761)
Accounts receivable	1,022	(1,230)
Accrued straight-line rents	(14,232)	(14,263)
Deferred leasing costs	(1,740)	(4,955)
Other assets	(10,355)	2,975
Security deposits	705	37
Accounts payable, accrued expenses and other liabilities	5	(507)

Net cash provided by operating activities	63,431	72,685

Investing activities:
Purchases of interests in and additions to investments in real estate and related intangible assets	(154,770)	(69,369)
Contributions to unconsolidated partnerships, net	—	(32,135)
Proceeds from sale of marketable securities	1,227	—
Additions to non-real estate assets	(477)	(31)
Funds held in escrow for acquisitions	(18,378)	—

Net cash used in investing activities	(172,398)	(101,535)

Financing activities:
Proceeds from issuance of operating partnership units	234,187	166,926
Payment of deferred loan costs	(8,402)	(1,735)
Unsecured line of credit proceeds	229,142	350,617
Unsecured line of credit payments	(456,308)	(166,980)
Mortgage loan proceeds	—	368,000
Principal payments on mortgage notes payable	(3,647)	(2,477)
Payments on secured term loan	(250,000)	—
Repurchases of exchangeable senior notes due 2026	(24,306)	(12,605)
Proceeds from exchangeable senior notes due 2030	180,000	—
Proceeds from unsecured senior notes due 2020	247,442	—
Settlement of derivative instruments	—	(86,482)
Secured construction loan payments	—	(507,128)
Deferred settlement payments, net on interest rate swaps	(485)	(1,600)
Distributions paid to unitholders	(28,758)	(56,526)
Distributions paid to preferred unitholders	(8,481)	(8,481)

Net cash provided by financing activities	110,384	41,529

Net increase in cash and cash equivalents	1,417	12,679
Cash and cash equivalents at beginning of period	19,922	21,422

Cash and cash equivalents at end of period	$21,339	$34,101

Supplemental disclosure of cash flow information:
Cash paid during the period for interest (net of amounts capitalized of $2,946 and $7,601, respectively)	$33,330	$21,734
Supplemental disclosure of non-cash investing and financing activities:
Accrual for unit distributions declared	$17,487	$11,141
Accrual for preferred unit distributions declared	4,241	4,241
Accrued additions to real estate and related intangible assets	13,357	26,565
See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Organization and Description of Business
     BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), is an entity through which its parent, BioMed Realty Trust, Inc., a Maryland corporation (the “Parent Company”), conducts its business and owns its assets. The Parent Company is the sole general partner of the Operating Partnership and, as of June 30, 2010, owned a 97.5% percentage interest in the Operating Partnership. The remaining 2.5% percentage interest in the Operating Partnership is held by limited partners. Each partner’s percentage interest in the Operating Partnership is determined based on the number of operating partnership units and long-term incentive plan units (“LTIP units” and together with the operating partnership units, the “OP units”) owned as compared to total OP units (and potentially issuable OP units, as applicable) outstanding as of each period end and is used as the basis for the allocation of net income or loss to each partner.
     The Operating Partnership and the Parent Company were formed on April 30, 2004 and commenced operations on August 11, 2004. The Parent Company operates as a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) which, through the Operating Partnership, is focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry.
     The Operating Partnership’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. The Operating Partnership’s properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
2. Basis of Presentation and Summary of Significant Accounting Policies
     The accompanying interim financial statements are unaudited, but have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments and eliminations, consisting of normal recurring adjustments necessary for a fair presentation of the financial statements for these interim periods have been recorded. These financial statements should be read in conjunction with the audited consolidated financial statements and notes therein included herein for the year ended December 31, 2009.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Operating Partnership, its wholly owned subsidiaries, partnerships and limited liability companies it controls, and variable interest entities (“VIE”) for which the Operating Partnership has determined itself to be the primary beneficiary. All material intercompany transactions and balances have been eliminated. The Operating Partnership consolidates entities that it controls and records a noncontrolling interest for the portions not owned by the Operating Partnership. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority stockholder. If the minority stockholder holds substantive participating rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority stockholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder.
Investments in Partnerships and Limited Liability Companies
     The Operating Partnership evaluates its investments in limited liability companies and partnerships to determine whether such entities may be a VIE and, if a VIE, whether the Operating Partnership is the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Operating Partnership considers a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE’s economic performance including, but not limited to, the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, the Operating Partnership considers the rights of other investors to participate in policy making decisions, to replace or remove the manager and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE. The Operating Partnership has determined that it is the primary beneficiary in five VIEs, consisting of single-tenant properties in which the tenant has a fixed-price purchase option, which are consolidated and reflected in the accompanying consolidated financial statements.
     If the above conditions do not apply, the Operating Partnership considers whether a general partner or managing member controls a limited partnership or limited liability company, respectively. The general partner in a limited partnership or managing member in a limited liability company is presumed to control that limited partnership or limited liability company, as applicable. The presumption may be overcome if the limited partners or members have either (1) the substantive ability to dissolve the limited partnership or limited liability company, as applicable, or otherwise remove the general partner or managing member, as applicable, without cause or (2) substantive participating rights, which provide the limited partners or members with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s or limited liability company’s business, as applicable, and thereby preclude the general partner or managing member from exercising unilateral control over the partnership or company, as applicable. If these criteria are met and the Operating Partnership is the general partner or the managing member, as applicable, the consolidation of the partnership or limited liability company is required.
     Except for investments that are consolidated, the Operating Partnership accounts for investments in entities over which it exercises significant influence, but does not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, the Operating Partnership’s net equity in the investment is reflected in the consolidated balance sheets and its share of net income or loss is included in the Operating Partnership’s consolidated statements of income.
     On a periodic basis, management assesses whether there are any indicators that the carrying value of the Operating Partnership’s investments in unconsolidated partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if management’s estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair-value of the investment. Management does not believe that the value of any of the Operating Partnership’s unconsolidated investments in partnerships or limited liability companies was impaired as of June 30, 2010.
Investments in Real Estate
     Investments in real estate, net consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Land	$394,238	$388,292
Land under development	49,870	31,609
Buildings and improvements	2,611,465	2,485,972
Construction in progress	41,244	87,810
Tenant improvements	270,056	222,858

	3,366,873	3,216,541
Accumulated depreciation	(291,723)	(244,774)

Total	$3,075,150	$2,971,767

     During the six months ended June 30, 2010, the Operating Partnership identified and recorded an adjustment of approximately $1.0 million for a cumulative understatement of depreciation expense related to an operating property that it determined was not material to its previously issued consolidated financial statements.
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
     The Operating Partnership reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property.

The Operating Partnership is required to make subjective assessments as to whether there are impairments in the values of its investments in long-lived assets. These assessments have a direct impact on the Operating Partnership’s net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although the Operating Partnership’s strategy is to hold its properties over the long-term, if the Operating Partnership’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value, and such loss could be material. As of and through June 30, 2010, no assets have been identified as impaired and no such impairment losses have been recognized.
Deferred Leasing Costs
     Leasing commissions and other direct costs associated with new or renewal leases are recorded at cost and amortized on a straight-line basis over the terms of the respective leases, with remaining terms ranging from less than one year to approximately 15 years as of June 30, 2010. Deferred leasing costs also include the net carrying value of acquired in-place leases and acquired management agreements.
     Deferred leasing costs, net at June 30, 2010 consisted of the following (in thousands):

	Balance at
	June 30,	Accumulated
	2010	Amortization	Net
Acquired in-place leases	$171,243	$(119,046)	$52,197
Acquired management agreements	13,291	(10,734)	2,557
Deferred leasing and other direct costs	37,007	(11,388)	25,619

	$221,541	$(141,168)	$80,373

     Deferred leasing costs, net at December 31, 2009 consisted of the following (in thousands):

	Balance at
	December 31,	Accumulated
	2009	Amortization	Net
Acquired in-place leases	$168,390	$(112,613)	$55,777
Acquired management agreements	12,921	(10,405)	2,516
Deferred leasing and other direct costs	34,851	(9,870)	24,981

	$216,162	$(132,888)	$83,274

Revenue Recognition
     The Operating Partnership commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, the Operating Partnership evaluates whether the Operating Partnership or the lessee is the owner, for accounting purposes, of the tenant improvements. If the Operating Partnership is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Operating Partnership concludes that it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, the Operating Partnership begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. The Operating Partnership considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:
•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
     The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, the Operating Partnership considers all of the above factors. However, no one factor is determinative in reaching a conclusion.
     All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Operating Partnership’s estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods (based on the Operating Partnership’s assessment of the likelihood that the renewal periods will be exercised). The capitalized above-market lease values are amortized as a reduction of rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases and any fixed-rate renewal periods, if applicable. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.
     Acquired above-market leases, net consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Acquired above-market leases	$12,729	$12,729
Accumulated amortization	(10,293)	(9,682)

	$2,436	$3,047

     Acquired below-market leases, net consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Acquired below-market leases	$39,682	$39,339
Accumulated amortization	(30,643)	(28,201)

	$9,039	$11,138

     Lease incentives, net, which is included in other assets on the accompanying consolidated balance sheets, consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Lease incentives	$27,062	$12,816
Accumulated amortization	(4,524)	(3,489)

	$22,538	$9,327

     Rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs, are subject to recovery from tenants under the terms of lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recorded in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as the Operating Partnership is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

     On an ongoing basis, the Operating Partnership evaluates the recoverability of tenant balances, including rents receivable, straight-line rents receivable, tenant improvements, deferred leasing costs and any acquisition intangibles. When it is determined that the recoverability of tenant balances is not probable, an allowance for expected losses related to tenant receivables, including straight-line rents receivable, utilizing the specific identification method, is recorded as a charge to earnings. Upon the termination of a lease, the amortization of tenant improvements, deferred leasing costs and acquisition intangible assets and liabilities is accelerated to the expected termination date as a charge to their respective line items and tenant receivables are written off as a reduction of the allowance in the period in which the balance is deemed to be no longer collectible. For financial reporting purposes, a lease is treated as terminated upon a tenant filing for bankruptcy, when a space is abandoned and a tenant ceases rent payments, or when other circumstances indicate that termination of a tenant’s lease is probable (e.g., eviction). Lease termination fees are recognized in other revenue when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and when the Operating Partnership has no continuing obligation to provide services to such former tenants. The effect of lease terminations for the six months ended June 30, 2010 and 2009 was as follows (in thousands):

	Six Months Ended
	June 30,
	2010	2009
Rental revenues	$—	$2,619
Other income	72	6,543

Total revenue	72	9,162

Rental operations expense	9	4,204
Depreciation and amortization	—	4,005

Total expenses	9	8,209

Net effect of lease terminations	$63	$953

Investments
     The Operating Partnership holds investments in equity securities in certain publicly-traded companies and privately-held companies primarily involved in the life science industry. The Operating Partnership may accept equity securities from tenants in lieu of cash rents, as prepaid rent pursuant to the execution of a lease, or as additional consideration for a lease termination. The Operating Partnership does not acquire investments for trading purposes and, as a result, all of the Operating Partnership’s investments in publicly-traded companies are considered “available-for-sale” and are recorded at fair-value. Changes in the fair-value of investments classified as available-for-sale are recorded in comprehensive income. The fair-value of the Operating Partnership’s equity securities in publicly-traded companies is determined based upon the closing trading price of the equity security as of the balance sheet date, with unrealized gains and losses shown as a separate component of stockholders’ equity. Investments in equity securities of privately-held companies are generally accounted for under the cost method, because the Operating Partnership does not influence any operating or financial policies of the companies in which it invests. The classification of investments is determined at the time each investment is made, and such determination is reevaluated at each balance sheet date. The cost of investments sold is determined by the specific identification method, with net realized gains and losses included in other income. For all investments in equity securities, if a decline in the fair-value of an investment below its carrying value is determined to be other-than-temporary, such investment is written down to its estimated fair-value with a non-cash charge to earnings. The factors that the Operating Partnership considers in making these assessments include, but are not limited to, market prices, market conditions, available financing, prospects for favorable or unfavorable clinical trial results, new product initiatives and new collaborative agreements.
     Investments, which are included in other assets on the accompanying consolidated balance sheets, consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Equity securities, initial cost basis	$—	$361
Unrealized gain	—	537

Equity securities, fair-value	$—	$898

     During the six months ended June 30, 2010, the Operating Partnership sold a portion of its equity securities, resulting in net proceeds of approximately $1.2 million and a realized gain on sale of approximately $865,000 (based on a specific identification of the securities sold), which was reclassified from accumulated other comprehensive loss and recognized in other income in the accompanying consolidated statements of income. The Operating Partnership’s remaining investments consist of equity securities in privately-held companies, which were determined to have a de minimis fair-value at receipt. This was the result of substantial doubt about the ability to realize value from the sale of such investments due to an illiquid or non-existent market for the securities and the ongoing financial difficulties of the companies that issued the equity securities.

Share-Based Payments
     The Parent Company provides share-based payments to employees for the purpose of attracting and retaining its employees. For each share of common stock the Parent Company issues pursuant to its equity compensation plans, the Operating Partnership issues a corresponding number of operating partnership units to the Parent Company. In addition, the Operating Partnership has provided share-based payments to certain employees in the form of vesting, or restricted, LTIP units. All share-based payments to employees made by the Operating Partnership or its Parent Company (pursuant to the corresponding operating partnership units issued to the Parent Company as a result of the grant of common stock) are recognized in the income statement based on their fair-value. Through June 30, 2010, the Parent Company and Operating Partnership had only awarded restricted stock and LTIP unit grants under their incentive award plan, which are valued based on the closing market price of the underlying common stock of the Parent Company on the date of grant. The fair-value of all share-based payments is amortized to general and administrative expense and rental operations expense over the relevant service period, adjusted for anticipated forfeitures.
Assets and Liabilities Measured at Fair-Value
     The Operating Partnership measures financial instruments and other items at fair-value where required under GAAP, but has elected not to measure any additional financial instruments and other items at fair-value as permitted under fair-value option accounting guidance.
     Fair-value measurement is determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, there is a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Operating Partnership has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. The Operating Partnership’s assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
     The Operating Partnership has used interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair-values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair-value measurements. In adjusting the fair-value of its derivative contracts for the effect of nonperformance risk, the Operating Partnership has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
     Although the Operating Partnership has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair-value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2010, the Operating Partnership has determined that the impact of the credit valuation adjustments on the overall valuation of its derivative positions is not significant. As a result, the Operating Partnership has determined that its derivative valuations in their entirety are classified in Level 2 of the fair-value hierarchy (see Note 8).
     The valuation of the Operating Partnership’s investments in equity securities of publicly-traded companies utilizes observable market-based inputs, based on the closing trading price of securities as of the balance sheet date. The valuation of the Operating Partnership’s investments in equity securities of private companies utilizes Level 3 inputs (including any discounts applied to the valuations). However, as of June 30, 2010, the Operating Partnership’s aggregate investment in equity securities of private companies was immaterial and, as a result, management has determined that the impact of the use of Level 3 inputs on the overall valuation of all its investments is not significant.

     No other assets or liabilities are measured at fair-value on a recurring basis, or have been measured at fair-value on a non-recurring basis subsequent to initial recognition, in the accompanying consolidated balance sheets as of June 30, 2010.
Derivative Instruments
     The Operating Partnership records all derivatives on the consolidated balance sheets at fair-value. In determining the fair-value of its derivatives, the Operating Partnership considers the credit risk of its counterparties and the Operating Partnership. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The ongoing disruptions in the financial markets have heightened the risks to these institutions. While management believes that its counterparties will meet their obligations under the derivative contracts, it is possible that defaults may occur.
     The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative, whether the Operating Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair-value of the hedged asset or liability that are attributable to the hedged risk in a fair-value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Operating Partnership may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Operating Partnership elects not to apply hedge accounting.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. If charges relating to the hedged transaction are being deferred pursuant to redevelopment or development activities, the effective portion of changes in the fair-value of the derivative are also deferred in other comprehensive income on the consolidated balance sheet, and are amortized to the income statement once the deferred charges from the hedged transaction begin again to affect earnings. The ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. The Operating Partnership assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction. For derivatives that are not classified as hedges, changes in the fair-value of the derivative are recognized directly in earnings in the period in which the change occurs.
     The Operating Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Operating Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Operating Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Operating Partnership enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known or expected cash amounts, the value of which are determined by interest rates. The Operating Partnership’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Operating Partnership’s known or expected cash receipts and its known or expected cash payments principally related to the Operating Partnership’s investments and borrowings.
     The Operating Partnership’s primary objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Operating Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Operating Partnership making fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the six months ended June 30, 2010, such derivatives were used to hedge the variable cash flows associated with the Operating Partnership’s unsecured line of credit and secured term loan. During the six months ended June 30, 2009, such derivatives were used to hedge the variable cash flows associated with the Operating Partnership’s unsecured line of credit, secured term loan, secured construction loan, and the forecasted issuance of fixed-rate debt (see Note 8). The Operating Partnership formally documents the hedging relationships for all derivative instruments, has historically accounted for all of its interest rate swap agreements as cash flow hedges, and does not use derivatives for trading or speculative purposes.

Management’s Estimates
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reporting of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with GAAP. The Operating Partnership bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and reported amounts of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.
Segment Information
     The Operating Partnership’s properties share the following similar economic and operating characteristics: (1) they have similar forecasted returns (measured by capitalization rate at acquisition), (2) they are generally occupied almost exclusively by life science tenants that are public companies, government agencies or their subsidiaries, (3) they are generally located near areas of high life science concentrations with similar demographics and site characteristics, (4) the majority of properties are designed specifically for life science tenants that require infrastructure improvements not generally found in standard properties, and (5) the associated leases are primarily triple-net leases, generally with a fixed rental rate and scheduled annual escalations, that provide for a recovery of close to 100% of operating expenses. Consequently, the Operating Partnership’s properties qualify for aggregation into one reporting segment.
3. Equity
     During the six months ended June 30, 2010, the Operating Partnership issued operating partnership units to its Parent Company pursuant to grants of common stock to the Parent Company’s employees and to members of its board of directors totaling 402,244 shares and 18,855 shares, respectively (78,277 shares of common stock were surrendered to the Parent Company and subsequently retired in lieu of cash payments for taxes due on the vesting of restricted stock and 16,192 shares were forfeited during the same period, in each case resulting in the retirement and/or forfeiture of the corresponding operating partnership unit originally issued to the Parent Company), which are included in the total OP units outstanding as of the period end (see Note 6).
     During the six months ended June 30, 2010, the Parent Company issued 951,000 shares of common stock pursuant to equity distribution agreements executed in 2009, and contributed approximately $15.4 million in net proceeds, after deducting the underwriters’ discount and commissions and estimated offering expenses, to the Operating Partnership in exchange for the issuance of 951,000 operating partnership units. The net proceeds were utilized to repay a portion of the outstanding indebtedness on the Operating Partnership’s unsecured line of credit and for other general corporate and working capital purposes.
     On April 19, 2010, the Parent Company completed the issuance of 13,225,000 shares of common stock, including the exercise in full of the underwriters’ over-allotment option with respect to 1,725,000 shares, and contributed net proceeds of approximately $218.8 million, after deducting the underwriters’ discount and commissions and estimated offering expenses, to the Operating Partnership in exchange for the issuance of 13,225,000 operating partnership units. The net proceeds to the Operating Partnership were utilized to repay a portion of the outstanding indebtedness on its unsecured line of credit and for other general corporate and working capital purposes.
Operating Partnership Units and LTIP Units
     As of June 30, 2010, the Operating Partnership had outstanding 116,171,747 operating partnership units and 407,712 LTIP units. An operating partnership unit and an LTIP unit have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. In conjunction with the formation of the Operating Partnership, certain persons and entities contributing interests in properties to the Operating Partnership received operating partnership units. In addition, certain employees of the Operating Partnership have received LTIP units in connection with services rendered or to be rendered to the Operating Partnership. Limited partners who have been issued OP units have the right to require the Operating Partnership to redeem part or all of their OP units, which right with respect to LTIP units is subject to vesting and the satisfaction of other conditions. The general partner of the Operating Partnership may elect to acquire OP units upon redemption in exchange for shares of the Parent Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair-market value of an equivalent number of shares of the Parent Company’s common stock at the time of redemption. The Parent Company owns 97.5% of the partnership interests in the Operating Partnership, is the Operating Partnership’s general partner and is responsible for the management of the Operating Partnership’s business. The general partner of the Operating Partnership, which is the Parent Company, effectively controls the ability to issue common shares of the Parent Company upon a limited partner’s notice of redemption in exchange for shares of common stock. In addition, the general partner of the Operating Partnership has generally acquired OP units upon a limited partner’s notice of redemption in exchange for shares of the Parent Company’s common stock. The redemption provisions of OP units owned by limited partners that permit the issuer to settle in either cash or common stock at the option of the issuer are further evaluated in accordance with applicable accounting guidance to determine whether temporary or permanent equity classification on the balance sheet is appropriate. The Operating Partnership evaluated this guidance, including the requirement to settle in unregistered shares, and determined that these OP units meet the requirements to qualify for presentation as permanent equity.
     LTIP units represent a profits interest in the Operating Partnership for services rendered or to be rendered by the LTIP unitholder in its capacity as a partner, or in anticipation of becoming a partner, in the Operating Partnership. Initially, LTIP units do not have full parity with operating partnership units of the Operating Partnership with respect to liquidating distributions, although LTIP unitholders receive the same quarterly per unit distributions as operating partnership units and may vote the LTIP units from the date of issuance. The LTIP units are subject to vesting requirements, which lapse over a specified period of time (normally three to five years from the date of issuance). In addition, the LTIP units are generally subject to a two-year lock-up period during which time the LTIP units may not be redeemed or sold by the LTIP unitholder. Upon the occurrence of specified events, LTIP units may over time achieve full parity with operating partnership units of the Operating Partnership for all purposes. Upon achieving full parity, and after the expiration of any vesting and lock-up periods, LTIP units may be redeemed for an equal number of the Parent Company’s common stock or cash, at the Operating Partnership’s election.
     The following table shows the vested ownership interests (excluding unvested LTIP units) in the Operating Partnership:

	June 30, 2010		December 31, 2009
	Partnership Units	Percentage of	Partnership Units	Percentage of
	and LTIP Units	Total	and LTIP Units	Total
BioMed Realty Trust, Inc.	112,346,679	97.5%	97,939,028	97.2%
Noncontrolling interest consisting of:
OP units held by employees and related parties	2,268,873	2.0%	2,246,493	2.2%
OP units held by third parties	588,801	0.5%	595,551	0.6%

Total	115,204,353	100.0%	100,781,072	100.0%

     An adjustment is made each period pursuant to the reallocation provisions of the Operating Partnership’s partnership agreement and the applicable accounting guidance, such that the carrying value of the limited partners’ equity equals the limited partners’ proportionate share of total partners’ equity as of the period end. For the six months ended June 30, 2010, the Operating Partnership recorded an increase to the carrying value of limited partners’ capital of approximately $929,000 (a corresponding decrease was recorded to general partners’ capital) due to changes in their aggregate ownership percentage to reflect the limited partners’ proportionate share of equity.
     The redemption value of the OP units owned by the limited partners, had such units been redeemed at June 30, 2010, was approximately $51.8 million based on the average closing price of the Parent Company’s common stock of $17.25 per share for the ten consecutive trading days immediately preceding June 30, 2010.
7.375% Series A Cumulative Redeemable Preferred Units
     Pursuant to the Operating Partnership’s partnership agreement, the Operating Partnership’s Series A cumulative redeemable preferred units (“Series A preferred units”) were issued to the Parent Company in exchange for contributed proceeds of approximately $222.4 million, following the Parent Company’s issuance of 7.375% Series A cumulative redeemable preferred stock (“Series A preferred stock”). The Operating Partnership’s Series A preferred units are only redeemable for cash equal to a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such Series A preferred units up to, but excluding the redemption date, if and when shares of the Series A preferred stock are redeemed by the Parent Company, which may not occur before January 18, 2012, except in limited circumstances where necessary to preserve the Parent Company’s status as a REIT. On or after January 18, 2012, the Parent Company may, at its option, redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series A preferred stock up to, but excluding the redemption date.

     As of June 30, 2010, the Operating Partnership had outstanding 9,200,000 7.375% Series A preferred units. Distributions are cumulative on the Series A preferred units from the date of original issuance in the amount of $1.84375 per unit each year, which is equivalent to 7.375% of the $25.00 liquidation preference per unit. Distributions on the Series A preferred units are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. Following a change in control of the Parent Company, if the Series A preferred stock of the Parent Company is not listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market, holders of the Series A preferred stock would be entitled to receive (when and as authorized by the board of directors of the Parent Company and declared by the Operating Partnership), cumulative cash dividends from, but excluding, the first date on which both the change of control and the delisting occurs at an increased rate of 8.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.09375 per share) for as long as the Series A preferred stock is not listed. The Series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the Series A preferred units will rank senior to the OP units with respect to the payment of distributions and other amounts. Holders of the Series A preferred stock generally have no voting rights except for limited voting rights if the Parent Company fails to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. The Series A preferred stock is not convertible into or exchangeable for any other property or securities of the Parent Company.
Distributions
     The following table lists the distributions declared by the Operating Partnership during the six months ended June 30, 2010:

		Amount Per		Distribution	Distribution Amount
Declaration Date	Securities Class	Unit	Period Covered	Payable Date	(in thousands)
March 15, 2010	OP units	$0.14000	January 1, 2010 to March 31, 2010	April 15, 2010	$14,468
March 15, 2010	Series A preferred units	$0.46094	January 16, 2010 to April 15, 2010	April 15, 2010	$4,240
June 15, 2010	OP units	$0.15000	April 1, 2010 to June 30, 2010	July 15, 2010	$17,487
June 15, 2010	Series A preferred units	$0.46094	April 16, 2010 to July 15, 2010	July 15, 2010	$4,241
     Total 2010 distributions declared through June 30, 2010:

OP units	$31,955
Series A preferred units	8,481

$40,436

Noncontrolling Interests
     Noncontrolling interests in subsidiaries are reported as equity in the consolidated financial statements. If noncontrolling interests are determined to be redeemable, they are carried at the greater of carrying value or their redemption value as of the balance sheet date and reported as temporary equity. Consolidated net income is reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.
     Noncontrolling interests on the consolidated balance sheets relate primarily to ownership interests in consolidated limited liability companies or partnerships that are not owned by Operating Partnership. The Operating Partnership evaluates individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (1) the carrying amount, or (2) its redemption value as of the end of the period in which the determination is made.
     As of June 30, 2010, the Operating Partnership had an 87.5% interest in the limited liability company that owns the Ardenwood Venture property. This entity is consolidated in the accompanying consolidated financial statements. Equity interests in this partnership not owned by the Operating Partnership are classified as a noncontrolling interest on the consolidated balance sheets as of June 30, 2010. Subject to certain conditions, the Operating Partnership has the right to purchase the other member’s interest or sell its own interest in the Ardenwood limited liability company (“buy-sell option”). The estimated fair-value of this option is not material and the Operating Partnership believes that it will have adequate resources to settle the option if exercised.

4. Mortgage Notes Payable
     A summary of the Operating Partnership’s outstanding consolidated mortgage notes payable was as follows (dollars in thousands):

	Stated Fixed	Effective	Principal Balance
	Interest	Interest	June 30,	December 31,
	Rate	Rate	2010	2009	Maturity Date
Ardentech Court	7.25%	5.06%	$4,296	$4,354	July 1, 2012
Bridgeview Technology Park I	8.07%	5.04%	11,172	11,246	January 1, 2011
Center for Life Science | Boston	7.75%	7.75%	347,194	348,749	June 30, 2014
500 Kendall Street (Kendall D)	6.38%	5.45%	65,168	66,077	December 1, 2018
Lucent Drive	4.75%	4.75%	5,015	5,129	January 21, 2015
6828 Nancy Ridge Drive	7.15%	5.38%	6,541	6,595	September 1, 2012
Road to the Cure	6.70%	5.78%	14,828	14,956	January 31, 2014
Science Center Drive	7.65%	5.04%	10,891	10,981	July 1, 2011
Shady Grove Road	5.97%	5.97%	147,000	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	27,867	28,322	June 1, 2012
9865 Towne Centre Drive	7.95%	7.95%	17,762	17,884	June 30, 2013
900 Uniqema Boulevard	8.61%	5.61%	1,103	1,191	May 1, 2015

			658,837	662,484
Unamortized premiums			6,030	6,970

Total principal balance			$664,867	$669,454

     Management believes that it was in compliance with a financial covenant relating to a minimum amount of net worth pertaining to the Center for Life Science | Boston mortgage as of June 30, 2010. Other than the Center for Life Science | Boston mortgage, no other financial covenants are required on the remaining mortgage notes payable.
     Premiums were recorded upon assumption of the mortgage notes payable at the time of acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using the effective-interest method.
     The Operating Partnership has the ability and intends to repay any principal and accrued interest due in 2010 and 2011 through the use of cash from operations or borrowings from its unsecured line of credit.
5. Credit Facilities, Exchangeable Senior Notes, and Other Debt Instruments
Unsecured Line of Credit
     The Operating Partnership’s unsecured line of credit with KeyBank National Association (“KeyBank”) and other lenders has a borrowing capacity of $720.0 million and a maturity date of August 1, 2011. The unsecured line of credit bears interest at a floating rate equal to, at the Operating Partnership’s option, either (1) reserve adjusted LIBOR plus a spread which ranges from 100 to 155 basis points, depending on the Operating Partnership’s leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on the Operating Partnership’s leverage. Subject to the administrative agent’s reasonable discretion, the Operating Partnership may increase the amount of the unsecured line of credit to $1.0 billion upon satisfying certain conditions. In addition, the Operating Partnership, at its sole discretion, may extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. The Operating Partnership has deferred the loan costs associated with the subsequent amendments to the unsecured line of credit, which are being amortized to expense with the unamortized loan costs from the original debt facility over the remaining term. At June 30, 2010, the Operating Partnership had $170.5 million in outstanding borrowings on its unsecured line of credit, with a weighted-average interest rate of 1.6% (excluding the effect of interest rate swaps) and a weighted-average interest rate of 3.0% on the unhedged portion of the outstanding debt of approximately $20.5 million. At June 30, 2010, the Operating Partnership had additional borrowing capacity under the unsecured line of credit of up to approximately $537.8 million (net of outstanding letters of credit issued by the Operating Partnership and drawable on the unsecured line of credit of approximately $11.7 million).

     The terms of the credit agreement for the unsecured line of credit includes certain restrictions and covenants, which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of the Operating Partnership’s net worth, fixed charge coverage, unsecured debt service coverage, the maximum amount of secured, and secured recourse indebtedness, leverage ratio and certain investment limitations. The dividend restriction referred to above provides that, except to enable the Parent Company to continue to qualify as a REIT for federal income tax purposes, the Operating Partnership will not make distributions with respect to OP units or other equity interests in an aggregate amount for the preceding four fiscal quarters in excess of 95% of funds from operations, as defined, for such period, subject to other adjustments. Management believes that it was in compliance with these covenants as of June 30, 2010.
Secured Term Loan
     During the six months ended June 30, 2010, the Operating Partnership voluntarily prepaid in full the $250.0 million in outstanding borrowings under its secured term loan with KeyBank and other lenders, resulting in the release of the Operating Partnership’s properties securing the loan. In connection with the voluntary prepayments of the secured term loan, the Operating Partnership wrote off approximately $1.4 million in unamortized deferred loan fees during the six months ended June 30, 2010 which are reflected in the accompanying consolidated statements of income as a loss on extinguishment of debt.
Exchangeable Senior Notes due 2026, net
     On September 25, 2006, the Operating Partnership issued $175.0 million aggregate principal amount of its Exchangeable Senior Notes due 2026 (the “Notes due 2026”). The Notes due 2026 are general senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. Interest at a rate of 4.50% per annum is payable on April 1 and October 1 of each year, beginning on April 1, 2007, until the stated maturity date of October 1, 2026. The terms of the Notes due 2026 are governed by an indenture, dated September 25, 2006, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee. The Notes due 2026 contain an exchange settlement feature, which provides that the Notes due 2026 may, on or after September 1, 2026 or under certain other circumstances, be exchangeable for cash (up to the principal amount of the Notes due 2026) and, with respect to excess exchange value, into, at the Operating Partnership’s option, cash, shares of the Parent Company’s common stock or a combination of cash and shares of common stock at the then applicable exchange rate. The initial exchange rate was 26.4634 shares per $1,000 principal amount of Notes due 2026, representing an exchange price of approximately $37.79 per share of the Parent Company’s common stock. If certain designated events occur on or prior to October 6, 2011 and a holder elects to exchange Notes due 2026 in connection with any such transaction, the Operating Partnership will increase the exchange rate by a number of additional shares of common stock of the Parent Company based on the date the transaction becomes effective and the price paid per share of common stock in the transaction, as set forth in the indenture governing the Notes due 2026. The exchange rate may also be adjusted under certain other circumstances, including the payment of cash dividends by the Parent Company in excess of $0.29 per share of its common stock. As a result of past increases in the Parent Company’s quarterly cash dividends, the exchange rate is currently 26.8135 shares per $1,000 principal amount of Notes due 2026. The Operating Partnership may redeem the Notes due 2026, in whole or in part, at any time to preserve the Parent Company’s status as a REIT or at any time on or after October 6, 2011 for cash at 100% of the principal amount plus accrued and unpaid interest. The holders of the Notes due 2026 have the right to require the Operating Partnership to repurchase the Notes due 2026, in whole or in part, for cash on each of October 1, 2011, October 1, 2016 and October 1, 2021, or upon the occurrence of a designated event, in each case for a repurchase price equal to 100% of the principal amount of the Notes due 2026 plus accrued and unpaid interest. The terms of the indenture for the Notes due 2026 do not require compliance with any financial covenants.
     As the Operating Partnership may settle the Notes due 2026 in cash (or other assets) on conversion, it separately accounts for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the Operating Partnership’s nonconvertible debt borrowing rate. The equity component of the convertible debt is included in the general partner’s capital section of partners’ equity and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount is accreted as additional interest expense over the non-cancelable term of the instrument.
     As of June 30, 2010 and December 31, 2009, the carrying value of the equity component recognized was approximately $14.0 million.
     In January 2010, the Operating Partnership completed the repurchase of approximately $6.3 million face value of the Notes due 2026 at par. In June 2010, the Operating Partnership completed an additional repurchase of approximately $18.0 million face value of the Notes due 2026 at 100.3% of par. The repurchases of the Notes due 2026 resulted in the recognition of a loss on extinguishment of debt of approximately $838,000 for the six months ended June 30, 2010 as a result of the write-off of deferred loan fees and debt discount and the premium paid to repurchase the Notes due 2026.

     Notes due 2026, net consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Notes due 2026	$21,900	$46,150
Unamortized debt discount	(504)	(1,465)

	$21,396	$44,685

     The unamortized debt discount will be amortized through October 1, 2011, the first date at which the holders of the Notes due 2026 may require the Operating Partnership to repurchase the Notes due 2026. Amortization of the debt discount during the six months ended June 30, 2010 and 2009 resulted in an effective interest rate of 6.5% on the Notes due 2026.
Exchangeable Senior Notes due 2030
     On January 11, 2010, the Operating Partnership issued $180.0 million aggregate principal amount of its Exchangeable Senior Notes due 2030 (the “Notes due 2030”). The Notes due 2030 are general senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. Interest at a rate of 3.75% per annum is payable on January 15 and July 15 of each year, beginning on July 15, 2010, until the stated maturity date of January 15, 2030. The terms of the Notes due 2030 are governed by an indenture, dated January 11, 2010, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee. The Notes due 2030 contain an exchange settlement feature, which provides that the Notes due 2030 may, at any time prior to the close of business on the second scheduled trading day preceding the maturity date, be exchangeable for shares of the Parent Company’s common stock at the then applicable exchange rate. As the exchange feature for the Notes due 2030 must be settled in the common stock of the Parent Company, accounting guidance applicable to convertible debt instruments that permit the issuer to settle all or a portion of the exchange feature in cash upon conversion does not apply. The initial exchange rate was 55.0782 shares per $1,000 principal amount of Notes due 2030, representing an exchange price of approximately $18.16 per share of the Parent Company’s common stock. If certain designated events occur on or prior to January 15, 2015 and a holder elects to exchange Notes due 2030 in connection with any such transaction, the Operating Partnership will increase the exchange rate by a number of additional shares of the Parent Company’s common stock based on the date the transaction becomes effective and the price paid per share of the Parent Company’s common stock in the transaction, as set forth in the indenture governing the Notes due 2030. The exchange rate may also be adjusted under certain other circumstances, including the payment of cash dividends by the Parent Company in excess of $0.14 per share of its common stock.
     The Operating Partnership may redeem the Notes due 2030, in whole or in part, at any time to preserve the Parent Company’s status as a REIT or at any time on or after January 21, 2015 for cash at 100% of the principal amount plus accrued and unpaid interest. The holders of the Notes due 2030 have the right to require the Operating Partnership to repurchase the Notes due 2030, in whole or in part, for cash on each of January 15, 2015, January 15, 2020 and January 15, 2025, or upon the occurrence of a designated event, in each case for a repurchase price equal to 100% of the principal amount of the Notes due 2030 plus accrued and unpaid interest. The terms of the indenture for the Notes due 2030 do not require compliance with any financial covenants.
Unsecured Senior Notes due 2020, net
     On April 29, 2010, the Operating Partnership issued $250.0 million aggregate principal amount of 6.125% Senior Notes due 2020 (the “Notes due 2020”). The purchase price paid by the initial purchasers was 98.977% of the principal amount and the Notes due 2020 have been recorded on the consolidated balance sheet net of the discount. The Notes due 2020 are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. However, the Notes due 2020 are effectively subordinated to the Operating Partnership’s existing and future mortgages and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future preferred equity and liabilities, whether secured or unsecured, of the Operating Partnership’s subsidiaries, including guarantees provided by the Operating Partnership’s subsidiaries under the Operating Partnership’s unsecured line of credit. Interest at a rate of 6.125% per year is payable on April 15 and October 15 of each year, beginning on October 15, 2010, until the stated maturity date of April 15, 2020. The terms of the Notes due 2020 are governed by an indenture, dated April 29, 2010, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee.
     The Operating Partnership may redeem the Notes due 2020, in whole or in part, at any time for cash at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes due 2020 being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the adjusted treasury rate plus 40 basis points, plus in each case, accrued and unpaid interest.

     The terms of the indenture for the Notes due 2020 require compliance with various financial covenants, including limits on the amount of total leverage and secured debt maintained by the Operating Partnership and which require the Operating Partnership to maintain minimum levels of debt service coverage. Management believes that it was in compliance with these covenants as of June 30, 2010.
     On April 29, 2010, the Operating Partnership entered into a registration rights agreement with the representatives of the initial purchasers of the Notes due 2020, pursuant to which the Parent Company and the Operating Partnership agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission within 180 days, and cause to become effective within 240 days, a registration statement registering exchange notes with nearly identical terms to the Notes due 2020, and to cause an exchange offer to be consummated within 60 days after the registration statement is declared effective. In addition, in some circumstances, the Parent Company and the Operating Partnership agreed to file a shelf registration statement providing for the sale of all of the Notes due 2020 by the holders thereof.
     Notes due 2020, net consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Notes due 2020	$250,000	$—
Unamortized debt discount	(2,525)	—

	$247,475	$—

     The unamortized debt discount will be amortized through April 15, 2020, the maturity date of the Notes due 2020. Amortization of the debt discount during the six months ended June 30, 2010 resulted in an effective interest rate of 6.27% on the Notes due 2020.
     Interest expense consisted of the following (in thousands):

	Six Months Ended
	June 30,
	2010	2009
Mortgage notes payable	$23,702	$10,864
Mortgage notes payable debt premium	(940)	(920)
Amortization of deferred interest costs (see Note 8)	3,567	—
Derivative instruments	6,971	7,924
Secured construction loan	—	4,187
Secured term loan	1,392	2,627
Notes due 2026	901	2,656
Amortization of debt discount on Notes due 2026	352	936
Notes due 2030	3,194	—
Notes due 2020	2,637	—
Amortization of debt discount on Notes due 2020	33	—
Unsecured line of credit	2,085	1,845
Amortization of deferred loan fees	2,183	2,437
Capitalized interest	(2,946)	(7,601)

Total interest expense	$43,131	$24,955

     As of June 30, 2010, principal payments due for the Operating Partnership’s consolidated indebtedness (excluding debt premiums and discounts) were as follows (in thousands):

2010	$3,757
2011	200,414
2012	45,414
2013	25,941
2014	353,091
Thereafter(1)	652,620

$1,281,237

(1)	Includes $21.9 million in principal payments of the Notes due 2026 based on a contractual maturity date of October 1, 2026 and $180.0 million in principal payments of the Notes due 2030 based on a contractual maturity date of January 15, 2030.

6. Earnings Per Unit
     Instruments granted in share-based payment transactions are considered participating securities prior to vesting and, therefore, are considered in computing basic earnings per share under the two-class method. The two-class method is an earnings allocation method for calculating earnings per unit when a company’s capital structure includes either two or more classes of common equity or common equity and participating securities. Basic earnings per unit under the two-class method is calculated based on distributions declared on the OP units and other participating securities (“distributed earnings”) and the rights of participating securities in any undistributed earnings, which represents net income remaining after deduction of distributions accruing during the period. The undistributed earnings are allocated to all outstanding OP units and participating securities based on the relative percentage of each security to the total number of outstanding participating securities. Basic earnings per unit represents the summation of the distributed and undistributed earnings per unit class divided by the total number of OP units.
     Through June 30, 2010 all of the Operating Partnership’s participating securities received distributions at an equal distribution rate per unit. As a result, the portion of net income allocable to the weighted-average unvested OP units outstanding for the six months ended June 30, 2010 and 2009 has been deducted from net income allocable to unitholders to calculate basic earnings per unit. The calculation of diluted earnings per unit for the six months ended June 30, 2010 and 2009 includes the unvested OP units in the weighted-average units and diluted earnings per unit is calculated based upon net income available to the unitholders. No shares of common stock of the Parent Company were contingently issuable upon settlement of the excess exchange value pursuant to the exchange settlement feature of the Notes due 2026 (originally issued in 2006 — see Note 5) as the common stock price at June 30, 2010 and 2009 did not exceed the exchange price then in effect of $37.07 per share. In addition, no shares were issuable upon settlement of the exchange feature of the Notes due 2030 (originally issued in 2010 — see Note 5) as the common stock price at June 30, 2010 did not exceed the exchange price of $18.16 per share. Therefore, units issuable from potentially issuable shares of the Parent Company resulting from settlement of the Notes due 2026 and 2030 were not included in the calculation of diluted weighted-average units. No other units were considered anti-dilutive for the six months ended June 30, 2010 and 2009.
     Computations of basic and diluted earnings per unit (in thousands, except share data) were as follows:

	Six Months Ended
	June 30,
	2010	2009
Basic earnings per unit:
Net income available to the unitholders	$8,736	$38,599
Less: net income allocable and distributions in excess of earnings to participating securities	(415)	(477)

Net income attributable to unitholders	$8,321	$38,122

Diluted earnings per unit:
Net income available to the unitholders	$8,736	$38,599

Weighted-average units outstanding:
Basic	106,890,664	87,511,810
Incremental shares from assumed conversion/vesting:
Unvested units	1,407,471	1,068,262

Diluted	108,298,135	88,580,072

Basic and diluted earnings per unit:
Net income per unit attributable to unitholders, basic and diluted:	$0.08	$0.23

7. Investment in Unconsolidated Partnerships
     The accompanying consolidated financial statements include investments in two limited liability companies with Prudential Real Estate Investors (“PREI”), which were formed in the second quarter of 2007, and in 10165 McKellar Court, L.P. (“McKellar Court”), a limited partnership with Quidel Corporation, the tenant which occupies the McKellar Court property. One of the PREI limited liability companies, PREI II LLC, is a VIE; however, the Operating Partnership is not the primary beneficiary as PREI has the obligation to absorb the majority of the losses and the right to receive the majority of the benefits that could potentially be significant to the VIE and has the power to direct matters that most significantly impact the VIE’s economic performance. The other PREI limited liability company, PREI I LLC, does not qualify as a VIE. In addition, consolidation is not required as the Operating Partnership does not control the limited liability companies. The McKellar Court partnership is a VIE; however, the Operating Partnership is not the primary beneficiary as the limited partner has the obligation to absorb the majority of the losses and the right to receive the majority of the benefits that could potentially be significant to the VIE and has the power to direct matters that most significantly impact the VIE’s economic performance. As it does not control the limited liability companies or the partnership, the Operating Partnership accounts for them under the equity method of accounting. Significant accounting policies used by the unconsolidated partnerships that own these properties are similar to those used by the Operating Partnership. General information on the PREI limited liability companies and the McKellar Court partnership (each referred to in this footnote individually as a “partnership” and collectively as the “partnerships”) as of June 30, 2010 was as follows:

		Operating	Operating
		Partnership’s	Partnership’s
		Ownership	Economic
Name	Partner	Interest	Interest		Date Acquired
PREI I LLC(1)	PREI	20%	20%		April 4, 2007
PREI II LLC(2)	PREI	20%	20%		April 4, 2007
McKellar Court(3)	Quidel Corporation	22%	22	%(4)	September 30, 2004

(1)	In April 2007, PREI I LLC acquired a portfolio of properties in Cambridge, Massachusetts comprised of a stabilized laboratory/office building totaling 184,445 square feet located at 320 Bent Street, a partially leased laboratory/office building totaling 420,000 square feet located at 301 Binney Street, a 37-unit apartment building, an operating garage facility on Rogers Street with 503 spaces, an operating below grade garage facility at Kendall Square with approximately 1,400 spaces, and a building at 650 East Kendall Street that can support up to 280,000 rentable square feet of laboratory and office space. The 650 East Kendall Street site also includes a below grade parking facility.

Each of the PREI operating agreements includes a put/call option whereby either member can cause the limited liability company to sell certain properties in which it holds leasehold interests to the Operating Partnership at any time after the fifth anniversary and before the seventh anniversary of the acquisition date. However, the put/call option may be terminated prior to exercise under certain circumstances. The put/call option purchase price is based on a predetermined return on capital invested by PREI. If the put/call option is exercised, the Operating Partnership believes that it would have adequate resources to fund the purchase price and the Operating Partnership also has the option to fund a portion of the purchase price through the issuance of the Parent Company’s common stock.

The PREI limited liability companies jointly entered into a secured acquisition and interim loan facility with KeyBank and utilized approximately $427.0 million of that facility to fund a portion of the purchase price for the properties acquired in April 2007. The remaining funds available were utilized to fund construction costs at certain properties under development. Pursuant to the loan facility, the Operating Partnership executed guaranty agreements in which it guaranteed the full completion of the construction and any tenant improvements at the 301 Binney Street property if PREI I LLC was unable or unwilling to complete the project. On February 11, 2009, the PREI joint ventures jointly refinanced the outstanding balance of the secured acquisition and interim loan facility, or approximately $364.1 million, with the proceeds of a new loan totaling $203.3 million and members’ capital contributions funding the balance due. The new loan bears interest at a rate equal to, at the option of the PREI joint ventures, either (1) reserve adjusted LIBOR plus 350 basis points or (2) the higher of (a) the prime rate then in effect, (b) the federal funds rate then in effect plus 50 basis points or (c) one-month LIBOR plus 450 basis points, and requires interest only monthly payments until the maturity date, February 10, 2011. In addition, the PREI joint ventures may extend the maturity date of the secured acquisition and interim loan facility to February 10, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. At maturity, the PREI joint ventures may refinance the loan, depending on market conditions and the availability of credit, or they may execute the extension option. On March 11, 2009, the PREI joint ventures jointly entered into an interest rate cap agreement, which is intended to have the effect of hedging variability in future interest payments on the $203.3 million secured acquisition and interim loan facility above a strike rate of 2.5% (excluding the applicable credit spread) through February 10, 2011. At June 30, 2010, there were $203.3 million in outstanding borrowings on the secured acquisition and interim loan facility, with a contractual interest rate of 3.9% (including the applicable credit spread).

(2)	As part of a larger transaction which included the acquisition by PREI I LLC referred to above, PREI II LLC acquired a portfolio of properties in April 2007. It disposed of its acquired properties in 2007 at no material gain or loss. The total sale price included approximately $4.0 million contingently payable in June 2012 pursuant to a put/call option, exercisable on the earlier of the extinguishment or expiration of development restrictions placed on a portion of the development rights included in the disposition. The Operating Partnership’s remaining investment in PREI II LLC (maximum exposure to losses) was approximately $811,000 at June 30, 2010.

(3)	The McKellar Court partnership holds a property comprised of a two-story laboratory/office building totaling 72,863 rentable square feet located in San Diego, California. The Operating Partnership’s investment in the McKellar Court partnership (maximum exposure to losses) was approximately $12.6 million at June 30, 2010. In December 2009, the Operating Partnership provided funding in the form of a promissory note to the McKellar Court partnership in the amount of $10.3 million, which matures at the earlier of (a) January 1, 2020, or (b) the day that the limited partner exercises an option to purchase the Operating Partnership’s ownership interest. Loan proceeds were utilized to repay a mortgage with a third party. Interest-only payments on the promissory note are due monthly at a fixed rate of 8.15% (the rate may adjust higher after January 1, 2015), with the principal balance outstanding due at maturity.

(4)	The Operating Partnership’s economic interest in the McKellar Court partnership entitles it to 75% of the extraordinary cash flows after repayment of the partners’ capital contributions and 22% of the operating cash flows.

     The Operating Partnership acts as the operating member or partner, as applicable, and day-to-day manager for the partnerships. The Operating Partnership is entitled to receive fees for providing construction and development services (as applicable) and management services to the PREI joint ventures. The Operating Partnership earned approximately $919,000 in fees for the six months ended June 30, 2010 and $1.4 million in fees for the six months ended June 30, 2009 for services provided to the PREI joint ventures, which are reflected in tenant recoveries and other income in the consolidated statements of income.
     The condensed combined balance sheets for all of the Operating Partnership’s unconsolidated partnerships were as follows (in thousands):

	June 30,	December 31,
	2010	2009
Assets:
Investments in real estate, net	$626,310	$613,306
Cash and cash equivalents (including restricted cash)	4,508	6,758
Intangible assets, net	10,459	13,498
Other assets	27,261	18,374

Total assets	$668,538	$651,936

Liabilities and equity:
Debt	$410,723	$405,606
Other liabilities	14,003	15,195
Members’ equity	243,812	231,135

Total liabilities and equity	$668,538	$651,936

Company’s net investment in unconsolidated partnerships	$59,459	$56,909

     On February 13, 2008, a wholly owned subsidiary of the Operating Partnership’s joint venture with PREI I LLC entered into a secured construction loan facility with certain lenders to provide borrowings of up to approximately $245.0 million, with a maturity date of August 13, 2010, in connection with the construction of 650 East Kendall Street, a life sciences building located in Cambridge, Massachusetts. The secured construction loan has two six-month extension options, each of which may be exercised after satisfying certain conditions and paying an extension fee. Subsequent to June 30, 2010, PREI I LLC extended the construction loan maturity to February 13, 2011 and believes it can extend the maturity to August 13, 2011 as necessary. In addition, in accordance with the loan agreement, Prudential Insurance Corporation of America has guaranteed repayment of the construction loan. At maturity, the wholly owned subsidiary may refinance the loan, depending on market conditions and the availability of credit, or it may execute the remaining extension option, which could extend the maturity date to August 13, 2011. Proceeds from the secured construction loan were used in part to repay a portion of the secured acquisition and interim loan facility held by the PREI joint ventures and are being used to fund the balance of the cost to complete construction of the project. In February 2008, the subsidiary entered into an interest rate swap agreement, which is intended to have the effect of initially fixing the interest rate on up to $163.0 million of the secured construction loan facility at a weighted average rate of 4.4% through August 2010. The swap agreement had an original notional amount of $84.0 million based on the initial borrowing on the secured construction loan facility, which will increase on a monthly basis at predetermined amounts as additional borrowings are made. At June 30, 2010, there were $197.2 million in outstanding borrowings on the secured construction loan facility, with a contractual interest rate of 1.9%.
     The condensed combined statements of income for the unconsolidated partnerships were as follows (in thousands):

	Six Months Ended
	June 30,
	2010	2009
Total revenues	$17,014	$15,328
Rental operations expense	6,658	4,876
Real estate taxes, insurance and ground rent	3,172	4,242
Depreciation and amortization	6,765	6,608
Interest expense, net of interest income	5,014	4,613

Total expenses	21,609	20,339

Net loss	$(4,595)	$(5,011)

Company’s equity in net loss of unconsolidated partnerships	$(377)	$(766)

8. Derivatives and Other Financial Instruments
     As of June 30, 2010, the Operating Partnership had two interest rate swaps with an aggregate notional amount of $150.0 million under which at each monthly settlement date the Operating Partnership either (1) receives the difference between a fixed interest rate (the “Strike Rate”) and one-month LIBOR if the Strike Rate is less than LIBOR or (2) pays such difference if the Strike Rate is greater than LIBOR. The interest rate swaps hedge the Operating Partnership’s exposure to the variability on expected cash flows attributable to changes in interest rates on the first interest payments, due on the date that is on or closest after each swap’s settlement date, associated with the amount of LIBOR-based debt equal to each swap’s notional amount. These interest rate swaps, with a notional amount of $150.0 million (interest rate of 5.8%, including the applicable credit spread), are currently intended to hedge interest payments associated with the Operating Partnership’s unsecured line of credit. An additional interest rate swap with a notional amount of $250.0 million, initially intended to hedge interest payments related to the Operating Partnership’s secured term loan, expired during the three months ended June 30, 2010. No initial investment was made to enter into the interest rate swap agreements.
     As of June 30, 2010, the Operating Partnership had deferred interest costs of approximately $59.7 million in other comprehensive income related to forward starting swaps, which were settled with the corresponding counterparties in March and April 2009. The forward starting swaps were entered into to mitigate the Operating Partnership’s exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed-rate debt, with interest payments for a minimum of ten years. In June 2009 the Operating Partnership closed on $368.0 million in fixed-rate mortgage loans secured by its 9865 Towne Centre Drive and Center for Life Science | Boston properties (see Note 4). The remaining deferred interest costs of $59.7 million will be amortized as additional interest expense over a remaining period of approximately nine years.
     The following is a summary of the terms of the interest rate swaps and a stock purchase warrant held by the Operating Partnership and their fair-values, which are included in other assets (asset account) and derivative instruments (liability account) based on their respective balances on the accompanying consolidated balance sheets (in thousands):

	Current				Fair-Value(1)
	Notional				June 30,	December 31,
	Amount	Strike Rate	Effective Date	Expiration Date	2010	2009
	$115,000	4.673%	October 1, 2007	August 1, 2011	$(5,074)	$(6,530)
	35,000	4.700%	October 10, 2007	August 1, 2011	(1,557)	(2,004)

Interest rate swaps	150,000				(6,631)	(8,534)
Interest rate swap(2)	—				—	(4,017)
Other(3)	—				132	119

Total derivative instruments	$150,000				$(6,499)	$(12,432)

(1)	Fair-value of derivative instruments does not include any related accrued interest payable, which is included in accrued expenses on the accompanying consolidated balance sheets.

(2)	The interest rate swap, with notional amount of $250.0 million, expired during the three months ended June 30, 2010.

(3)	A stock purchase warrant was received in connection with an early lease termination in September 2009 and was recorded as a derivative instrument with an initial fair-value of approximately $199,000 in other assets in the accompanying consolidated balance sheets.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. During the six months ended June 30, 2010, such derivatives were used to hedge the variable cash flows associated with the Operating Partnership’s unsecured line of credit and secured term loan. During the six months ended June 30, 2009, such derivatives were used to hedge the variable cash flows associated with the Operating Partnership’s unsecured line of credit, secured term loan, secured construction loan, and the forecasted issuance of fixed-rate debt. The ineffective portion of the change in fair-value of the derivatives is recognized directly in earnings.
     Due to the Operating Partnership’s voluntary early prepayment of the remaining balance outstanding on the secured term loan (see Note 5) and additional repayment of a portion of the outstanding indebtedness on the unsecured line of credit, the Operating Partnership’s variable-rate indebtedness fell below the combined notional value of the outstanding interest rate swaps, causing the Operating Partnership to be temporarily overhedged. As a result, the Operating Partnership reperformed tests to assess the effectiveness of the Operating Partnership’s interest rate swaps. The tests indicated that the $250.0 million interest rate swap was no longer highly effective, resulting in the prospective discontinuance of hedge accounting. From the date that hedge accounting was discontinued, changes in the fair-value associated with this interest rate swap were recorded directly to earnings, resulting in the recognition of a gain of approximately $1.1 million for the three months ended June 30, 2010, which is included as a component of loss on derivative instruments. In addition, the Operating Partnership recorded a charge to earnings of approximately $1.1 million associated with this interest rate swap, relating to interest payments to the swap counterparty and hedge ineffectiveness, which is also included as a component of loss on derivative instruments.

     Although the remaining interest rate swaps with an aggregate notional amount of $150.0 million passed the assessment tests and continued to qualify for hedge accounting, the Operating Partnership accelerated the reclassification of amounts deferred in accumulated other comprehensive loss to earnings related to the hedged forecasted transactions that became probable of not occurring during the period in which the Operating Partnership was overhedged. This resulted in a charge to earnings of approximately $980,000, partially offset by a gain of approximately $647,000 primarily attributable to the elimination of the Operating Partnership’s overhedged status with respect to the interest rate swaps, upon the expiration of the $250.0 million interest rate swap on June 1, 2010.
     During the six months ended June 30, 2010, the Operating Partnership recorded total losses on derivative instruments of $347,000 primarily related to the discontinuance of hedge accounting for the Operating Partnership’s former $250.0 million interest rate swap (see above), hedge ineffectiveness on cash flow hedges due to mismatches in maturity dates and interest rate reset dates between the interest rate swaps and corresponding debt and changes in the fair-value of other derivative instruments. During the six months ended June 30, 2009, the Operating Partnership recorded a gain on derivative instruments of $303,000 as a result of hedge ineffectiveness on cash flow hedges due to mismatches in the maturity date and the interest rate reset dates between the interest rate swaps and the corresponding debt, and changes in the fair-value of derivatives no longer considered highly effective.
     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Operating Partnership’s variable-rate debt. During the next twelve months, the Operating Partnership estimates that an additional $13.3 million will be reclassified from other accumulated comprehensive income as an increase to interest expense. In addition, approximately $582,000 for the six months ended June 30, 2010 and approximately $1.7 million for the six months ended June 30, 2009, respectively, of settlement payments on interest rate swaps have been deferred in accumulated other comprehensive loss and will be amortized over the useful lives of the related development or redevelopment projects.
     The following is a summary of the amount of gain recognized in accumulated other comprehensive income related to the derivative instruments for the six months ended June 30, 2010 and 2009 (in thousands):

	Six Months Ended
	June 30,
	2010	2009
Amount of gain recognized in other comprehensive income (effective portion):
Cash flow hedges
Interest rate swaps	$5,825	$5,355
Forward starting swaps	—	11,782

Total cash flow hedges	5,825	17,137
Ineffective interest rate swaps(1)	—	4,321

Total interest rate swaps	$5,825	$21,458

(1)	For the six months ended June 30, 2009, the amount represents the reclassification of unrealized losses from accumulated other comprehensive income to earnings relating to a previously effective forward starting swap as a result of the reduction in the notional amount of forecasted debt.
     The following is a summary of the amount of loss reclassified from accumulated other comprehensive income to interest expense related to the derivative instruments for the six months ended June 30, 2010 and 2009 (in thousands):

	Six Months Ended
	June 30,
	2010	2009
Amount of loss reclassified from other comprehensive income to income (effective portion):
Cash flow hedges
Interest rate swaps(1)	$(6,971)	$(7,924)
Forward starting swaps(2)	(3,567)	—

Total interest rate swaps	$(10,538)	$(7,924)

(1)	Amount represents payments made to swap counterparties for the effective portion of interest rate swaps that were recognized as an increase to interest expense for the periods presented (the amount was recorded as an increase and corresponding decrease to accumulated other comprehensive loss in the same accounting period).

(2)	Amount represents reclassifications of deferred interest costs from accumulated other comprehensive loss to interest expense related to the Operating Partnership’s previously settled forward starting swaps.

     The following is a summary of the amount of gain/(loss) recognized in income as a loss on derivative instruments related to the ineffective portion of the derivative instruments for the six months ended June 30, 2010 and 2009 (in thousands):

	Six Months Ended
	June 30,
	2010	2009
Amount of gain/(loss) recognized in income (ineffective portion and amount excluded from effectiveness testing):
Cash flow hedges
Interest rate swaps	$56	$(11)
Forward starting swaps	—	(477)

Total cash flow hedges	56	(488)
Ineffective interest rate swaps	(416)	791

Total interest rate swaps	(360)	303
Other derivative instruments	13	—

Total (loss)/gain on derivative instruments	$(347)	$303

9. Property Acquisitions
     The Operating Partnership acquired the following properties during the six months ended June 30, 2010. The table below reflects the purchase price allocation for the acquisitions as of June 30, 2010 (in thousands):

	Acquisition	Investments	In-Place	Management	Below	Total Cash
Property	Date	in Real Estate(1)	Lease	Agreement	Market Lease	Consideration
55 / 65 West Watkins Mill Road	February 23, 2010	$12,463	$1,677	$370	$(125)	$14,385
Gazelle Court(2)	March 30, 2010	11,623	—	—	—	11,623
Medical Center Drive	May 3, 2010	53,181	—	—	(181)	53,000
50 West Watkins Mill Road	May 7, 2010	13,061	1,176	—	(37)	14,200

Total		$90,328	$2,853	$370	$(343)	$93,208

Intangible amortization life (in months)			48	55	23

(1)	Prior to January 1, 2009, the Operating Partnership capitalized transaction costs related to property acquisitions as an addition to the investment in real estate. However, in accordance with revisions to the accounting guidance effective on January 1, 2009, the Operating Partnership has recorded the costs incurred related to the acquisitions noted above as a charge to earnings in the period in which they were incurred.

(2)	On March 30, 2010, the Operating Partnership acquired a land parcel for the purchase price of $10.1 million (in addition to reimbursing the selling party for pre-construction costs incurred through the date of sale on the project). Concurrent with the purchase, the Operating Partnership executed a lease with an existing tenant for a laboratory/office building totaling 176,000 square feet to be constructed on the site by the Operating Partnership. The lease will commence after the Operating Partnership substantially completes construction of the building. It is estimated that the building will be completed in January 2012. As the Operating Partnership determined that the purchase constituted an asset acquisition rather than the acquisition of a business, transaction costs associated with the transaction were capitalized as an increase to the investment in real estate.
     On July 15, 2010, the Operating Partnership acquired a property located at 4775 and 4785 Executive Drive in San Diego, California for approximately $27.2 million, including a laboratory/office building currently under construction totaling approximately 57,000 square feet and an undeveloped land parcel with permits in place for a second building totaling approximately 102,000 square feet.
     On July 20, 2010, the Operating Partnership acquired a property located at 3500 Paramount Parkway in Morrisville, North Carolina for approximately $17.5 million, comprising a fully-leased laboratory/office building totaling approximately 61,600 square feet.
10. Fair-Value of Financial Instruments
     The Operating Partnership is required to disclose fair-value information about all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair-value. The Operating Partnership’s disclosures of estimated fair-value of financial instruments at June 30, 2010 and December 31, 2009, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair-value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair-value amounts.

     The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, security deposits, accounts payable, accrued expenses and other liabilities approximate fair-value due to the short-term nature of these instruments.
     The Operating Partnership utilizes quoted market prices to estimate the fair-value of its fixed-rate and variable-rate debt, when available. If quoted market prices are not available, the Operating Partnership calculates the fair-value of its mortgage notes payable and other fixed-rate debt based on a currently available market rate assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for fixed-rate debt, a market credit spread is added to the quoted yields on federal government treasury securities with similar terms to debt. In determining the current market rate for variable-rate debt, a market credit spread is added to the current effective interest rate. The carrying value of interest rate swaps are reflected in the consolidated financial statements at their respective fair-values (see the Assets and Liabilities Measured at Fair-Value section under Note 2).. The Operating Partnership relies on quotations from a third party to determine these fair-values.
     At June 30, 2010 and December 31, 2009, the aggregate fair-value and the carrying value of the Operating Partnership’s consolidated mortgage notes payable, unsecured line of credit, secured construction loan, Notes due 2026, Notes due 2030, Notes due 2020, secured term loan, derivative instruments, and investments were as follows (in thousands):

	June 30, 2010		December 31, 2009
	Fair-Value	Carrying Value	Fair-Value	Carrying Value
Mortgage notes payable(1)	$719,722	$664,867	$671,614	$669,454
Unsecured line of credit	165,367	170,500	380,699	397,666
Notes due 2026(2)	21,968	21,396	46,150	44,685
Notes due 2030	187,200	180,000	—	—
Notes due 2020(3)	260,400	247,475	—	—
Secured term loan	—	—	233,389	250,000
Derivative instruments(4)	(6,499)	(6,499)	(12,432)	(12,432)
Investments(5)	—	—	898	898

(1)	Carrying value includes $6.0 million and $7.0 million of debt premium as of June 30, 2010 and December 31, 2009, respectively.

(2)	Carrying value includes $504,000 and $1.5 million of debt discount as of June 30, 2010 and December 31, 2009, respectively.

(3)	Carrying value includes $2.5 million of debt discount as of June 30, 2010.

(4)	The Operating Partnership’s derivative instruments are reflected in other assets and derivative instruments (liability account) on the accompanying consolidated balance sheets based on their respective balances (see Note 8).

(5)	The Operating Partnership’s investments are included in other assets on the accompanying consolidated balance sheets (see Investments section in Note 2).
11. New Accounting Standards
     In June 2009, the Financial Accounting Standards Board issued new accounting guidance related to the consolidation of VIEs. The new guidance requires a company to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009. The Operating Partnership adopted this guidance on January 1, 2010, which did not have a material impact on its consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners
BioMed Realty, L.P.:
     We have audited the accompanying consolidated balance sheets of BioMed Realty, L.P. (the Operating Partnership) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, equity, comprehensive income/(loss), and cash flows for each of the years in the three year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule III. These consolidated financial statements and financial statement schedule are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule III based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioMed Realty L.P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in Notes 3, 5 and 6 to the consolidated financial statements, the Operating Partnership has changed its method of accounting for noncontrolling interests, exchangeable senior notes and earnings per unit due to the adoption of FASB Accounting Standard 160 Noncontrolling Interests in Consolidated Financial Statements, FASB Staff Position 14-1 Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and FASB Staff Position EITF 03-6-1 Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities, respectively, (included in FASB ASC Topics 805 Business Combinations, 470 Debt, and 260 Earnings per Share, respectively) as of January 1, 2009.
KPMG LLP
San Diego, California
August 20, 2010

BIOMED REALTY, L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2009	2008
ASSETS
Investments in real estate, net	$2,971,767	$2,960,429
Investment in unconsolidated partnerships	56,909	18,173
Cash and cash equivalents	19,922	21,422
Restricted cash	15,355	7,877
Accounts receivable, net	4,135	9,417
Accrued straight-line rents, net	82,066	58,138
Acquired above-market leases, net	3,047	4,329
Deferred leasing costs, net	83,274	101,519
Deferred loan costs, net	8,123	9,754
Other assets	38,676	38,256

Total assets	$3,283,274	$3,229,314

LIABILITIES AND EQUITY
Mortgage notes payable, net	$669,454	$353,161
Secured construction loan	—	507,128
Secured term loan	250,000	250,000
Exchangeable senior notes due 2026, net	44,685	122,043
Unsecured line of credit	397,666	108,767
Security deposits	7,929	7,623
Distributions payable	18,531	32,445
Accounts payable, accrued expenses and other liabilities	47,388	66,821
Derivative instruments	12,551	126,091
Acquired below-market leases, net	11,138	17,286

Total liabilities	1,459,342	1,591,365
Equity:
Partners’ equity:
Preferred units, 7.375% Series A cumulative redeemable preferred units, $230,000,000 liquidation preference ($25.00 per unit), 9,200,000 units issued and outstanding at December 31, 2009 and 2008	222,413	222,413
Limited partners’ capital, 3,076,560 and 3,435,514 units issued and outstanding at December 31, 2009 and 2008, respectively	9,724	12,469
General partner’s capital, 99,000,269 and 80,757,421 units issued and outstanding at December 31, 2009 and 2008, respectively	1,676,181	1,515,281
Accumulated other comprehensive loss	(84,234)	(112,126)

Total partners’ equity	1,824,084	1,638,037
Noncontrolling interests	(152)	(88)

Total equity	1,823,932	1,637,949

Total liabilities and equity	$3,283,274	$3,229,314

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Years Ended December 31,
	2009	2008	2007
Revenues:
Rental	$269,901	$227,464	$195,996
Tenant recoveries	77,406	72,166	61,735
Other income	13,859	2,343	8,378

Total revenues	361,166	301,973	266,109

Expenses:
Rental operations	73,213	61,600	50,789
Real estate taxes	31,611	23,129	20,353
Depreciation and amortization	109,620	84,227	72,202
General and administrative	22,455	22,659	21,474
Acquisition related expenses	464	175	396

Total expenses	237,363	191,790	165,214

Income from operations	123,803	110,183	100,895
Equity in net loss of unconsolidated partnerships	(2,390)	(1,200)	(893)
Interest income	308	485	990
Interest expense	(64,998)	(41,172)	(28,786)
Gain/(loss) on derivative instruments	203	(19,948)	—
Gain on extinguishment of debt	3,264	14,783	—

Income from continuing operations	60,190	63,131	72,206
Income from discontinued operations before gain on sale of assets	—	—	639
Gain on sale of real estate assets	—	—	1,087

Income from discontinued operations	—	—	1,726

Net income	60,190	63,131	73,932
Net loss/(income) attributable to noncontrolling interests	64	9	(45)

Net income attributable to the Operating Partnership	60,254	63,140	73,887
Preferred unit distributions	(16,963)	(16,963)	(16,868)

Net income available to the unitholders	$43,291	$46,177	$57,019

Income from continuing operations attributable to unitholders:
Basic earnings per unit	$0.45	$0.61	$0.80

Diluted earnings per unit	$0.45	$0.61	$0.80

Income from discontinued operations attributable to unitholders:
Basic earnings per unit	$—	$—	$0.03

Diluted earnings per unit	$—	$—	$0.03

Net income per unit attributable to unitholders:
Basic earnings per unit	$0.45	$0.61	$0.83

Diluted earnings per unit	$0.45	$0.61	$0.83

Weighted-average units outstanding:
Basic	94,005,382	74,753,230	68,219,557

Diluted	94,005,382	75,408,153	68,738,694

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share data)

							Accumulated
							Other	Total
	Preferred Series A		Limited Partners’ Capital		General Partner’s Capital		Comprehensive	Partners’	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	(Loss)/Income	Equity	Interests	Equity
Balance at December 31, 2006	—	$—	3,014,230	$17,552	65,425,598	$1,219,993	$8,417	$1,245,962	$1,767	$1,247,729
Proceeds from issuance of preferred units	9,200,000	222,413	—	—	—	—	—	222,413	—	222,413
Net issuances of unvested restricted units	—	—	304,050	—	145,706	—	—	—	—	—
Vesting of share-based awards	—	—	—	—	—	5,529	—	5,529	—	5,529
Distributions	—	(16,868)	—	(4,091)	—	(81,205)	—	(102,164)	(108)	(102,272)
Purchase of noncontrolling interests	—	—	—	—	—	—	—	—	(371)	(371)
Net income	—	16,868	—	2,486	—	54,533	—	73,887	45	73,932
Unrealized loss on derivative instruments	—	—	—	—	—	—	(30,179)	(30,179)	—	(30,179)

Balance at December 31, 2007	9,200,000	222,413	3,318,280	15,947	65,571,304	1,198,850	(21,762)	1,415,448	1,333	1,416,781
Proceeds from issuance of operating partnership units	—	—	—	—	14,754,000	362,130	—	362,130	—	362,130
Net issuances of unvested restricted units	—	—	185,434	—	363,917	—	—	—	—	—
Conversion of units	—	—	(68,200)	(895)	68,200	486	—	(409)	—	(409)
Vesting of share-based awards	—	—	—	—	—	6,805	—	6,805	—	6,805
Distributions	—	(16,963)	—	(4,669)	—	(97,081)	—	(118,713)	—	(118,713)
Purchase of noncontrolling interests	—	—	—	—	—	—	—	—	(1,412)	(1,412)
Net income	—	16,963	—	2,086	—	44,091	—	63,140	(9)	63,131
Unrealized loss on derivative instruments	—	—	—	—	—	—	(90,364)	(90,364)	—	(90,364)

Balance at December 31, 2008	9,200,000	222,413	3,435,514	12,469	80,757,421	1,515,281	(112,126)	1,638,037	(88)	1,637,949
Proceeds from issuance of operating partnership units	—	—	—	—	17,302,754	174,167	—	174,167	—	174,167
Net issuances of unvested restricted units	—	—	—	—	581,140	(31)	—	(31)	—	(31)
Conversion of units	—	—	(358,954)	(2,111)	358,954	2,111	—	—	—	—
Vesting of share-based awards	—	—	—	—	—	5,625	—	5,625	—	5,625
Allocation of equity to limited partners	—	—	—	79	—	(79)	—	—	—	—
Distributions	—	(16,963)	—	(2,245)	—	(62,652)	—	(81,860)	—	(81,860)
Net income	—	16,963	—	1,532	—	41,759	—	60,254	(64)	60,190
Unrealized gain on marketable securities	—	—	—	—	—	—	537	537	—	537
Amortization of deferred interest costs	—	—	—	—	—	—	3,588	3,588	—	3,588
Unrealized gain on derivative instruments	—	—	—	—	—	—	23,767	23,767	—	23,767

Balance at December 31, 2009	9,200,000	$222,413	3,076,560	$9,724	99,000,269	$1,676,181	$(84,234)	$1,824,084	$(152)	$1,823,932

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands)

	Years Ended December 31,
	2009	2008	2007
Net income available to the unitholders and noncontrolling interests	$43,227	$46,168	$57,064
Other comprehensive income/(loss):
Unrealized gain/(loss) on derivative instruments	26,841	(84,374)	(30,179)
Amortization of deferred interest costs	3,588	—	—
Equity in other comprehensive loss of unconsolidated partnerships	(503)	(917)	—
Deferred settlement payments on interest rate swaps, net	(2,571)	(5,073)	—
Unrealized gain on marketable securities	537	—	—

Total other comprehensive income/(loss)	27,892	(90,364)	(30,179)

Comprehensive income/(loss)	$71,119	$(44,196)	$26,885

See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2009	2008	2007
Operating activities:
Net income	$60,190	$63,131	$73,932
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of real estate assets	—	—	(1,087)
Gain on extinguishment of debt	(3,264)	(14,783)	—
Gain on sale of marketable securities	(681)	—	—
Depreciation and amortization	109,620	84,227	72,429
Allowance for doubtful accounts	6,257	796	232
Revenue reduction attributable to acquired above-market leases	1,282	1,416	2,451
Revenue recognized related to acquired below-market leases	(7,526)	(6,422)	(5,859)
Revenue reduction attributable to lease incentives	1,278	2,006	205
Compensation expense related to share-based payments	5,625	6,106	6,229
Amortization of deferred loan costs	3,950	4,107	3,195
Amortization of debt premium on mortgage notes payable	(1,853)	(1,343)	(827)
Amortization of debt discount on exchangeable senior notes due 2026	1,810	1,561	1,132
Loss from unconsolidated partnerships	2,390	1,200	893
Distributions representing a return on capital received from unconsolidated partnerships	586	687	357
Distributions to noncontrolling interest in consolidated partnerships	—	—	(108)
(Gain)/loss on derivative instruments	(203)	19,948	—
Amortization of deferred interest costs	3,588	—	—
Changes in operating assets and liabilities:
Restricted cash	(7,478)	990	(2,441)
Accounts receivable	4,197	(5,319)	1,296
Accrued straight-line rents	(29,100)	(22,160)	(15,969)
Deferred leasing costs	(8,669)	(11,514)	(9,664)
Other assets	(883)	(4,943)	(2,314)
Security deposits	306	533	(587)
Accounts payable, accrued expenses and other liabilities	2,706	(5,178)	(8,530)

Net cash provided by operating activities	144,128	115,046	114,965

Investing activities:
Purchases of interests in and additions to investments in real estate and related intangible assets	(114,191)	(243,452)	(394,299)
Contributions to/purchases of interests in unconsolidated partnerships	(42,825)	—	(21,402)
Sale of marketable securities	961	—	—
Proceeds from sale of real estate assets, net of selling costs	—	28,800	19,389
Distributions representing a return of capital received from unconsolidated partnerships	—	1,373	—
Receipts of master lease payments	—	373	928
Funds held in escrow for acquisitions	—	—	(12,900)
Additions to non-real estate assets	(611)	(5,755)	(1,017)

Net cash used in investing activities	(156,666)	(218,661)	(409,301)

Financing activities:
Proceeds from issuance of operating partnership units	174,167	362,130	—
Proceeds from issuance of preferred units	—	—	222,413
Payment of deferred loan costs	(4,037)	(143)	(3,856)
Unsecured line of credit proceeds	483,337	199,750	286,237
Unsecured line of credit repayments	(194,438)	(361,930)	(243,455)
Exchangeable senior notes due 2026 repayments	(74,181)	(28,826)	—

	Years Ended December 31,
	2009	2008	2007
Secured construction loan proceeds	—	81,968	138,805
Secured construction loan repayments	(507,128)	—	—
Mortgage notes proceeds	368,000	—	—
Principal payments on mortgage notes payable	(49,854)	(24,454)	(21,579)
Deferred settlement payments on interest rate swaps, net	(2,571)	(5,073)	—
Settlement of derivative instruments	(86,482)	—	—
Distributions paid to unitholders	(78,812)	(94,901)	(83,787)
Distributions paid to preferred unitholders	(16,963)	(16,963)	(12,627)

Net cash provided by financing activities	11,038	111,558	282,151

Net (decrease)/ increase in cash and cash equivalents	(1,500)	7,943	(12,185)
Cash and cash equivalents at beginning of year	21,422	13,479	25,664

Cash and cash equivalents at end of year	$19,922	$21,422	$13,479

Supplemental disclosure of cash flow information:
Cash paid for interest (net of amounts capitalized of $12,405, $42,320, and $58,132, respectively)	$52,971	$40,691	$25,154
Supplemental disclosure of non-cash investing and financing activities:
Accrual for unit distributions declared	14,290	28,204	21,355
Accrual for preferred unit distributions declared	4,241	4,241	4,241
Accrued additions to real estate and related intangible assets	13,296	37,828	46,783
See accompanying notes to consolidated financial statements.

BIOMED REALTY, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Description of Business
     BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), is an entity through which its parent, BioMed Realty Trust, Inc., a Maryland corporation (the “Parent Company”), conducts its business and owns its assets. The Parent Company is the sole general partner of the Operating Partnership and, as of December 31, 2009, owned a 97.2% percentage interest in the Operating Partnership. The remaining 2.8% percentage interest in the Operating Partnership is held by limited partners. Each partner’s percentage interest in the Operating Partnership is determined based on the number of operating partnership units and long-term incentive plan units (“LTIP units” and together with the operating partnership units, the “OP units”) owned as compared to total OP units (and potentially issuable OP units, as applicable) outstanding as of each period end and is used as the basis for the allocation of net income or loss to each partner.
     The Operating Partnership and the Parent Company were formed on April 30, 2004 and commenced operations on August 11, 2004. The Parent Company operates as a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) which, through the Operating Partnership, is focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry.
     The Operating Partnership’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. The Operating Partnership’s properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
     Information with respect to the number of properties, square footage, and the percent of rentable square feet leased to tenants is unaudited.
2. Basis of Presentation and Summary of Significant Accounting Policies
Principles of Consolidation
     The consolidated financial statements include the accounts of the Operating Partnership, its wholly owned subsidiaries, partnerships and limited liability companies it controls, and variable interest entities (“VIE”) for which the Operating Partnership has determined itself to be the primary beneficiary. All material intercompany transactions and balances have been eliminated. The Operating Partnership consolidates entities that it controls and records a noncontrolling interest for the portions not owned by the Operating Partnership. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority stockholder. If the minority stockholder holds substantive participating rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority stockholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder.
Investments in Partnerships and Limited Liability Companies
     The Operating Partnership evaluates its investments in limited liability companies and partnerships to determine whether such entities may be a VIE and, if a VIE, whether the Operating Partnership is the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Operating Partnership considers a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE’s economic performance including, but not limited to, the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, the Operating Partnership considers the rights of other investors to participate in policy making decisions, to replace or remove the manager of the entity and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE.

     If the above conditions do not apply, the Operating Partnership considers whether a general partner or managing member controls a limited partnership or limited liability company, respectively. The general partner in a limited partnership or managing member in a limited liability company is presumed to control that limited partnership or limited liability company, as applicable. The presumption may be overcome if the limited partners or members have either (1) the substantive ability to dissolve the limited partnership or limited liability company, as applicable, or otherwise remove the general partner or managing member, as applicable, without cause or (2) substantive participating rights, which provide the limited partners or members with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s or limited liability company’s business, as applicable, and thereby preclude the general partner or managing member from exercising unilateral control over the partnership or company, as applicable. If these criteria are met and the Operating Partnership is the general partner or the managing member, as applicable, the consolidation of the partnership or limited liability company is required.
     Except for investments that are consolidated, the Operating Partnership accounts for investments in entities over which it exercises significant influence, but does not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, the Operating Partnership’s net equity in the investment is reflected in the consolidated balance sheets and its share of net income or loss is included in the Operating Partnership’s consolidated statements of income.
     On a periodic basis, management assesses whether there are any indicators that the carrying value of the Operating Partnership’s investments in unconsolidated partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if management’s estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair-value of the investment. Management does not believe that the value of any of the Operating Partnership’s unconsolidated investments in partnerships or limited liability companies was impaired as of December 31, 2009.
Investments in Real Estate
     Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	15-40 years
Ground lease	Term of the related lease
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment (other assets)	3 to 5 years
Acquired in-place leases	Non-cancelable term of the related lease
Acquired management agreements	Non-cancelable term of the related agreement
     Investments in real estate, net consists of the following (in thousands):

	December 31,
	2009	2008
Land	$388,292	$347,878
Land under development	31,609	69,529
Buildings and improvements	2,485,972	2,104,072
Construction in progress	87,810	439,221
Tenant improvements	222,858	161,839

	3,216,541	3,122,539
Accumulated depreciation	(244,774)	(162,110)

Total	$2,971,767	$2,960,429

     On February 24, 2009, the Operating Partnership paid $15.0 million upon completion of an expansion of an existing building located on the Operating Partnership’s 6114-6154 Nancy Ridge Drive property pursuant to the purchase and sale agreement for the original acquisition of the property in May 2007. In connection with the transaction, the Operating Partnership recognized a below-market lease intangible liability of approximately $1.4 million related to the contractual lease rate on the additional premises.
     Subsequent to year end, the Operating Partnership completed the acquisition of four properties consisting of eight office/laboratory buildings totaling 357,798 square feet. The total purchase price of approximately $81.6 million was primarily financed through borrowings on the Operating Partnership’s unsecured line of credit. The Operating Partnership also acquired a land parcel for the purchase price of $10.1 million (in addition to reimbursing the selling party for pre-construction costs incurred through the date of sale on the project). Concurrent with the purchase, the Operating Partnership executed a lease with an existing tenant for a laboratory/office building totaling 176,000 square feet to be constructed on the site.

     Purchase accounting is applied to the assets and liabilities of real estate properties in which the Operating Partnership acquires an interest or a partial interest. The fair-value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair-value of these assets. Factors considered by the Operating Partnership in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, the Operating Partnership includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
     The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements (see deferred leasing costs below) are recorded based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period (see discussion of the recognition of acquired above-market and below-market leases in Revenue Recognition section below). The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated or if termination is determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of all unamortized amounts related to that lease would be accelerated and such amounts written off.
     Costs incurred in connection with the development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. The Operating Partnership capitalizes costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. Determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. The Operating Partnership considers a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. The Operating Partnership ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with any remaining portion under construction. Interest costs capitalized for the years ended December 31, 2009, 2008, and 2007 were $12.4 million, $42.3 million, and $58.1 million, respectively. Costs associated with acquisitions are charged to expense.
     Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
     The Operating Partnership reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. The Operating Partnership is required to make subjective assessments as to whether there are impairments in the values of its investments in long-lived assets. These assessments have a direct impact on the Operating Partnership’s net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although the Operating Partnership’s strategy is to hold its properties over the long-term, if the Operating Partnership’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value, and such loss could be material. If the Operating Partnership determines that impairment has occurred, the affected assets must be reduced to their fair-value. As of and through December 31, 2009, no assets have been identified as impaired and no such impairment losses have been recognized.

Cash and Cash Equivalents
     Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The Operating Partnership maintains its cash at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC limits. The Operating Partnership believes that the risk is not significant.
Restricted Cash
     Restricted cash primarily consists of cash deposits for real estate taxes, insurance and capital expenditures as required by certain mortgage notes payable.
Deferred Leasing Costs
     Leasing commissions and other direct costs associated with obtaining new or renewal leases are recorded at cost and amortized on a straight-line basis over the terms of the respective leases, with remaining terms ranging from less than one year to approximately 15 years as of December 31, 2009.
Deferred leasing costs also include the net carrying value of acquired in-place leases and acquired management agreements.
     Deferred leasing costs, net at December 31, 2009 consisted of the following (in thousands):

	Balance at	Accumulated
	December 31, 2009	Amortization	Net
Acquired in-place leases	$168,390	(112,613)	$55,777
Acquired management agreements	12,921	(10,405)	2,516
Deferred leasing and other direct costs	34,851	(9,870)	24,981

	$216,162	$(132,888)	$83,274

     Deferred leasing costs, net at December 31, 2008 consisted of the following (in thousands):

	Balance at	Accumulated
	December 31, 2008	Amortization	Net
Acquired in-place leases	$168,390	$(92,072)	$76,318
Acquired management agreements	12,921	(8,602)	4,319
Deferred leasing and other direct costs	26,364	(5,482)	20,882

	$207,675	$(106,156)	$101,519

     The estimated amortization expense during the next five years for deferred leasing costs at December 31, 2009 was as follows (in thousands):

2010	$14,493
2011	11,230
2012	10,517
2013	9,023
2014	7,872
Thereafter	30,139

$83,274

Deferred Loan Costs
     External costs associated with obtaining long-term financing are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method. Unamortized financing costs are charged to expense upon the early repayment or significant modification of the financing. Fully amortized deferred loan costs are removed from the books upon maturity of the debt. Deferred loan costs are net of $22.2 million and $16.6 million of accumulated amortization at December 31, 2009 and 2008, respectively.

Revenue Recognition, Operating Expenses and Lease Terminations
     The Operating Partnership commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, the Operating Partnership evaluates whether the Operating Partnership or the lessee is the owner, for accounting purposes, of the tenant improvements. If the Operating Partnership is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Operating Partnership concludes that it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, the Operating Partnership begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. The Operating Partnership considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:
•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
     The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, the Operating Partnership considers all of the above factors. However, no one factor is determinative in reaching a conclusion.
     All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Operating Partnership’s estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods (based on the Operating Partnership’s assessment of the likelihood that the renewal periods will be exercised). The capitalized above-market lease values are amortized as a reduction of rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases and any fixed-rate renewal periods, if applicable. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.

     The impact of the straight-line rent adjustment increased revenue for the Operating Partnership by $28.9 million, $22.2 million, and $16.5 million (including discontinued operations) for the years ended December 31, 2009, 2008, and 2007, respectively. Additionally, the impact of the amortization of acquired above-market leases, acquired below-market leases, and lease incentives increased rental revenues by $5.0 million, $3.0 million, and $3.2 million for the years ended December 31, 2009, 2008, and 2007, respectively.
     Total estimated minimum rents under non-cancelable operating tenant leases in effect at December 31, 2009 were as follows (in thousands):

2010	$259,828
2011	266,935
2012	263,770
2013	258,618
2014	245,228
Thereafter	1,731,367

$3,025,746

     Acquired above-market leases, net consisted of the following (in thousands):

	December 31,
	2009	2008
Acquired above-market leases	$12,729	$12,729
Accumulated amortization	(9,682)	(8,400)

	$3,047	$4,329

     Acquired below-market leases, net consisted of the following (in thousands):

	December 31,
	2009	2008
Acquired below-market leases	$39,339	$37,961
Accumulated amortization	(28,201)	(20,675)

	$11,138	$17,286

     Lease incentives, net included in other assets consisted of the following (in thousands):

	December 31,
	2009	2008
Lease incentives	$12,816	$11,698
Accumulated amortization	(3,489)	(2,211)

	$9,327	$9,487

     The estimated amortization during the next five years for acquired above- and below-market leases and lease incentives at December 31, 2009 was as follows (in thousands):

	2010	2011	2012	2013	2014	Thereafter	Total
Amortization of:
Acquired above-market leases	$(1,222)	$(581)	$(314)	$(281)	$(157)	$(492)	$(3,047)
Acquired below-market leases	3,771	1,223	1,223	979	719	3,223	11,138
Lease incentive	(1,318)	(1,359)	(1,259)	(1,188)	(1,156)	(3,047)	(9,327)

Net rental revenues — increase/(decrease)	$1,231	$(717)	$(350)	$(490)	$(594)	$(316)	$(1,236)

     Rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs, are subject to recovery from tenants under the terms of lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recorded in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as the Operating Partnership is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

     On an ongoing basis, the Operating Partnership evaluates the recoverability of tenant balances, including rents receivable, straight-line rents receivable, tenant improvements, deferred leasing costs and any acquisition intangibles. When it is determined that the recoverability of tenant balances is not probable, an allowance for expected losses related to tenant receivables, including straight-line rents receivable, utilizing the specific identification method, is recorded as a charge to earnings. Upon the termination of a lease, the amortization of tenant improvements, deferred leasing costs and acquisition intangible assets and liabilities is accelerated to the expected termination date as a charge to their respective line items and tenant receivables are written off as a reduction of the allowance in the period in which the balance is deemed to be no longer collectible. For financial reporting purposes, a lease is treated as terminated upon a tenant filing for bankruptcy, when a space is abandoned and a tenant ceases rent payments, or when other circumstances indicate that termination of a tenant’s lease is probable (e.g., eviction). Lease termination fees are recognized in other revenue when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and when the Operating Partnership has no continuing obligation to provide services to such former tenants. The effect of lease terminations for the years ended December 31, 2009, 2008 and 2007 was as follows (in thousands):

	Years Ended December 31,
	2009	2008	2007
Rental revenues	$3,077	$(511)	$295
Other revenue	10,935	35	7,639

Total revenue	14,012	(476)	7,934
Rental operations expense	4,498	475	66
Depreciation and amortization	10,155	3,252	1,805

Total expenses	14,653	3,727	1,871

Net effect of lease terminations	(641)	(4,203)	6,063

     Payments received under master lease agreements entered into with the sellers of the Bayshore and King of Prussia properties to lease space that was not producing rent at the time of the acquisition are recorded as a reduction to buildings and improvements rather than as rental income. Receipts under these master lease agreements totaled $373,000, and $928,000 for the years ended December 31, 2008, and 2007, respectively.
Allowance for Doubtful Accounts
     The Operating Partnership maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent and tenant recovery payments or defaults. The Operating Partnership may also maintain an allowance for accrued straight-line rents. The computation of this allowance is based on the tenants’ payment history and current credit status. Bad debt expense included in rental operations expenses was $6.3 million, $796,000, and $232,000 for the years ended December 31, 2009, 2008, and 2007, respectively. The Operating Partnership’s allowance for doubtful accounts was $2.2 million and $665,000 as of December 31, 2009 and 2008, respectively.
Investments
     The Operating Partnership holds investments in equity securities in certain publicly-traded companies and privately-held companies primarily involved in the life science industry. The Operating Partnership may accept equity securities from tenants in lieu of cash rents, as prepaid rent pursuant to the execution of a lease, or as additional consideration for a lease termination. The Operating Partnership does not acquire investments for trading purposes and, as a result, all of the Operating Partnership’s investments in publicly-traded companies are considered “available-for-sale” and are recorded at fair-value. Changes in the fair-value of investments classified as available-for-sale are recorded in comprehensive income. The fair-value of the Operating Partnership’s equity securities in publicly-traded companies is determined based upon the closing trading price of the equity security as of the balance sheet date, with unrealized gains and losses shown as a separate component of stockholders’ equity. Investments in equity securities of privately-held companies are generally accounted for under the cost method, because the Operating Partnership does not influence any operating or financial policies of the companies in which it invests. The classification of investments is determined at the time each investment is made, and such determination is reevaluated at each balance sheet date. The cost of investments sold is determined by the specific identification method, with net realized gains and losses included in other income. For all investments in equity securities, if a decline in the fair-value of an investment below its carrying value is determined to be other-than-temporary, such investment is written down to its estimated fair-value with a non-cash charge to earnings. The factors that the Operating Partnership considers in making these assessments include, but are not limited to, market prices, market conditions, available financing, prospects for favorable or unfavorable clinical trial results, new product initiatives and new collaborative agreements.

     Investments, which are included in other assets on the accompanying consolidated balance sheets, consisted of the following (in thousands):

	December 31,
	2009	2008
Equity securities, initial cost basis	$361	$—
Unrealized gain	537	—

Equity securities, fair-value	$898	$—

     During the year ended December 31, 2009, the Operating Partnership sold a portion of its equity securities, resulting in net proceeds of approximately $961,000 and a realized gain on sale of approximately $681,000 (based on a specific identification of the securities sold), which was reclassified from accumulated other comprehensive loss and recognized in other income in the accompanying consolidated statements of income. At December 31, 2010, the Operating Partnership held equity securities in publicly traded companies with a fair-value of $898,000 (including an unrealized gain of $537,000). The Operating Partnership’s remaining investments consist of equity securities in privately-held companies, which were determined to have a de minimis fair-value at receipt. This was the result of substantial doubt about the ability to realize value from the sale of such investments due to an illiquid or non-existent market for the securities and the ongoing financial difficulties of the companies that issued the equity securities.
Share-Based Payments
     The Parent Company provides share-based payments to employees for the purpose of attracting and retaining its employees. For each share of common stock the Parent Company issues pursuant to its equity compensation plans, the Operating Partnership issues a corresponding number of operating partnership units to the Parent Company. In addition, the Operating Partnership has provided share-based payments to certain employees in the form of vesting, or restricted, LTIP units (see Note 8). All share-based payments to employees made by the Operating Partnership or its Parent Company (pursuant to the corresponding operating partnership units issued to the Parent Company as a result of the grant of common stock) are recognized in the income statement based on their fair-value. Through December 31, 2009, the Parent Company and Operating Partnership had only awarded restricted stock and LTIP unit grants under their incentive award plan, which are valued based on the closing market price of the underlying common stock of the Parent Company on the date of grant. The fair-value of all share-based payments is amortized to general and administrative expense and rental operations expense over the relevant service period, adjusted for anticipated forfeitures.
Assets and Liabilities Measured at Fair-Value
     On January 1, 2008, the Operating Partnership adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosure regarding related fair-value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances.
     On January 1, 2008, the Operating Partnership adopted new fair-value option accounting guidance, which permits companies to choose to measure certain financial instruments and other items at fair-value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. However, the Operating Partnership has not elected to measure any additional financial instruments and other items at fair-value (other than those previously required under other GAAP rules or standards).
     The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Operating Partnership has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. The Operating Partnership’s assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

     The Operating Partnership has used interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair-values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Operating Partnership incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair-value measurements. In adjusting the fair-value of its derivative contracts for the effect of nonperformance risk, the Operating Partnership has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
     Although the Operating Partnership has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair-value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2009, the Operating Partnership has determined that the impact of the credit valuation adjustments on the overall valuation of its derivative positions is not significant. As a result, the Operating Partnership has determined that its derivative valuations in their entirety are classified in Level 2 of the fair-value hierarchy (see Note 11).
     The valuation of the Operating Partnership’s investments in equity securities of publicly-traded companies utilizes observable market-based inputs, based on the closing trading price of securities as of the balance sheet date. The valuation of the Operating Partnership’s investments in equity securities of private companies utilizes Level 3 inputs (including any discounts applied to the valuations). However, as of December 31, 2009, the Operating Partnership’s aggregate investment in equity securities of private companies was immaterial and, as a result, management has determined that the impact of the use of Level 3 inputs on the overall valuation of all its investments is not significant. As a result, the Operating Partnership has determined that valuations of all its investments in their entirety are classified in Level 1 of the fair-value hierarchy.
     No other assets or liabilities are measured at fair-value on a recurring basis, or have been measured at fair-value on a non-recurring basis subsequent to initial recognition, in the accompanying consolidated balance sheets as of December 31, 2009.
Derivative Instruments
     On January 1, 2009, the Operating Partnership adopted new accounting guidance that requires the Operating Partnership to provide users of financial statements an enhanced understanding of: (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for, and (3) how derivative instruments and related hedged items affect a Operating Partnership’s financial position, financial performance, and cash flows. This includes providing qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair-value of and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative instruments.
     The Operating Partnership records all derivatives on the consolidated balance sheets at fair-value. In determining the fair-value of its derivatives, the Operating Partnership considers the credit risk of its counterparties and the Operating Partnership. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The ongoing disruptions in the financial markets have heightened the risks to these institutions. While management believes that its counterparties will meet their obligations under the derivative contracts, it is possible that defaults may occur.
     The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative, whether the Operating Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair-value of the hedged asset or liability that are attributable to the hedged risk in a fair-value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Operating Partnership may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Operating Partnership elects not to apply hedge accounting.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. If charges relating to the hedged transaction are being deferred pursuant to redevelopment or development activities, the effective portion of changes in the fair-value of the derivative are also deferred in other comprehensive income on the consolidated balance sheet, and are amortized to the income statement once the deferred charges from the hedged transaction begin again to affect earnings. The ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. The Operating Partnership assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction. For derivatives that are not classified as hedges, changes in the fair-value of the derivative are recognized directly in earnings in the period in which the change occurs.
     The Operating Partnership is exposed to certain risks arising from both its business operations and economic conditions. The Operating Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Operating Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Operating Partnership enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known or expected cash amounts, the value of which are determined by interest rates. The Operating Partnership’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Operating Partnership’s known or expected cash receipts and its known or expected cash payments principally related to the Operating Partnership’s investments and borrowings.
     The Operating Partnership’s primary objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Operating Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Operating Partnership making fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the years ended December 31, 2009, 2008, and 2007, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest-related cash flows from forecasted issuances of debt (see Note 11). The Operating Partnership formally documents the hedging relationships for all derivative instruments, has historically accounted for all of its interest rate swap agreements as cash flow hedges, and does not use derivatives for trading or speculative purposes.
Income Taxes
     As a partnership, the allocated share of income of the Operating Partnership is included in the income tax returns of the general and limited partners. Accordingly, no accounting for income taxes is required in the accompanying consolidated financial statements. The Operating Partnership may be subject to certain state or local taxes on its income and property.
     The Operating Partnership has formed a taxable REIT subsidiary (the “TRS”) on behalf of the Parent Company. In general, the TRS may perform non-customary services for tenants, hold assets that the Parent Company cannot hold directly and, except for the operation or management of health care facilities or lodging facilities or the providing of any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, may engage in any real estate or non-real estate related business. The TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. There is no tax provision for the TRS for the periods presented in the accompanying consolidated statements of income due to net operating losses incurred. No tax benefits have been recorded since it is not considered more likely than not that the deferred tax asset related to the net operating loss carryforwards will be utilized.

Management’s Estimates
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reporting of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. The Operating Partnership bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and reported amounts of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.
     Management considers those estimates and assumptions that are most important to the portrayal of the Operating Partnership’s financial condition and results of operations, in that they require management’s most subjective judgments, to form the basis for the accounting policies used by the Operating Partnership. These estimates and assumptions of items such as market rents, time required to lease vacant spaces, lease terms for incoming tenants, terminal values and credit worthiness of tenants in determining the as-if-vacant value, in-place lease value and above and below-market rents value are utilized in allocating purchase price to tangible and identified intangible assets upon acquisition of a property (see Assets and Liabilities Measured at Fair-Value and Derivative Instruments sections above for a further discussion of management’s estimates used in the determination of fair-value) . These accounting policies also include management’s estimates of useful lives in calculating depreciation expense on its properties and the ultimate recoverability (or impairment) of each property. If the useful lives of buildings and improvements are different from the original estimate, it could result in changes to the future results of operations of the Operating Partnership. Future adverse changes in market conditions or poor operating results of our properties could result in losses or an inability to recover the carrying value of the properties that may not be reflected in the properties’ current carrying value, thereby possibly requiring an impairment charge in the future.
Segment Information
     The Operating Partnership’s properties share the following similar economic and operating characteristics: (1) they have similar forecasted returns (measured by capitalization rate at acquisition), (2) they are generally occupied almost exclusively by life science tenants that are public companies, government agencies or their subsidiaries, (3) they are generally located near areas of high life science concentrations with similar demographics and site characteristics, (4) the majority of properties are designed specifically for life science tenants that require infrastructure improvements not generally found in standard properties, and (5) the associated leases are primarily triple-net leases, generally with a fixed rental rate and scheduled annual escalations, that provide for a recovery of close to 100% of operating expenses. Consequently, the Operating Partnership’s properties qualify for aggregation into one reporting segment.
Subsequent Events
     In January 2010, the Operating Partnership completed the repurchase of $6.3 million face value of its exchangeable senior notes due 2026. The consideration for each $1,000 principal amount of these notes was $1,000, plus accrued and unpaid interest up to, but not including, the date of purchase, totaling approximately $6.3 million.
     On January 11, 2010, the Operating Partnership issued $180.0 million aggregate principal amount of 3.75% exchangeable senior notes due 2030.
     During the three months ended March 31, 2010, the Parent Company issued 951,000 shares of common stock pursuant to equity distribution agreements executed in 2009, raising approximately $15.4 million in net proceeds, after deducting the underwriters’ discount and commissions and offering expenses, which were contributed to the Operating Partnership in exchange for the issuance of 951,000 operating partnership units. The net proceeds were utilized to repay a portion of the outstanding indebtedness on the Operating Partnership’s unsecured line of credit and for other general corporate and working capital purposes.
     On March 31, 2010, the Operating Partnership entered into a first amendment to the first amended and restated secured term loan agreement with KeyBank and other lenders, pursuant to which the Operating Partnership voluntarily prepaid $100.0 million of the $250.0 million in previously outstanding borrowings under the secured term loan, reducing the outstanding borrowings to $150.0 million. The first amendment reduced the total availability under the secured term loan to $150.0 million and amended the terms of the secured term loan to, among other things, release certain of the Operating Partnership’s subject properties as a result of the partial prepayment (previously pledged as security under the secured term loan), and provide revised conditions for the sale and release of other subject properties.

     On April 19, 2010, the Parent Company completed the issuance of 13,225,000 shares of common stock, including the exercise in full of the underwriters’ over-allotment option with respect to 1,725,000 shares, and contributed net proceeds of approximately $218.8 million, after deducting the underwriters’ discount and commissions and estimated offering expenses, to the Operating Partnership in exchange for the issuance of 13,225,000 operating partnership units. The net proceeds were utilized to repay a portion of the outstanding indebtedness on the Operating Partnership’s unsecured line of credit and for other general corporate and working capital purposes.
     In April 2010, the Parent Company received investment grade ratings from two ratings agencies. The Parent Company sought to obtain an investment grade rating to facilitate access to the investment grade unsecured debt market as part of the Operating Partnership’s overall strategy to maximize its financial flexibility and manage its overall cost of capital. On April 29, 2010, the Operating Partnership completed the private placement of $250.0 million in unsecured notes, due April 15, 2020, at a fixed interest rate of 6.125%. The notes have registration rights and require compliance with certain financial covenants.
     On April 29, 2010, the Operating Partnership voluntarily prepaid the remaining $150.0 million of outstanding indebtedness on its secured term loan, securing the release of its remaining subject properties.
     In June 2010, the Operating Partnership completed the repurchase of $18.0 million face value of its exchangeable senior notes due 2026. The consideration for each $1,000 principal amount of these notes was $1,003, plus accrued and unpaid interest up to, but not including, the date of purchase, totaling approximately $18.3 million. After giving effect to the purchase, approximately $21.9 million aggregate principal amount of the exchangeable senior notes due 2026 was outstanding as of June 30, 2010.
3. Equity
     During the year ended December 31, 2009, the Operating Partnership issued operating partnership units to its Parent Company pursuant to grants of common stock to the Parent Company’s employees and to members of its board of directors totaling 593,900 shares and 10,000 shares, respectively (3,435 shares of common stock were surrendered to the Parent Company and subsequently retired in lieu of cash payments for taxes due on the vesting of restricted stock and 19,325 shares were forfeited during the same period, in each case resulting in the retirement and/or forfeiture of the corresponding operating partnership unit originally issued to the Parent Company), which are included in the total OP units outstanding as of the period end (see Note 6).
     On May 21, 2009, the Parent Company completed the issuance of 16,754,854 shares of common stock, including the exercise of the underwriters’ over-allotment option of 754,854 shares, and contributed net proceeds of approximately $166.9 million, after deducting the underwriters’ discount and commissions and offering expenses, to the Operating Partnership in exchange for the issuance of 16,754,854 operating partnership units. The net proceeds were utilized to repay a portion of the outstanding indebtedness on the Operating Partnership’s unsecured line of credit and for other general corporate and working capital purposes.
     On September 4, 2009, the Parent Company entered into equity distribution agreements with three sales agents under which it may offer and sell shares of its common stock having an aggregate offering price of up to $120.0 million over time. During the year ended December 31, 2009, the Parent Company issued 547,900 shares under one of the equity distribution agreements, raising approximately $7.3 million in net proceeds, after deducting the underwriters’ discount and commissions and offering expenses, which were contributed to the Operating Partnership in exchange for the issuance of 547,900 operating partnership units.

Operating Partnership and LTIP Units
     As of December 31, 2009, the Operating Partnership had outstanding 101,600,557 operating partnership units and 476,272 LTIP units. An operating partnership unit and an LTIP unit have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership and therefore are referred to collectively as OP units. In conjunction with the formation of the Operating Partnership, certain persons and entities contributing interests in properties to the Operating Partnership received operating partnership units. In addition, certain employees of the Operating Partnership have received LTIP units in connection with services rendered or to be rendered to the Operating Partnership. Limited partners who have been issued OP units have the right to require the Operating Partnership to redeem part or all of their OP units, which right with respect to LTIP units is subject to vesting and the satisfaction of other conditions. The general partner of the Operating Partnership may elect to acquire OP units upon redemption in exchange for shares of the Parent Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair market value of an equivalent number of shares of the Parent Company’s common stock at the time of redemption. The Parent Company owns 97.5% of the partnership interests in the Operating Partnership, is the Operating Partnership’s general partner and is responsible for the management of the Operating Partnership’s business. The general partner of the Operating Partnership, which is the Parent Company, effectively controls the ability to issue common shares of the Parent Company upon a limited partner’s notice of redemption in exchange for shares of common stock. In addition, the general partner of the Operating Partnership has generally acquired OP units upon a limited partner’s notice of redemption in exchange for shares of the Parent Company’s common stock. The redemption provisions of OP units owned by limited partners that permit the issuer to settle in either cash or common stock at the option of the issuer are further evaluated in accordance with applicable accounting guidance to determine whether temporary or permanent equity classification on the balance sheet is appropriate. The Operating Partnership evaluated this guidance, including the requirement to settle in unregistered shares, and determined that these OP units meet the requirements to qualify for presentation as permanent equity.
     LTIP units represent a profits interest in the Operating Partnership for services rendered or to be rendered by the LTIP unitholder in its capacity as a partner, or in anticipation of becoming a partner, in the Operating Partnership. Initially, LTIP units do not have full parity with operating partnership units of the Operating Partnership with respect to liquidating distributions, although LTIP unitholders receive the same quarterly per unit distributions as operating partnership units and may vote the LTIP units from the date of issuance. The LTIP units are subject to vesting requirements, which lapse over a specified period of time (normally three to five years from the date of issuance). In addition, the LTIP units are generally subject to a two-year lock-up period during which time the LTIP units may not be redeemed or sold by the LTIP unitholder. Upon the occurrence of specified events, LTIP units may over time achieve full parity with operating partnership units of the Operating Partnership for all purposes. Upon achieving full parity, and after the expiration of any vesting and lock-up periods, LTIP units may be redeemed for an equal number of the Parent Company’s common stock or cash, at the Operating Partnership’s election.
     The following table shows the vested ownership interests (excluding unvested LTIP units — see Note 8) in the Operating Partnership:

	December 31,
	2009		2008
		Percentage of		Percentage of
	OP Units	Total	OP Units	Total
BioMed Realty Trust, Inc.	97,939,028	97.2%	80,208,533	96.3%
Limited partners consisting of:
OP units held by employees and related parties	2,246,493	2.2%	2,961,369	3.5%
OP units held by third parties	595,551	0.6%	122,192	0.2%

Total	100,781,072	100.0%	83,292,094	100.0%

     An adjustment is made each period pursuant to the reallocation provisions of the Operating Partnership’s partnership agreement and the applicable accounting guidance, such that the carrying value of the limited partners’ equity equals the limited partners’ proportionate share of total partners’ equity as of the period end. For the year ended December 31, 2009, the Operating Partnership recorded an increase to the carrying value of limited partners’ capital of approximately $79,000 (a corresponding decrease was recorded to general partners’ capital) due to changes in their aggregate ownership percentage to reflect the limited partners’ proportionate share of equity.
     The redemption value of the OP units owned by the limited partners, had such units been redeemed at December 31, 2009, was approximately $49.1 million based on the average closing price of the Parent Company’s common stock of $15.97 per share for the ten consecutive trading days immediately preceding December 31, 2009.

7.375% Series A Cumulative Redeemable Preferred Units
     Pursuant to the Operating Partnership’s partnership agreement, the Operating Partnership’s Series A cumulative redeemable preferred units (“Series A preferred units”) were issued to the Parent Company in exchange for contributed proceeds of approximately $222.4 million, following the Parent Company’s issuance of 7.375% Series A cumulative redeemable preferred stock (“Series A preferred stock”). The Operating Partnership’s Series A preferred units are only redeemable for cash equal to a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such Series A preferred units up to, but excluding the redemption date, if and when shares of the Series A preferred stock are redeemed by the Parent Company, which may not occur before January 18, 2012, except in limited circumstances where necessary to preserve the Parent Company’s status as a REIT. On or after January 18, 2012, the Parent Company may, at its option, redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series A preferred stock up to, but excluding the redemption date.
     As of December 31, 2009, the Operating Partnership had outstanding 9,200,000 7.375% Series A preferred units. Distributions are cumulative on the Series A preferred units from the date of original issuance in the amount of $1.84375 per unit each year, which is equivalent to 7.375% of the $25.00 liquidation preference per unit. Distributions on the Series A preferred units are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. Following a change in control of the Parent Company, if the Series A preferred stock of the Parent Company is not listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market, holders of the Series A preferred stock would be entitled to receive (when and as authorized by the board of directors of the Parent Company and declared by the Operating Partnership), cumulative cash dividends from, but excluding, the first date on which both the change of control and the delisting occurs at an increased rate of 8.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.09375 per share) for as long as the Series A preferred stock is not listed. The Series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the Series A preferred units will rank senior to the OP units with respect to the payment of distributions and other amounts. Holders of the Series A preferred stock generally have no voting rights except for limited voting rights if the Parent Company fails to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. The Series A preferred stock is not convertible into or exchangeable for any other property or securities of the Parent Company.
Distributions
     The following table lists the distributions declared by the Operating Partnership during the year ended December 31, 2009:

				Dividend and
		Amount Per		Distribution	Dividend and
Declaration Date	Securities Class	Unit	Period Covered	Payable Date	Distribution Amount
					(In thousands)
March 16, 2009	OP units	$0.33500	January 1, 2009 to March 31, 2009	April 15, 2009	$28,322
March 16, 2009	Series A preferred units	$0.46094	January 16, 2009 to April 15, 2009	April 15, 2009	$4,240
June 15, 2009	OP units	$0.11000	April 1, 2009 to June 30, 2009	July 15, 2009	$11,142
June 15, 2009	Series A preferred units	$0.46094	April 16, 2009 to July 15, 2009	July 15, 2009	$4,241
September 15, 2009	OP units	$0.11000	July 1, 2009 to September 30, 2009	October 15, 2009	$11,142
September 15, 2009	Series A preferred units	$0.46094	July 16, 2009 to October 15, 2009	October 15, 2009	$4,241
December 15, 2009	OP units	$0.14000	October 1, 2009 to December 31, 2009	January 15, 2010	$14,290
December 15, 2009	Series A preferred units	$0.46094	October 16, 2009 to January 15, 2010	January 15, 2010	$4,241
     Total 2009 distributions declared through December 31, 2009:

OP units	$64,896
Series A preferred units	16,963

$81,859

Noncontrolling Interests
     On January 1, 2009, the Operating Partnership adopted new accounting guidance which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The new guidance also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, it establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated unless the deconsolidation is an in-substance sale of real estate. As a result of the issuance of the new guidance, if noncontrolling interests are determined to be redeemable, they are to be carried at their redemption value as of the balance sheet date and reported as temporary equity.
     Noncontrolling interests on the consolidated balance sheets relate primarily to ownership interests in consolidated limited liability companies or partnerships that are not owned by the general or limited partners. The new guidance on noncontrolling interests was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result, the Operating Partnership reclassified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets. In subsequent periods, the Operating Partnership will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (1) the carrying amount, or (2) its redemption value as of the end of the period in which the determination is made.
     As of December 31, 2009, the Operating Partnership had an 87.5% interest in the limited liability company that owns the Ardenwood Venture property. This entity is consolidated in the accompanying consolidated financial statements. Equity interests in this partnership not owned by the Operating Partnership are classified as a noncontrolling interest on the consolidated balance sheets as of December 31, 2009. Subject to certain conditions, the Operating Partnership has the right to purchase the other member’s interest or sell its own interest in the Ardenwood limited liability company (“buy-sell option”). The estimated fair-value of this option is not material and the Operating Partnership believes that it will have adequate resources to settle the option if exercised.
     On June 2, 2008, pursuant to the exercise of a put option by the noncontrolling interest member, the Operating Partnership completed the purchase of the remaining 30% interest in the limited liability company that owns the Waples Street property for consideration of approximately $1.8 million, excluding closing costs. On October 14, 2008, the Operating Partnership completed the purchase of the remaining 30% interest in the limited liability company that owns the 530 Fairview Avenue property for consideration of approximately $2.6 million, excluding closing costs.
4. Mortgage Notes Payable
     A summary of the Operating Partnership’s outstanding consolidated mortgage notes payable was as follows (dollars in thousands):

		Effective	Principal Balance
	Stated Fixed	Interest	December 31,
	Interest Rate	Rate	2009	2008	Maturity Date
Ardentech Court	7.25%	5.06%	$4,354	$4,464	July 1, 2012
Bayshore Boulevard(1)	4.55%	4.55%	—	14,923	January 1, 2010
Bridgeview Technology Park I	8.07%	5.04%	11,246	11,384	January 1, 2011
Center for Life Science | Boston	7.75%	7.75%	348,749	—	June 30, 2014
500 Kendall Street (Kendall D)	6.38%	5.45%	66,077	67,810	December 1, 2018
Lucent Drive	5.50%	5.50%	5,129	5,341	January 21, 2015
Monte Villa Parkway(1)	4.55%	4.55%	—	9,084	January 1, 2010
6828 Nancy Ridge Drive	7.15%	5.38%	6,595	6,694	September 1, 2012
Road to the Cure	6.70%	5.78%	14,956	15,200	January 31, 2014
Science Center Drive	7.65%	5.04%	10,981	11,148	July 1, 2011
Shady Grove Road	5.97%	5.97%	147,000	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	28,322	29,184	June 1, 2012
9865 Towne Centre Drive	7.95%	7.95%	17,884	—	June 30, 2013
9885 Towne Centre Drive(1)	4.55%	4.55%	—	20,749	January 1, 2010
900 Uniqema Boulevard	8.61%	5.61%	1,191	1,357	May 1, 2015

			662,484	344,338
Unamortized premiums			6,970	8,823

Total principal balance			$669,454	$353,161

(1)	In July 2009, the Operating Partnership repaid approximately $44.0 million in principal balance of mortgage notes relating to the Bayshore Boulevard, Monte Villa Parkway, and 9885 Towne Centre Drive properties, prior to their maturity date.

     The net carrying value of properties (investments in real estate) secured by the mortgage notes payable was $1.2 billion and $572.6 million at December 31, 2009 and 2008, respectively.
     On June 19, 2009, the Operating Partnership closed on an $18.0 million mortgage loan, which is secured by the Operating Partnership’s 9865 Towne Centre Drive property in San Diego, California. The mortgage loan bears interest at a fixed-rate of 7.95% per annum and matures in June 2013.
     On June 29, 2009, the Operating Partnership closed on a $350.0 million mortgage loan, which is secured by the Operating Partnership’s Center for Life Science | Boston property in Boston, Massachusetts. The mortgage loan bears interest at a fixed-rate of 7.75% per annum and matures in June 2014. The Operating Partnership utilized the net proceeds from the new mortgage loan, along with borrowings from its unsecured line of credit, to repay the outstanding $507.1 million secured construction loan, which was secured by the Center for Life Science | Boston property. The new loan includes a financial covenant relating to a minimum amount of net worth. Management believes that it was in compliance with this covenant as of December 31, 2009. Other than the Center for Life Science | Boston mortgage, no other financial covenants are required on the remaining mortgage notes payable.
     Premiums were recorded upon assumption of the mortgage notes payable at the time of the related property acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using a method that approximates the effective-interest method.
     The Operating Partnership has the ability and intends to repay any principal and accrued interest due in 2010 through the use of cash from operations or borrowings from its unsecured line of credit.
5. Credit Facilities, Exchangeable Senior Notes Due 2026, and Other Debt Instruments
Unsecured Line of Credit
     On November 23, 2009 and December 4, 2009, the Operating Partnership entered into amendments to its second amended and restated unsecured credit agreement with KeyBank National Association (“Keybank”) and other lenders, pursuant to which the borrowing capacity on its unsecured line of credit increased by $65.0 million and $55.0 million, respectively, for an aggregate borrowing capacity of $720.0 million. The unsecured line of credit has a maturity date of August 1, 2011. The unsecured line of credit bears interest at a floating rate equal to, at the Operating Partnership’s option, either (1) reserve adjusted LIBOR plus a spread which ranges from 100 to 155 basis points, depending on the Operating Partnership’s leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on the Operating Partnership’s leverage. Subject to the administrative agent’s reasonable discretion, the Operating Partnership may increase the amount of the unsecured line of credit to $1.0 billion upon satisfying certain conditions. In addition, the Operating Partnership, at its sole discretion, may extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. The Operating Partnership has deferred the loan costs associated with the subsequent amendments to the unsecured line of credit, which are being amortized to expense with the unamortized loan costs from the original debt facility over the remaining term. At December 31, 2009, the Operating Partnership had $397.7 million in outstanding borrowings on its unsecured line of credit, with a weighted-average interest rate of 1.3% on the unhedged portion of the outstanding debt of approximately $247.7 million.
Secured Term Loan
     The Operating Partnership’s $250.0 million secured term loan from KeyBank and other lenders, which is secured by the Operating Partnership’s interests in twelve of its properties, has a maturity date of August 1, 2012. The secured term loan bears interest at a floating rate equal to, at the Operating Partnership’s option, either (1) reserve-adjusted LIBOR plus 165 basis points or (2) the higher of (a) the prime rate then in effect plus 25 basis points or (b) the federal funds rate then in effect plus 75 basis points. The secured term loan is also secured by the Operating Partnership’s interest in any distributions from these properties, a pledge of the equity interests in a subsidiary owning one of these properties, and a pledge of the equity interests in a subsidiary owning an interest in another of these properties. At December 31, 2009, the Operating Partnership had $250.0 million in outstanding borrowings on its secured term loan, with an interest rate of 1.9% (excluding the effect of interest rate swaps). Subsequent to December 31, 2009, the Operating Partnership voluntarily prepaid all outstanding indebtedness on its secured term loan.

     The terms of the credit agreements for the unsecured line of credit and secured term loan include certain restrictions and covenants, which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of the Operating Partnership’s net worth, fixed charge coverage, unsecured debt service coverage, the maximum amount of secured, and secured recourse indebtedness, leverage ratio and certain investment limitations. The dividend restriction referred to above provides that, except to enable the Parent Company to continue to qualify as a REIT for federal income tax purposes, the Operating Partnership will not make distributions with respect to the OP units or other equity interests in an aggregate amount for the preceding four fiscal quarters in excess of 95% of funds from operations, as defined, for such period, subject to other adjustments. Management believes that it was in compliance with these covenants as of December 31, 2009.
Exchangeable Senior Notes Due 2026, net
     On September 25, 2006, the Operating Partnership issued $175.0 million aggregate principal amount of its Exchangeable Senior Notes due 2026 (the “Notes”). The Notes are general senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. Interest at a rate of 4.50% per annum is payable on April 1 and October 1 of each year, beginning on April 1, 2007, until the stated maturity date of October 1, 2026. The terms of the Notes are governed by an indenture, dated September 25, 2006, among the Operating Partnership, as issuer, the Parent Company, as guarantor, and U.S. Bank National Association, as trustee. The Notes contain an exchange settlement feature, which provides that the Notes may, on or after September 1, 2026 or under certain other circumstances, be exchangeable for cash (up to the principal amount of the Notes) and, with respect to excess exchange value, into, at the Operating Partnership’s option, cash, shares of the Parent Company’s common stock or a combination of cash and shares of common stock at the then applicable exchange rate. The initial exchange rate was 26.4634 shares per $1,000 principal amount of Notes, representing an exchange price of approximately $37.79 per share of the Parent Company’s common stock. If certain designated events occur on or prior to October 6, 2011 and a holder elects to exchange the Notes in connection with any such transaction, the Operating Partnership will increase the exchange rate by a number of additional shares of common stock of the Parent Company based on the date the transaction becomes effective and the price paid per share of common stock in the transaction, as set forth in the indenture governing the Notes. The exchange rate may also be adjusted under certain other circumstances, including the payment of cash dividends by the Parent Company in excess of $0.29 per share of its common stock. As a result of past increases in the Parent Company’s quarterly cash dividends, the exchange rate is currently 26.8135 shares per $1,000 principal amount of the Notes. The Operating Partnership may redeem the Notes, in whole or in part, at any time to preserve the Parent Company’s status as a REIT or at any time on or after October 6, 2011 for cash at 100% of the principal amount plus accrued and unpaid interest. The holders of the Notes have the right to require the Operating Partnership to repurchase the Notes, in whole or in part, for cash on each of October 1, 2011, October 1, 2016 and October 1, 2021, or upon the occurrence of a designated event, in each case for a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. The terms of the indenture for the Notes due 2026 do not require compliance with any financial covenants.
     On January 1, 2009, the Operating Partnership adopted new accounting guidance, which requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The equity component of the convertible debt is included in the general partner’s capital section of partners’ equity and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount is accreted as additional interest expense over the non-cancelable term of the instrument.
     As of December 31, 2009 and 2008, the carrying value of the equity component recognized was approximately $14.0 million.
     In November 2008, the Operating Partnership completed the repurchase of approximately $46.8 million face value of the Notes for approximately $28.8 million. The repurchase of the Notes resulted in the recognition of a gain on extinguishment of debt of approximately $14.8 million (net of the write-off of approximately $3.1 million in deferred loan fees and unamortized debt discount), which is reflected in the consolidated statements of income.

     In March 2009, the Operating Partnership completed the repurchase of approximately $12.0 million face value of the Notes for approximately $6.9 million. In April 2009, the Operating Partnership completed an additional repurchase of approximately $8.8 million face value of the Notes for approximately $5.7 million. On December 11, 2009, the Operating Partnership completed a repurchase of approximately $61.3 million face value of the Notes pursuant to a cash tender offer. The repurchase of the Notes during 2009 resulted in the recognition of a gain on extinguishment of debt of approximately $4.1 million for the year ended December 31, 2009 (net of the write-off of approximately $3.8 million in deferred loan fees and debt discount for the year ended December 31, 2009), which is reflected in the accompanying consolidated statements of income. In January 2010 and June 2010, the Operating Partnership completed the repurchase of an additional $6.2 million and $18.0 million face value of the Notes, respectively.
     Exchangeable senior notes due 2026, net, consisted of the following (in thousands):

	December 31,	December 31,
	2009	2008
Exchangeable senior notes due 2026	$46,150	$128,250
Unamortized debt discount	(1,465)	(6,207)

	$44,685	$122,043

     The unamortized debt discount will be amortized through October 1, 2011, the first date at which the holders of the Notes may require the Operating Partnership to repurchase the Notes. Amortization of the debt discount during the years ended December 31, 2009, 2008, and 2007 resulted in an effective interest rate of 6.5% on the Notes and a total interest expense as follows:

	Years Ended December 31,
	2009	2008	2007
Contractual interest	$4,920	$7,620	$7,875
Amortization of debt discount	1,810	2,639	2,565

Total Notes interest expense	$6,730	$10,259	$10,440

Secured Construction Loan
     The Operating Partnership’s $550.0 million secured construction loan from KeyBank, which was secured by the Center for Life Science | Boston property, was repaid in June 2009 from the proceeds received from the new mortgage loan secured by the property, along with borrowings from the Operating Partnership’s unsecured line of credit (see Note 4). In connection with the repayment of the secured construction loan, the Operating Partnership wrote off approximately $843,000 of deferred loan fees in the year ended December 31, 2009, which are reflected in the consolidated statements of income as a reduction of the gain on extinguishment of debt recognized from the repurchase of the Notes (see above).
     As of December 31, 2009, principal payments due for the Operating Partnership’s consolidated indebtedness (excluding debt premiums and discounts) were as follows (in thousands):

2010	$7,404
2011	427,580
2012	295,414
2013	25,941
2014	353,091
Thereafter(1)	246,870

$1,356,300

(1)	Includes $46.2 million in principal payments of the Notes based on a contractual maturity date of October 1, 2026.
6. Earnings Per Unit
     On January 1, 2009, the Operating Partnership adopted new accounting guidance, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be considered in computing basic earnings per unit under the two-class method. The Operating Partnership has adjusted its calculation of basic and diluted earnings per unit to conform to the two-class method, which also required retrospective application for all periods presented. The change in calculating basic and diluted earnings per unit did not have a material effect on the amounts previously reported for the periods presented (with the exception of the amount of weighted-average basic and diluted units utilized in the calculation).

     The two-class method is an earnings allocation method for calculating earnings per unit when a company’s capital structure includes either two or more classes of common equity or common equity and participating securities. Basic earnings per unit under the two-class method is calculated based on distributions declared on the OP units and other participating securities (“distributed earnings”) and the rights of participating securities in any undistributed earnings, which represents net income remaining after deduction of distributions accruing during the period. The undistributed earnings are allocated to all outstanding OP units and participating securities based on the relative percentage of each security to the total number of outstanding participating securities. Basic earnings per unit represents the summation of the distributed and undistributed earnings per unit class divided by the total number of units.
     Through December 31, 2009 all of the Operating Partnership’s participating securities received distributions at an equal distribution rate per unit. As a result, the portion of net income allocable to the weighted-average unvested OP units outstanding for the years ended December 31, 2009, 2008 and 2007 has been deducted from net income allocable to unitholders to calculate basic earnings per unit. For the year ended December 31, 2009 the unvested OP units were anti-dilutive to the calculation of earnings per unit and were therefore excluded from the calculation of diluted earnings per unit and diluted earnings per unit is calculated based upon net income available to the unitholders. The calculation of diluted earnings per unit for the years ended December 31, 2008 and 2007 includes unvested OP units in the weighted-average shares, and diluted earnings per unit is calculated based upon net income available to the unitholders. No shares of common stock of the Parent Company were contingently issuable upon settlement of the excess exchange value pursuant to the exchange settlement feature of the Notes (originally issued in 2006 — see Note 5) as the common stock price did not exceed the exchange price then in effect of $37.67 per share with respect to the year ended December 31, 2007, and $37.29 per share with respect to the years ended December 31, 2009 and 2008. Therefore, units issuable from potentially issuable shares of the Parent Company resulting from settlement of the Notes were not included in the calculation of diluted weighted-average units. No other OP units or unvested LTIP units were considered anti-dilutive for the years ended December 31, 2009, 2008 and 2007.
     Computations of basic and diluted earnings per unit (in thousands, except unit data) were as follows:

	Year Ended December 31,
	2009	2008	2007
Basic earnings per unit:
Income from continuing operations	$60,190	$63,131	$72,206
Less: loss/(income) from continuing operations attributable to noncontrolling interests in consolidated partnership	64	9	(45)
Less: preferred distributions	(16,963)	(16,963)	(16,868)

Income from continuing operations available to unitholders	43,291	46,177	55,293
Less: net income allocable and distributions in excess of earnings to participating securities (continuing operations)	(733)	(916)	(667)

Income from continuing operations attributable to unitholders	42,558	45,261	54,626

Income from discontinued operations	—	—	1,726
Less: net income allocable and distributions in excess of earnings to participating securities (discontinued operations)	—	—	(16)

Income from discontinued operations attributable to unitholders	—	—	1,710

Net income attributable to unitholders	$42,558	$45,261	$56,336

Diluted earnings per unit:
Income from continuing operations	$60,190	$63,131	$72,206
Less: net loss/(income) from continuing operations attributable to noncontrolling interests in consolidated partnership	64	9	(45)
Less: preferred distributions	(16,963)	(16,963)	(16,868)

Income from continuing operations available to unitholders	43,291	46,177	55,293
Less: net income allocable and distributions in excess of earnings to participating securities (continuing operations)	(733)	—	—

Income from continuing operations attributable to unitholders	42,558	46,177	55,293
Income from discontinued operations	—	—	1,726

Net income attributable to unitholders and participating securities	$42,558	$46,177	$57,019

	Year Ended December 31,
	2009	2008	2007
Weighted-average units outstanding:
Basic	94,005,382	74,753,230	68,219,557
Incremental Units from assumed conversion:
Unvested units	—	654,923	519,137

Diluted	94,005,382	75,408,153	68,738,694

Basic and diluted earnings per unit:
Income per unit — basic:
Income per unit from continuing operations attributable to unitholders	$0.45	$0.61	$0.80
Income per unit from discontinued operations attributable to unitholders	—	—	0.03

Net income per unit attributable to unitholders	$0.45	$0.61	$0.83

Income per unit — diluted:
Income per unit from continuing operations attributable to unitholders	$0.45	$0.61	$0.80
Income per unit from discontinued operations attributable to unitholders	—	—	0.03

Net income per unit attributable to the operating partnership and participating securities	$0.45	$0.61	$0.83

7. Fair-Value of Financial Instruments
     The Operating Partnership is required to disclose fair-value information about all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair-value. The Operating Partnership’s disclosures of estimated fair-value of financial instruments at December 31, 2009 and 2008, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair-value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair-value amounts.
     The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, security deposits, accounts payable, accrued expenses and other liabilities approximate fair-value due to the short-term nature of these instruments.
     The Operating Partnership utilizes quoted market prices to estimate the fair-value of its fixed-rate and variable-rate debt, when available. If quoted market prices are not available, the Operating Partnership calculates the fair-value of its mortgage notes payable and other fixed-rate debt based on a currently available market rate assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for fixed-rate debt, a market credit spread is added to the quoted yields on federal government treasury securities with similar terms to debt. In determining the current market rate for variable-rate debt, a market credit spread is added to the current effective interest rate. The carrying value of interest rate swaps are reflected in the consolidated financial statements at their respective fair-values (see the Assets and Liabilities Measured at Fair-Value section under Note 2). The Operating Partnership relies on quotations from a third party to determine these fair-values.
     At December 31, 2009 and 2008, the aggregate fair-value and the carrying value of the Operating Partnership’s consolidated mortgage notes payable, unsecured line of credit, secured construction loan, Notes, secured term loan, derivative instruments, and investments were as follows (in thousands):

	December 31,
	2009		2008
	Fair-value	Carrying Value	Fair-value	Carrying Value
Mortgage notes payable(1)	$671,614	$669,454	$373,572	$353,161
Unsecured line of credit	380,699	397,666	104,507	108,767
Secured construction loan	—	—	500,162	507,128
Exchangeable senior notes due 2026(2)	46,150	44,685	60,278	122,043
Secured term loan	233,389	250,000	240,667	250,000
Derivative instruments(3)	(12,551)	(12,551)	(126,091)	(126,091)
Investments(4)	898	898	—	—

(1)	Carrying value includes $7.0 million and $8.8 million of unamortized debt premium as of December 31, 2009 and 2008, respectively.

(2)	Carrying value includes $1.5 million and $6.2 million of unamortized debt discount as of December 31, 2009 and 2008, respectively.

(3)	The Operating Partnership’s derivative instruments are reflected in other assets and derivative instruments (liability account) on the accompanying consolidated balance sheets based on their respective balances (see Note 11).

(4)	The Operating Partnership’s investments are included in other assets on the accompanying balance sheets (see Investments section in Note 2).

8. Incentive Award Plan
     The Operating Partnership and the Parent Company have adopted the 2009 Amendment and Restatement of the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan (the “Plan”). The Plan provides for grants to directors, employees and consultants of the Parent Company and the Operating Partnership (and their respective subsidiaries) of stock options, restricted stock (and corresponding operating partnership units issued by the Operating Partnership), LTIP units, stock appreciation rights, dividend equivalents, and other incentive awards. The Parent Company has reserved 5,340,000 shares of common stock for issuance pursuant to the Plan, subject to adjustments as set forth in the Plan. As of December 31, 2009, 3,054,739 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Plan. Each LTIP unit issued will count as one share of common stock for purposes of calculating the limit on shares that may be issued. Compensation cost for these incentive awards is measured based on the fair-value of the award on the grant date (fair-value is calculated based on the closing price of the Parent Company’s common stock on the date of grant) and is recognized as expense over the respective vesting period, which for restricted stock awards and LTIP units is generally two to five years. Fully vested incentive awards may be settled for either cash or stock depending on the Operating Partnership’s election and the type of award granted. Participants are entitled to cash dividends and may vote such awarded shares, but the sale or transfer of such shares is limited during the restricted or vesting period. Since inception, the Operating Partnership and the Parent Company have only awarded restricted stock grants and LTIP units. The restricted stock grants may only be settled for common stock of the Parent Company whereas the LTIP units may be redeemed for either cash or common stock of the Parent Company, at the Operating Partnership’s election.
     During the years ended December 31, 2009, 2008, and 2007, the Parent Company granted 603,900, 574,495, and 458,015 shares of unvested restricted stock and LTIP units with aggregate values of $7.5 million, $7.6 million, and $12.9 million under the Plan, respectively. For the years ended December 31, 2009, 2008, and 2007, a total of 189,658 (3,435 shares of common stock were surrendered to the Parent Company and subsequently retired in lieu of cash payments for taxes due on the vesting of restricted stock), 312,828, and 209,818 shares of restricted stock and LTIP units vested, with fair-values of $2.0 million, $6.3 million, and $6.0 million, respectively. For the years ended December 31, 2009, 2008, and 2007, $5.6 million, $6.1 million, and $6.2 million, respectively, of stock-based compensation expense was recognized in general and administrative expenses and rental operations expense. On December 31, 2008, the Operating Partnership accelerated the vesting of 73,725 LTIP units for one employee (included in the table below), resulting in a revaluation based on the fair-value of the LTIP units on that date, and the recognition of compensation expense of approximately $583,000 in 2008. As of December 31, 2009, total compensation expense related to unvested awards of $13.3 million will be recognized in the future over a weighted-average period of 3.0 years.

     A summary of the Parent Company’s and Operating Partnership’s unvested restricted stock and LTIP units is presented below:

	Unvested	Weighted
	Restricted Stock and	Average Grant-
	LTIP Units	Date Fair-Value
Balance at December 31, 2006	424,380	$23.79
Granted	458,015	28.14
Vested	(209,818)	20.37
Forfeited	(8,259)	28.17

Balance at December 31, 2007	664,318	27.81
Granted	574,495	11.87
Vested	(312,828)	25.13
Forfeited	(25,144)	25.40

Balance at December 31, 2008	900,841	18.92
Granted	603,900	12.38
Vested	(189,658)	27.02
Forfeited	(19,325)	13.52

Balance at December 31, 2009	1,295,758	$14.77

9. Investment in Unconsolidated Partnerships
     The accompanying consolidated financial statements include investments in two limited liability companies with Prudential Real Estate Investors (“PREI”), which were formed in the second quarter of 2007, and in 10165 McKellar Court, L.P. (“McKellar Court”), a limited partnership with Quidel Corporation, the tenant which occupies the McKellar Court property. One of the PREI limited liability companies, PREI II LLC, is a VIE; however, the Operating Partnership is not the primary beneficiary. PREI will bear the majority of any losses. The other PREI limited liability company, PREI I LLC, does not qualify as a VIE. In addition, consolidation is not required as the Operating Partnership does not control the limited liability companies. The McKellar Court partnership is a VIE; however, the Operating Partnership is not the primary beneficiary. The limited partner at McKellar Court is the only tenant in the property and will bear the majority of any losses. As it does not control the limited liability companies or the partnership, the Operating Partnership accounts for them under the equity method of accounting. Significant accounting policies used by the unconsolidated partnerships that own these properties are similar to those used by the Operating Partnership. General information on the PREI limited liability companies and the McKellar Court partnership (each referred to in this footnote individually as a “partnership” and collectively as the “partnerships”) as of December 31, 2009 was as follows:

		Operating	Operating
		Partnership’s	Partnership’s
		Ownership	Economic
Name	Partner	Interest	Interest		Date Acquired
PREI I(1)	PREI	20%	20%		April 4, 2007
PREI II(2)	PREI	20%	20%		April 4, 2007
McKellar Court(3)	Quidel Corporation	22%	22	%(4)	September 30, 2004

(1)	In April 2007, PREI I LLC acquired a portfolio of properties in Cambridge, Massachusetts comprised of a stabilized laboratory/building totaling 184,445 square feet located at 320 Bent Street, a partially leased laboratory/office building totaling 420,000 square feet at 301 Binney Street, a 37-unit apartment building, an operating garage facility on Rogers Street with 503 spaces, an operating below grade garage facility at Kendall Square with approximately 1,400 spaces, and a building currently under construction at 650 East Kendall Street that the Operating Partnership believes can support up to 280,000 rentable square feet of laboratory and office space. The 650 East Kendall Street site will also include a below grade parking facility.

Each of the PREI operating agreements includes a put/call option whereby either member can cause the limited liability company to sell certain properties in which it holds leasehold interests to the Operating Partnership at any time after the fifth anniversary and before the seventh anniversary of the acquisition date. However, the put/call option may be terminated prior to exercise under certain circumstances. The put/call option purchase price is based on a predetermined return on capital invested by PREI. If the put/call option is exercised, the Operating Partnership believes that it would have adequate resources to fund the purchase price.

The PREI limited liability companies jointly entered into a secured acquisition and interim loan facility with KeyBank and utilized approximately $427.0 million of that facility to fund a portion of the purchase price for the properties acquired in April 2007. The remaining funds available were utilized to fund construction costs at certain properties under development. Pursuant to the loan facility, the Operating Partnership executed guaranty agreements in which it guaranteed the full completion of the construction and any tenant improvements at the 301 Binney Street property if PREI I LLC were unable or unwilling to complete the project. On February 11, 2009, the PREI joint ventures jointly refinanced the outstanding balance of the secured acquisition and interim loan facility, or approximately $364.1 million, with the proceeds of a new loan totaling $203.3 million and members’ capital contributions funding the balance due. The new loan bears interest at a rate equal to, at the option of the PREI joint ventures, either (1) reserve adjusted LIBOR plus 350 basis points or (2) the higher of (a) the prime rate then in effect, (b) the federal funds rate then in effect plus 50 basis points or (c) one-month LIBOR plus 450 basis points, and requires interest only monthly payments until the maturity date, February 10, 2011. In addition, the PREI joint ventures may extend the maturity date of the secured acquisition and interim loan facility to February 10, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. At maturity, the PREI joint ventures may refinance the loan, depending on market conditions and the availability of credit, or they may execute the extension option. On March 11, 2009, the PREI joint ventures jointly entered into an interest rate cap agreement, which is intended to have the effect of hedging variability in future interest payments on the $203.3 million secured acquisition and interim loan facility above a strike rate of 2.5% (excluding the applicable credit spread) through February 10, 2011. At December 31, 2009, there were $203.3 million in outstanding borrowings on the secured acquisition and interim loan facility, with a contractual interest rate of 3.7% (including the applicable credit spread).

(2)	As part of a larger transaction which included the acquisition by PREI I LLC referred to above, PREI II LLC acquired a portfolio of properties in April 2007. It disposed of its acquired properties in 2007 at no material gain or loss. The total sale price included approximately $4.0 million contingently payable in June 2012 pursuant to a put/call option, exercisable on the earlier of the extinguishment or expiration of development restrictions placed on a portion of the development rights included in the disposition. The Operating Partnership’s remaining investment in PREI II LLC (maximum exposure to losses) was approximately $811,000 at December 31, 2009.

(3)	The McKellar Court partnership holds a property comprised of a two-story laboratory/office building totaling 72,863 rentable square feet located in San Diego, California. The Operating Partnership’s investment in the McKellar Court partnership (maximum exposure to losses) was approximately $12.7 million at December 31, 2009. In December 2009, the Operating Partnership provided funding in the form of a promissory note to the McKellar Court partnership in the amount of $10.3 million, which matures at the earlier of (a) January 1, 2020, or (b) the day that the limited partner exercises an option to purchase the Operating Partnership’s ownership interest. Loan proceeds were utilized to repay a mortgage with a third party. Interest-only payments on the promissory note are due monthly at a fixed rate of 8.15% (the rate may adjust higher after January 1, 2015), with the principal balance outstanding due at maturity.

(4)	The Operating Partnership’s economic interest in the McKellar Court partnership entitles it to 75% of the extraordinary cash flows after repayment of the partners’ capital contributions and 22% of the operating cash flows.
     The Operating Partnership acts as the operating member or partner, as applicable, and day-to-day manager for the partnerships. The Operating Partnership is entitled to receive fees for providing construction and development services (as applicable) and management services to the PREI joint ventures. The Operating Partnership earned approximately $2.7 million, $2.5 million, and $889,000 in fees for the years ended December 31, 2009, 2008, and 2007 for services provided to the PREI joint ventures, which are reflected in tenant recoveries and other income in the consolidated statements of income.
     The condensed combined balance sheets for the Operating Partnership’s unconsolidated partnerships were as follows (in thousands):

	December 31,
	2009	2008
Assets:
Investments in real estate, net	$613,306	$592,169
Cash and cash equivalents (including restricted cash)	6,758	6,757
Intangible assets, net	13,498	15,126
Other assets	18,374	16,373

Total assets	$651,936	$630,425

Liabilities and members’ equity:
Mortgage notes payable and secured construction loan	$405,606	$517,938
Other liabilities	15,195	24,844
Members’ equity	231,135	87,643

Total liabilities and equity	$651,936	$630,425

Operating Partnership’s net investment in unconsolidated partnerships	$56,909	$18,173

     On February 13, 2008, a wholly owned subsidiary of the Operating Partnership’s joint venture with PREI I LLC entered into a secured construction loan facility with certain lenders to provide borrowings of up to approximately $245.0 million, with a maturity date of August 13, 2010, in connection with the construction of 650 East Kendall Street, a life sciences building located in Cambridge, Massachusetts. The secured construction loan has two six-month extension options, each of which may be exercised after satisfying certain conditions and paying an extension fee. At maturity, the wholly owned subsidiary may refinance the loan, depending on market conditions and the availability of credit, or it may execute one or both of the two extension options, which could extend the maturity date to August 8, 2011. Proceeds from the secured construction loan were used in part to repay a portion of the secured acquisition and interim loan facility held by the PREI joint ventures and are being used to fund the balance of the cost to complete construction of the project. In February 2008, the subsidiary entered into an interest rate swap agreement, which is intended to have the effect of initially fixing the interest rate on up to $163.0 million of the secured construction loan facility at a weighted average rate of 4.4% through August 2010. The swap agreement had an original notional amount of $84.0 million based on the initial borrowing on the secured construction loan facility, which will increase on a monthly basis at predetermined amounts as additional borrowings are made. At December 31, 2009, there were $192.1 million in outstanding borrowings on the secured construction loan facility, with a contractual interest rate of 1.7%.
     During 2009, the Operating Partnership provided approximately $32.5 million in additional funding to the PREI joint ventures pursuant to capital calls, primarily related to the refinancing of the secured acquisition and interim loan facility.
     The condensed combined statements of operations for the unconsolidated partnerships were as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Total revenues	$30,515	$30,598	$18,945

Rental operations expenses and real estate taxes	21,266	15,531	8,854
Depreciation and amortization	13,217	10,483	5,674
Interest expense, net of interest income	9,645	10,759	8,946

Total expenses	44,128	36,773	23,474

Net loss	$(13,613)	$(6,175)	$(4,529)

Operating Partnership’s equity in net loss of unconsolidated partnerships	$(2,390)	$(1,200)	$(893)

10. Discontinued Operations
     During the year ended December 31, 2007, the Operating Partnership sold the following property (in thousands):

		Original
Property	Date of Sale	Acquisition Date	Sales Price	Gain on Sale
Colorow Drive	May 30, 2007	December 22, 2005	$20,000	$1,087
     The results of operations of the above property are reported as discontinued operations for all periods presented in the accompanying consolidated financial statements. The following is a summary of the revenue and expense components that comprise income from discontinued operations (in thousands):

	Years Ended December 31,
	2009	2008	2007
Total revenues	$—	$—	$1,111
Total expenses	—	—	472

Income from discontinued operations before gain on sale	—	—	639
Gain on sale of real estate assets	—	—	1,087

Income from discontinued operations	$—	$—	$1,726

11. Derivative and Other Financial Instruments
     As of December 31, 2009, the Operating Partnership had three interest rate swaps with an aggregate notional amount of $400.0 million under which at each monthly settlement date the Operating Partnership either (1) receives the difference between a fixed interest rate (the “Strike Rate”) and one-month LIBOR if the Strike Rate is less than LIBOR or (2) pays such difference if the Strike Rate is greater than LIBOR. One interest rate swap with a notional amount of $250.0 million hedges the Operating Partnership’s exposure to the variability in expected future cash flows attributable to changes in interest rates on the Operating Partnership’s secured term loan. Each of the remaining two interest rate swaps hedges the Operating Partnership’s exposure to the variability on expected cash flows attributable to changes in interest rates on the first interest payments, due on the date that is on or closest after each swap’s settlement date, associated with the amount of LIBOR-based debt equal to each swap’s notional amount. One of these interest rate swaps has a notional amount of $35.0 million (interest rate of 5.8%, including the applicable credit spread) and is currently intended to hedge interest payments associated with the Operating Partnership’s unsecured line of credit. The remaining interest rate swap has a notional amount of $115.0 million (interest rate of 5.8%, including the applicable credit spread) and is also currently intended to hedge interest payments associated with the Operating Partnership’s unsecured line of credit. No initial investment was made to enter into the interest rate swap agreements.
     As of December 31, 2009, the Operating Partnership had deferred interest costs of approximately $63.3 million in other comprehensive income related to forward starting swaps, which were settled with the corresponding counterparties in March and April 2009 for approximately $86.5 million. The forward starting swaps were entered into to mitigate the Operating Partnership’s exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed-rate debt, with interest payments for a minimum of ten years. In June 2009 the Operating Partnership closed on $368.0 million in fixed-rate mortgage loans secured by its 9865 Towne Centre Drive and Center for Life Science | Boston properties (see Note 4). The deferred interest costs of $63.3 million will be amortized as additional interest expense over ten years.
     The following is a summary of the terms of the interest rate swaps and the forward starting swaps and their fair-values, which are included in derivative instruments on the accompanying consolidated balance sheets (in thousands):

	Current				Fair-Value (1)
	Notional				December 31,
	Amount	Strike Rate	Effective Date	Expiration Date	2009	2008
	$250,000	4.157%	June 1, 2005	June 1, 2010	$(4,017)	$(11,011)
	115,000	4.673%	October 1, 2007	August 1, 2011	(6,530)	(9,349)
	35,000	4.700%	October 10, 2007	August 1, 2011	(2,004)	(2,858)

Interest rate swaps	400,000				(12,551)	(23,218)
Forward starting swaps(2)	—				—	(102,873)
Other(3)	—				119	—

Total derivative instruments	$400,000				$(12,432)	$(126,091)

(1)	Fair-value of derivative instruments does not include any related accrued interest payable, which is included in accrued expenses on the accompanying consolidated balance sheets.

(2)	The forward starting swaps, with notional amounts of $450.0 million, were settled during the year ended December 31, 2009 for approximately $86.5 million.

(3)	A stock purchase warrant was received in connection with an early lease termination in September 2009 and was recorded as a derivative instrument with an initial fair-value of approximately $199,000 in other assets in the accompanying consolidated balance sheets.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings. During the years ended December 31, 2009 and 2008, such derivatives were used to hedge the variable cash flows associated with the Operating Partnership’s unsecured line of credit, secured term loan, secured construction loan, and the forecasted issuance of fixed-rate debt. The ineffective portion of the change in fair-value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009 and 2008, the Operating Partnership recorded a gain on derivative instruments of $203,000 and a loss on derivative instruments of $19.9 million, respectively, as a result of hedge ineffectiveness and changes in the fair-value of derivative instruments attributable to mismatches in the maturity date and the interest rate reset dates between the interest rate swap and corresponding debt, and changes in the fair-value of derivatives no longer considered highly effective. An immaterial amount of hedge ineffectiveness was recognized for the year ended December 31, 2007.

     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Operating Partnership’s variable-rate debt. During the next twelve months, the Operating Partnership estimates that an additional $17.3 million will be reclassified from other accumulated comprehensive income as an increase to interest expense. In addition, for the years ended December 31, 2009, and 2008, approximately $2.6 million and $5.1 million of settlement payments, respectively, on interest rate swaps have been deferred in accumulated other comprehensive loss and will be amortized over the useful lives of the related development or redevelopment projects.
     The following is a summary of the amount of gain/(loss) recognized in accumulated other comprehensive income related to the derivative instruments for the years ended December 31, 2009, 2008 and 2007:

	Years Ended
	December 31,
	2009	2008	2007
Amount of gain/(loss) recognized in other comprehensive income (effective portion):
Cash flow hedges
Interest rate swaps	$10,737	$(14,119)	(15,313)
Forward starting swaps	11,783	(58,911)	(9,904)

Total cash flow hedges	22,520	(73,030)	(25,217)
Ineffective interest rate swaps(1)	4,321	(11,344)	(4,962)

Total interest rate swaps	$26,841	$(84,374)	$(30,179)

(1)	For the year ended December 31, 2009, the amount represents the reclassification of unrealized losses from accumulated other comprehensive income to earnings during the three months ended March, 31, 2009 relating to a previously effective forward starting swap as a result of the reduction in the notional amount of forecasted debt.
     The following is a summary of the amount of loss reclassified from accumulated other comprehensive income to interest expense related to the derivative instruments for the years ended December 31, 2009, 2008 and 2007:

	Years Ended
	December 31,
	2009	2008	2007
Amount of loss reclassified from other comprehensive income to income (effective portion):
Cash flow hedges
Interest rate swaps(1)	$(16,248)	$(7,115)	$(3,085)
Forward starting swaps(2)	(3,588)	—	—

Total interest rate swaps	$(19,836)	$(7,115)	$(3,085)

(1)	Amount represents payments made to swap counterparties for the effective portion of interest rate swaps that were recognized as an increase to interest expense for the periods presented (the amount was recorded as an increase and corresponding decrease to accumulated other comprehensive loss in the same accounting period).

(2)	Amount represents reclassifications of deferred interest costs from accumulated other comprehensive loss to interest expense related to the Operating Partnership’s previously settled forward starting swaps.

     The following is a summary of the amount of gain/(loss) recognized in income as a loss on derivative instruments related to the ineffective portion of the derivative instruments for the years ended December 31, 2009, 2008 and 2007:

	Years Ended
	December 31,
	2009	2008	2007
Amount of gain/(loss) recognized in income (ineffective portion and amount excluded from effectiveness testing):
Cash flow hedges
Interest rate swaps	$(31)	$(35)	$—
Forward starting swaps	(476)	(1,179)	—

Total cash flow hedges	(507)	(1,214)	—
Ineffective interest rate swaps	790	(18,734)	—

Total interest rate swaps	$283	$(19,948)	$—

Other derivative instruments	(80)	—	—

Total gain/(loss) on derivative instruments	$203	$(19,948)	$—

12. Commitments and Contingencies
   Concentration of Credit Risk
     Life science entities comprise the vast majority of the Operating Partnership’s tenant base. Because of the dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business. Two of the Operating Partnership’s tenants, Human Genome Sciences, Inc. and Vertex Pharmaceuticals Incorporated, comprised 17.8% and 13.2%, or $48.0 million and $35.6 million, respectively, of rental revenues for the year ended December 31, 2009; 21.1% and 13.7%, or $48.0 million and $31.3 million, respectively, of rental revenues for the year ended December 31, 2008; and 24.4% and 14.6%, or $48.0 million and $28.8 million, respectively, of rental revenues for the year ended December 31, 2007. These tenants are located in the Operating Partnership’s Maryland, and Boston and San Diego markets, respectively. The inability of these tenants to make lease payments could materially adversely affect the Operating Partnership’s business.
     The Operating Partnership generally does not require collateral or other security from our tenants, other than security deposits or letters of credit in select cases.
   Construction and Other Related Commitments
     As of December 31, 2009, the Operating Partnership had approximately $36.5 million outstanding in construction and other related commitments related to construction, development, tenant improvements, renovation costs, leasing commissions, and general property-related capital expenditures, with approximately $35.9 million expected to be paid in 2010, approximately $500,000 expected to be paid in 2011 and 2012 and approximately $93,000 in 2013.
   Insurance
     The Operating Partnership carries insurance coverage on its properties with policy specifications and insured limits that it believes are adequate given the relative risk of loss, cost of the coverage and standard industry practice. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Operating Partnership may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Operating Partnership could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.

   Environmental Matters
     The Operating Partnership follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Operating Partnership is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Operating Partnership’s business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Operating Partnership’s results of operations and cash flow. The Operating Partnership carries environmental remediation insurance for its properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by future spills or the historic presence of previously undiscovered hazardous substances, as well as third-party bodily injury and property damage claims related to the release of hazardous substances.
   Repurchase Agreements
     A lease at the King of Prussia Road property contains a provision whereby the tenant, Centocor, Inc. (“Centocor”), holds a right to purchase the property (the “Purchase Option”) from the Operating Partnership. The Purchase Option is exercisable through the expiration of the underlying lease in March 2014 (the purchase option may also be extended for an additional ten years in the event that Centocor exercises each of two five-year lease extension options). The purchase price is a specified amount within the amended lease agreement if the purchase option is exercised prior to March 31, 2012 (with an annual increase of 3% on April 1 of each subsequent year), but may also be increased for costs incurred (with an implied return to determine estimated triple net rental rates with respect to the costs incurred) and a capitalization rate of 8% if the Operating Partnership has begun construction of new buildings on the property.
     The acquisition of the Shady Grove Road (“Shady Grove”) property includes a provision whereby the seller could repurchase the property from the Operating Partnership under specific terms in the future. The Shady Grove Repurchase Option is a one-time option at approximately the tenth anniversary of the acquisition date, subject to a twelve-month notice provision, at a repurchase price of approximately $300.0 million in cash. As the Repurchase Option may be executed only by the seller and would exceed the acquisition price paid by the Operating Partnership, no gain would be recorded by the Operating Partnership unless the Repurchase Option is exercised.
   Tax Indemnification Agreements and Minimum Debt Requirements
     As a result of the contribution of properties to the Operating Partnership, the Operating Partnership has indemnified the contributors of the properties against adverse tax consequences if it directly or indirectly sells, exchanges or otherwise disposes of the properties in a taxable transaction before the tenth anniversary of the completion of the Parent Company’s initial public offering (the “Offering”). The Operating Partnership also has agreed to use its reasonable best efforts to maintain at least $8.0 million of debt, some of which must be property specific, for a period of ten years following the date of the Offering to enable certain contributors to guarantee the debt in order to defer potential taxable gain they may incur if the Operating Partnership repays the existing debt.
   Legal Proceedings
     Although the Operating Partnership is involved in legal proceedings arising in the ordinary course of business, as of December 31, 2009, the Operating Partnership is not currently a party to any legal proceedings nor, to its knowledge, is any legal proceeding threatened against it that it believes would have a material adverse effect on its financial position, results of operations or liquidity.
13. Newly Issued Accounting Pronouncements
     In May 2009, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance on subsequent events, which sets forth principles and requirements for subsequent events, specifically (1) the period during which management should evaluate events or transactions that may occur for potential recognition and disclosure, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and (3) the disclosures that an entity should make about events and transactions occurring after the balance sheet date. This guidance is effective for interim reporting periods ending after June 15, 2009. The Operating Partnership has adopted this guidance, which did not have a material impact on its consolidated financial statements.
     In June 2009, the FASB issued new accounting guidance on accounting for transfers of financial assets, which was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about (1) a transfer of its financial assets, (2) the effects of such a transfer on its financial position, financial performance, and cash flows, and (3) a reporting entity’s continuing involvement, if any, in the transferred financial assets. This guidance is effective for annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter, with early adoption prohibited. The Operating Partnership adopted this guidance on January 1, 2010, which did not have a material impact on its consolidated financial statements.

     In June 2009, the FASB issued new accounting guidance related to the consolidation of VIEs. The new guidance require a Operating Partnership to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. The new guidance will be effective for financial statements issued for fiscal years beginning after November 15, 2009. The Operating Partnership adopted this guidance on January 1, 2010, which did not have a material impact on its consolidated financial statements.
     In June 2009, the FASB issued an accounting standards codification (the “Codification”), which has become the source of authoritative U.S. GAAP recognized by the FASB to be applied to nongovernmental entities. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. On its effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. The Operating Partnership has adopted the Codification, which did not have a material impact on its consolidated financial statements.
14. Quarterly Financial Information (unaudited)
     The Operating Partnership’s selected quarterly information for the years ended December 31, 2009 and 2008 (in thousands, except per share data) was as follows.

	2009 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$88,171	$92,963	$86,080	$93,951
Net income	4,728	8,411	23,081	23,970
Net income attributable to noncontrolling interests	20	14	13	17
Preferred distributions	(4,241)	(4,241)	(4,241)	(4,240)
Net income available to the operating partnership	$507	$4,184	$18,853	$19,747
Net income per share available to the operating partnership — basic and diluted	$0.00	$0.04	$0.20	$0.23

	2008 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$83,033	$80,811	$70,771	$67,358
Net income	10,165	17,247	18,566	17,153
Net income attributable to noncontrolling interests	13	(11)	(1)	8
Preferred distributions	(4,241)	(4,241)	(4,241)	(4,240)
Net income available to the operating partnership	$5,937	$12,995	$14,324	$12,921
Net income per share available to the operating partnership — basic and diluted	$0.07	$0.17	$0.19	$0.19

(1)	The sum of quarterly financial data may vary from the annual data due to rounding.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2009
(In thousands)

							Gross amount carried at December 31,
			Initial Cost			Costs	2009
	Year				Buildings	Capitalized		Buildings
	Built/			Ground	and	Subsequent		and		Accumulated
Property	Renovated	Encumbrances	Land	Lease	Improvements	to Acquisition	Land	Improvements	Total	Depreciation	Net
		(1)							(2)	(3)
Albany Street	1922/1998	$—	$1,942	$—	$31,293	$47	$1,942	$31,340	$33,282	$(3,618)	$29,664
Ardentech Court	1997/2008	4,354	2,742	—	5,379	6,919	2,742	12,298	15,040	(1,843)	13,197
Ardenwood Venture	1985	—	3,550	—	10,603	2,354	3,550	12,957	16,507	(1,376)	15,131
Balboa Avenue	1968/2000	—	1,316	—	9,493	414	1,316	9,907	11,223	(1,389)	9,834
Bayshore Boulevard	2000	—	3,667	—	22,593	7,464	3,667	30,057	33,724	(5,734)	27,990
Beckley Street	1999	—	1,480	—	17,590	—	1,480	17,590	19,070	(2,217)	16,853
Bernardo Center Drive	1974/2008	—	2,580	—	13,714	6	2,580	13,720	16,300	(1,683)	14,617
9911 Belward Campus Drive	2001	—	4,160	—	196,814	—	4,160	196,814	200,974	(18,431)	182,543
9920 Belward Campus Drive	2000	—	3,935	—	11,206	—	3,935	11,206	15,141	(939)	14,202
Center for Life Science | Boston	2008	348,749	60,000	—	407,747	249,739	60,000	657,486	717,486	(27,828)	689,658
Bridgeview Technology Park I	1977/2002	11,246	1,315	—	14,716	18,561	2,494	32,098	34,592	(2,895)	31,697
Bridgeview Technology Park II	1977/2002	—	1,522	—	13,066	7	1,522	13,073	14,595	(1,565)	13,030
Charles Street	1911/1986	—	5,000	—	7,033	29	5,000	7,062	12,062	(752)	11,310
Coolidge Avenue	1962/1999	—	2,760	—	7,102	—	2,760	7,102	9,862	(836)	9,026
Dumbarton Circle	1990	—	2,723	—	5,096	186	2,723	5,283	8,006	(1,858)	6,148
Eccles Avenue(4)	1965/1995	—	21,257	—	608	1,948	21,257	2,557	23,814	(608)	23,206
Eisenhower Road	1973/2000	—	416	—	2,614	746	416	3,360	3,776	(527)	3,249
Elliott Avenue(4)	1925/2004	—	10,124	—	38,911	26,234	10,124	65,145	75,269	(2,847)	72,422
21 Erie Street	1925/2004	—	3,366	—	18,372	59	3,366	18,431	21,797	(2,126)	19,671
40 Erie Street	1996	—	7,593	—	33,765	121	7,593	33,886	41,479	(3,888)	37,591
500 Fairview Avenue	1959/1991	—	—	—	3,285	13	—	3,298	3,298	(1,330)	1,968
530 Fairview Avenue	2008	—	2,703	—	694	41,654	2,703	42,349	45,052	(1,587)	43,465
Faraday Avenue	1986	—	1,370	—	7,201	—	1,370	7,201	8,571	(775)	7,796
Forbes Boulevard	1978	—	19,250	—	13,334	464	19,250	13,798	33,048	(778)	32,270
Fresh Pond Research Park	1948/2002	—	3,500	—	18,322	281	3,500	18,603	22,103	(2,270)	19,833
George Patterson Boulevard	1996/2005	—	1,575	—	11,029	275	1,575	11,304	12,879	(1,204)	11,675
Graphics Drive	1992/2007	—	800	—	6,577	5,273	800	11,850	12,650	(2,173)	10,477
Industrial Road	2001/2005	—	12,000	—	41,718	14,292	12,000	56,010	68,010	(17,214)	50,796
John Hopkins Court	1991/2008	—	3,560	—	19,526	10,433	3,560	29,959	33,519	(1,433)	32,086
Kaiser Drive	1990	—	3,430	—	6,093	2,173	3,430	8,265	11,695	(721)	10,974
500 Kendall Street (Kendall D)	2002	66,077	3,572	—	166,308	572	3,572	166,880	170,452	(19,230)	151,222
King of Prussia Road	1954/2004	—	12,813	—	66,152	1,023	12,813	67,175	79,988	(9,117)	70,871
Landmark at Eastview(5)	1958/2008	—	—	14,210	61,996	124,144	16,856	183,494	200,350	(12,692)	187,658
Lucent Drive	2004	5,129	265	—	5,888	—	265	5,888	6,153	(675)	5,478
Monte Villa Parkway	1996/2002	—	1,020	—	10,711	382	1,020	11,093	12,113	(1,455)	10,658
6114-6154 Nancy Ridge Drive	1994	—	10,100	—	28,611	16,378	10,100	44,989	55,089	(2,318)	52,771
6828 Nancy Ridge Drive	1983/2001	6,595	2,344	—	9,611	484	2,344	10,095	12,439	(1,429)	11,010
One Research Way	1980/2008	—	1,813	—	6,454	2,990	1,813	9,444	11,257	(408)	10,849
Pacific Center Boulevard	1991/2008	—	5,400	—	11,493	2,872	5,400	14,365	19,765	(1,314)	18,451
Pacific Research Center	2000/2008	—	74,147	—	142,437	80,581	74,147	223,019	297,166	(10,456)	286,710
Phoenixville Pike	1989/2008	—	1,204	—	10,879	8,148	1,204	19,028	20,232	(2,726)	17,506
Road to the Cure	1977/2007	14,956	4,430	—	19,129	3,077	4,430	22,206	26,636	(1,322)	25,314
San Diego Science Center	1973/2002	—	3,871	—	21,875	1,049	3,871	22,924	26,795	(3,056)	23,739
Science Center Drive	1995	10,981	2,630	—	16,029	—	2,630	16,029	18,659	(2,160)	16,499
Shady Grove Road	2003	147,000	28,601	—	197,548	2,166	28,601	199,714	228,315	(18,785)	209,530
Sidney Street	2000	28,322	7,580	—	50,459	29	7,580	50,488	58,068	(5,798)	52,270
Sorrento Valley Boulevard	1982	—	4,140	—	15,034	2	4,140	15,036	19,176	(1,406)	17,770
Spring Mill Drive	1988	—	1,074	—	7,948	489	1,074	8,437	9,511	(1,087)	8,424
Trade Centre Avenue	1997	—	3,275	—	15,404	—	3,275	15,404	18,679	(1,616)	17,063
Torreyana Road	1980/1997	—	7,660	—	24,468	—	7,660	24,468	32,128	(1,785)	30,343
9865 Towne Centre Drive	2008	17,884	5,738	—	2,991	20,208	5,738	23,198	28,936	(1,393)	27,543
9885 Towne Centre Drive	2001/2008	—	4,982	—	28,513	—	4,982	28,513	33,495	(3,831)	29,664
Tributary Street	1983/1998	—	2,060	—	10,597	—	2,060	10,597	12,657	(1,336)	11,321
900 Uniqema Boulevard	2000	1,191	404	—	3,692	—	404	3,692	4,096	(393)	3,703
1000 Uniqema Boulevard	1999	—	1,350	—	13,229	—	1,350	13,229	14,579	(1,405)	13,174
Vassar Street	1950/1998	—	2,040	—	13,841	—	2,040	13,841	15,881	(1,586)	14,295
Waples Street	1983/2005	—	2,470	—	2,907	11,039	2,470	13,946	16,416	(4,592)	11,824
Walnut Street	1972/2004	—	5,200	—	36,068	—	5,200	36,068	41,268	(3,746)	37,522
675 West Kendall Street (Kendall A)	2002	—	4,922	—	121,182	33	4,922	121,215	126,137	(13,886)	112,251
217th Place	1987/2007	—	7,125	—	3,529	14,628	7,125	18,156	25,281	(1,326)	23,955

Total		$662,484	$401,866	$14,210	$2,120,478	$679,987	$419,901	$2,796,640	$3,216,541	$(244,774)	$2,971,767

(1)	Includes mortgage notes secured by various properties and the construction loan secured by the Center for Life Science | Boston property, but excludes unamortized debt premium of $6,970.

(2)	The aggregate gross cost of the Operating Partnership’s rental property for federal income tax purposes approximated $3.1 billion as of December 31, 2009 (unaudited).

(3)	Depreciation of building and improvements is recorded on a straight-line basis over the estimated useful lives ranging from less than 1 year to 40 years.

(4)	The property or a portion of the property was under pre-development or redevelopment as of December 31, 2009.

(5)	During 2007, the Operating Partnership acquired a fee simple interest in the land at its Landmark at Eastview property. The balance of $14.2 million was subsequently reclassified from ground lease to land.
A reconciliation of historical cost and related accumulated depreciation is as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Investment in real estate:
Balance at beginning of year	$3,122,539	$2,912,043	$2,518,300
Property acquisitions	—	3,286	134,457
Improvements	94,002	207,210	259,286

Balance at end of year	$3,216,541	$3,122,539	$2,912,043

Accumulated Depreciation:
Balance at beginning of year	$(162,110)	$(104,444)	$(60,579)
Depreciation expense	(82,664)	(57,666)	(43,865)

Balance at end of year	$(244,774)	$(162,110)	$(104,444)

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
     Not applicable
Item 15. Financial Statements and Exhibits.
     (a) Financial Statements
     See Item 13.
     (b) Exhibits

Exhibit
Number	Description
3.1	Certificate of Limited Partnership of BioMed Realty, L.P.(Incorporated herein by reference to BioMed Realty Trust, Inc. and BioMed Realty, L.P.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 20, 2010.)

3.2	Certificate of Amendment of Certificate of Limited Partnership of BioMed Realty, L.P. (Incorporated herein by reference to BioMed Realty Trust, Inc. and BioMed Realty, L.P.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 20, 2010.)

4.1 *	Form of Certificate for Partnership Units of BioMed Realty, L.P.

4.2	Form of Certificate for 7.375% Series A Cumulative Redeemable Preferred Stock of BioMed Realty Trust, Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 17, 2007.)

4.3	Indenture, dated September 25, 2006, among BioMed Realty, L.P., BioMed Realty Trust, Inc. and U.S. Bank National Association, as trustee, including the form of 4.50% Exchangeable Senior Notes due 2026.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2006.)

4.4	Indenture, dated January 11, 2010, among BioMed Realty, L.P., BioMed Realty Trust, Inc. and U.S. Bank National Association, as trustee, including the form of 3.75% Exchangeable Senior Notes due 2030.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.)

4.5	Indenture, dated April 29, 2010, among BioMed Realty, L.P., BioMed Realty Trust, Inc. and U.S. Bank National Association, as trustee, including the form of 6.125% Senior Notes due 2020 and the guarantee thereof.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2010.)

10.1	Fourth Amended and Restated Agreement of Limited Partnership of BioMed Realty, L.P. dated as of January 18, 2007.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.)

10.2	Registration Rights Agreement dated as of August 13, 2004 among BioMed Realty Trust, Inc. and the persons named therein.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 20, 2004.)

10.3	2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (as Amended and Restated Effective May 27, 2009).(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2009.)

Exhibit
Number	Description
10.4	First Amendment to 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (as Amended and Restated Effective May 27, 2009).(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010.)

10.5	Form of Restricted Stock Award Agreement under the 2004 Incentive Award Plan.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005.)

10.6	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2004 Incentive Award Plan.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010.)

10.7	Form of Long Term Incentive Plan Unit Award Agreement.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007.)

10.8	Form of Amended and Restated Indemnification Agreement between BioMed Realty Trust, Inc. and each of its directors and officers.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.)

10.9	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and Alan D. Gold.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.10	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and Gary A. Kreitzer.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.11	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and R. Kent Griffin, Jr.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.12	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and Matthew G. McDevitt.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.13	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Alan D. Gold.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

10.14	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Kent Griffin.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

Exhibit
Number	Description
10.15	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Gary A. Kreitzer.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

10.16	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Matthew G. McDevitt.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

10.17	Contribution Agreement between Alan D. Gold and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.18	Contribution Agreement between Gary A. Kreitzer and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.19	Contribution Agreement between John F. Wilson, II and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.20	Contribution Agreement between Matthew G. McDevitt and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.21	Form of Contribution Agreement between the additional contributors and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.22	Form of Secured Term Loan Note.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005.)

10.23	First Amended and Restated Secured Term Loan Agreement, dated as of August 1, 2007, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007.)

10.24	First Amendment to First Amended and Restated Secured Term Loan Agreement, dated as of March 31, 2010, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2010.)

10.25	Form of Line Note under Unsecured Credit Agreement.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005.)

Exhibit
Number	Description
10.26	Form of Term Note under Unsecured Credit Agreement.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005.)

10.27	Second Amended and Restated Unsecured Credit Agreement, dated as of August 1, 2007, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007.)

10.28	First Amendment to Second Amended and Restated Unsecured Credit Agreement, dated as of November 23, 2009, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2009.)

10.29	Second Amendment to Second Amended and Restated Unsecured Credit Agreement, dated as of December 4, 2009, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2009.)

10.30	Lease Agreement, dated as of May 24, 2006, between BMR-Belward Campus Drive LSM LLC and Human Genome Sciences, Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2006.)

10.31	Lease Agreement, dated as of May 24, 2006, between BMR-Shady Grove Road HQ LLC and Human Genome Sciences, Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2006.)

10.32	Registration Rights Agreement, dated September 25, 2006, among BioMed Realty Trust, Inc., BioMed Realty, L.P., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2006.)

10.33	Registration Rights Agreement, dated January 11, 2010, among BioMed Realty Trust, Inc., BioMed Realty, L.P., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.)

10.34	Director Compensation Policy.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010.)

10.35	Dividend Reinvestment and Stock Purchase Plan.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-3 (File No. 333-143658), filed with the Securities and Exchange Commission on June 11, 2007.)

10.36	Registration Rights Agreement, dated April 29, 2010, among BioMed Realty, L.P., BioMed Realty Trust, Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2010.)

21.1*	List of Subsidiaries of BioMed Realty, L.P.

*	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOMED REALTY, L.P.
By:	BioMed Realty Trust, Inc. Its general partner

By:	/s/ Alan D. Gold
Alan D. Gold
Chairman and Chief Executive Officer

Date: August 20, 2010

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Certificate of Limited Partnership of BioMed Realty, L.P.(Incorporated herein by reference to BioMed Realty Trust, Inc. and BioMed Realty, L.P.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 20, 2010.)

3.2	Certificate of Amendment of Certificate of Limited Partnership of BioMed Realty, L.P. (Incorporated herein by reference to BioMed Realty Trust, Inc. and BioMed Realty, L.P.’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 20, 2010.)

4.1 *	Form of Certificate for Partnership Units of BioMed Realty, L.P.

4.2	Form of Certificate for 7.375% Series A Cumulative Redeemable Preferred Stock of BioMed Realty Trust, Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 17, 2007.)

4.3	Indenture, dated September 25, 2006, among BioMed Realty, L.P., BioMed Realty Trust, Inc. and U.S. Bank National Association, as trustee, including the form of 4.50% Exchangeable Senior Notes due 2026.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2006.)

4.4	Indenture, dated January 11, 2010, among BioMed Realty, L.P., BioMed Realty Trust, Inc. and U.S. Bank National Association, as trustee, including the form of 3.75% Exchangeable Senior Notes due 2030.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.)

4.5	Indenture, dated April 29, 2010, among BioMed Realty, L.P., BioMed Realty Trust, Inc. and U.S. Bank National Association, as trustee, including the form of 6.125% Senior Notes due 2020 and the guarantee thereof.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2010.)

10.1	Fourth Amended and Restated Agreement of Limited Partnership of BioMed Realty, L.P. dated as of January 18, 2007.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.)

10.2	Registration Rights Agreement dated as of August 13, 2004 among BioMed Realty Trust, Inc. and the persons named therein.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 20, 2004.)

10.3	2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (as Amended and Restated Effective May 27, 2009).(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2009.)

10.4	First Amendment to 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (as Amended and Restated Effective May 27, 2009).(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010.)

10.5	Form of Restricted Stock Award Agreement under the 2004 Incentive Award Plan.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005.)

Exhibit
Number	Description
10.6	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2004 Incentive Award Plan.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010.)

10.7	Form of Long Term Incentive Plan Unit Award Agreement.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007.)

10.8	Form of Amended and Restated Indemnification Agreement between BioMed Realty Trust, Inc. and each of its directors and officers.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.)

10.9	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and Alan D. Gold.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.10	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and Gary A. Kreitzer.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.11	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and R. Kent Griffin, Jr.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.12	Amended and Restated Employment Agreement dated as of December 14, 2007 between BioMed Realty Trust, Inc., BioMed Realty, L.P. and Matthew G. McDevitt.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2007.)

10.13	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Alan D. Gold.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

10.14	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Kent Griffin.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

10.15	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Gary A. Kreitzer.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

10.16	First Amendment to Amended and Restated Employment Agreement effective as of December 15, 2008 by and among BioMed Realty Trust, Inc., BioMed Realty, L.P. and Matthew G. McDevitt.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.)

Exhibit
Number	Description
10.17	Contribution Agreement between Alan D. Gold and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.18	Contribution Agreement between Gary A. Kreitzer and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.19	Contribution Agreement between John F. Wilson, II and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.20	Contribution Agreement between Matthew G. McDevitt and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.21	Form of Contribution Agreement between the additional contributors and BioMed Realty, L.P. dated as of May 4, 2004.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-11, as amended (File No. 333-115204), filed with the Securities and Exchange Commission on May 5, 2004.)

10.22	Form of Secured Term Loan Note.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005.)

10.23	First Amended and Restated Secured Term Loan Agreement, dated as of August 1, 2007, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007.)

10.24	First Amendment to First Amended and Restated Secured Term Loan Agreement, dated as of March 31, 2010, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2010.)

10.25	Form of Line Note under Unsecured Credit Agreement.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005.)

10.26	Form of Term Note under Unsecured Credit Agreement.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2005.)

10.27	Second Amended and Restated Unsecured Credit Agreement, dated as of August 1, 2007, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007.)

Exhibit
Number	Description
10.28	First Amendment to Second Amended and Restated Unsecured Credit Agreement, dated as of November 23, 2009, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2009.)

10.29	Second Amendment to Second Amended and Restated Unsecured Credit Agreement, dated as of December 4, 2009, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2009.)

10.30	Lease Agreement, dated as of May 24, 2006, between BMR-Belward Campus Drive LSM LLC and Human Genome Sciences, Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2006.)

10.31	Lease Agreement, dated as of May 24, 2006, between BMR-Shady Grove Road HQ LLC and Human Genome Sciences, Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2006.)

10.32	Registration Rights Agreement, dated September 25, 2006, among BioMed Realty Trust, Inc., BioMed Realty, L.P., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2006.)

10.33	Registration Rights Agreement, dated January 11, 2010, among BioMed Realty Trust, Inc., BioMed Realty, L.P., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.)

10.34	Director Compensation Policy.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2010.)

10.35	Dividend Reinvestment and Stock Purchase Plan.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Registration Statement on Form S-3 (File No. 333-143658), filed with the Securities and Exchange Commission on June 11, 2007.)

10.36	Registration Rights Agreement, dated April 29, 2010, among BioMed Realty, L.P., BioMed Realty Trust, Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.(Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2010.)

21.1 *	List of Subsidiaries of BioMed Realty, L.P.

*	Filed herewith.